Exhibit 2.1

SECURITIES PURCHASE AGREEMENT

by and among

PEP I HOLDINGS, LLC,

PEP II HOLDINGS, LLC and

PEP III HOLDINGS, LLC

as Sellers,

and

KIMBELL ROYALTY PARTNERS, LP and

KIMBELL ROYALTY OPERATING, LLC

as Purchasers

Dated as of February 6, 2019

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EXHIBITS:

Exhibit A	Assets
Exhibit A-1	Mineral Interests
Exhibit A-2	Wells
Exhibit B	Form of Assignment
Exhibit C	Form of Certificate of Non-Foreign Status
Exhibit D	Form of Master Termination and Release
Exhibit E	Form of Excluded Assets Assignment
Exhibit F	Form of License to Subject Marks
Exhibit G	Form of Transition Services Agreement
Exhibit H	Form of Joinder to Exchange Agreement
Exhibit I	Form of Adoption Agreement

SCHEDULES:

Schedule 1.1	Excluded Assets
Schedule 1.2	Knowledge
Schedule 1.3	Allocated Values
Schedule 1.4	Contested Liens
Schedule 1.5	Conveyance Records with Governmental Authority
Schedule 1.6	Underproduction related to Defensible Title and Calls on Production Under Existing Contracts
Schedule 2.4	Suspense Funds
Schedule 4.4	Seller Conflicts
Schedule 4.6	Seller Litigation
Schedule 4.8	Governing Documents
Schedule 5.1	Existence and Qualification
Schedule 5.4	Subject Company Conflicts
Schedule 5.5(c)	Capitalization
Schedule 5.5(e)	Securities of Subsidiaries
Schedule 5.5(f)	Securities
Schedule 5.7	Subject Company Litigation
Schedule 5.8	Financial Statements
Schedule 5.9	Transfer or Conveyance of Assets
Schedule 5.10	Absence of Certain Changes
Schedule 5.11	Taxes
Schedule 5.12	Material Contracts
Schedule 5.13	Consents and Preferential Purchase Rights
Schedule 5.15	Bank Accounts
Schedule 6.16	Purchaser Litigation
Schedule 8.2	Operation of Subject Companies’ Business
Schedule 8.3	Operation of Purchasers’ Business
Schedule 8.12	Affiliate Contracts

v

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (this “Agreement”), is dated as of February 6, 2019 (“Execution Date”), by and among PEP I Holdings, LLC, a Delaware limited liability company (“Phillips I Seller”), PEP II Holdings, LLC, a Delaware limited liability company (“Phillips II Seller”) and PEP III Holdings, LLC, a Delaware limited liability company (“Phillips III Seller” and together with Phillips I Seller and Phillips II Seller, each a “Seller” and collectively, the “Sellers”), Kimbell Royalty Partners, LP, a Delaware limited partnership (“KRP”), and Kimbell Royalty Operating, LLC, a Delaware limited liability company (“Opco” and together with KRP, each a “Purchaser” and collectively, the “Purchasers”). Each Seller and each Purchaser are sometimes referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS, Phillips I Seller owns one hundred percent (100%) of the issued and outstanding limited liability company interests of Phillips Energy Partners, LLC, a Delaware limited liability company (“Phillips I”);

WHEREAS, Phillips II Seller owns one hundred percent (100%) of the issued and outstanding limited liability company interests of Phillips Energy Partners II, LLC, a Delaware limited liability company (“Phillips II”);

WHEREAS, Phillips III Seller owns one hundred percent (100%) of the issued and outstanding limited liability company interests of Phillips Energy Partners III, LLC, a Delaware limited liability company (“Phillips III” together with Phillips I, and Phillips II, each individually a “Subject Company” and collectively, the “Subject Companies”); and

WHEREAS, each applicable Seller desires to sell, and Purchasers desire to purchase, one hundred percent (100%) of the issued and outstanding limited liability company interests (the “Subject Securities”) of the Subject Companies, which such Subject Securities are more fully described on Schedule 5.5(c).

NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions, and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1            Certain Definitions. As used herein:

“AAA” means the American Arbitration Association.

“AAA Rules” means the Commercial Arbitration Rules and Mediation Procedures of the AAA.

“Accounting Principles” is defined in Section 2.4(a).

“Accounting Referee” is defined in Section 2.5(b).

“Additional Listing Application” is defined in Section 8.16.

“Adjusted Purchase Price” is defined in Section 2.2.

“Advice” is defined in Section 8.19(f).

“Affiliate” means, with respect to any Person, a Person that directly or indirectly controls, is controlled by, or is under common control with such Person, with control in such context meaning the direct or indirect ability to direct the management or policies of a Person through ownership of voting shares or other securities, pursuant to a written agreement or otherwise; provided, however, that prior to the Closing the Subject Company Group shall be deemed Affiliates of Sellers and after the Closing the Subject Company Group shall be deemed Affiliates of Purchasers.

“Agreement” is defined in the introductory paragraph hereof.

“Allocated Value” means, with respect to each applicable Mineral Interest or Well identified on Schedule 1.3, the portion of the Unadjusted Purchase Price allocated to a Seller set forth on Schedule 1.3 for such Mineral Interest or Well, in each case, as such amount shall be increased or decreased by the portion of each adjustment to the Unadjusted Purchase Price allocated to such Seller under Section 2.4.

“Allocation” is defined in Section 2.6(a).

“Assets” means the Subject Company Group’s aggregate right, title, and interest in and to the following (but reserving and expressly excluding from the “Assets” any and all Excluded Assets):

(a)           all fee minerals, reversionary interests, non-participating royalty interests, executive rights, non-executive rights, royalties and any other similar interests in Hydrocarbons and minerals in place described on Exhibit A-1 or otherwise held by any member of the Subject Company Group (the “Fee Mineral Interests”); and

(b)           all overriding royalties, reversionary interests, net profit interests, production payments, and other royalty and other interests payable out of production of Hydrocarbons from or allocated to the Hydrocarbon leases described on Exhibit A-1 or otherwise held by any member of the Subject Company Group (the “Overriding Interests” and collectively with the Fee Mineral Interests, the “Mineral Interests”), in each case, together with the rights to receive production payments, bonuses, rentals and all other profits or income attributable thereto.

“Assignment” is defined in Section 10.2(b).

“Automatic Shelf Registration Statement” means an “Automatic Shelf Registration Statement,” as defined in Rule 405 under the Securities Act.

“Blackout Period” is defined in Section 8.19(e).

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks are closed for business in Houston, Texas.

“Cash Amount” means the amount of all Cash and Cash Equivalents in the possession of the Subject Companies as of 12:01 a.m. Central Time on the Closing Date.

“Cash and Cash Equivalents” means (a) money, currency or a credit balance in a deposit account at a financial institution, net of checks outstanding as of the time of determination, (b) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, (c) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, (d) commercial paper issued by any bank or any bank holding company owning any bank, and (e) certificates of deposit or bankers’ acceptances issued by any commercial bank organized under the applicable Laws of the United States of America.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.

“Claim Notice” is defined in Section 13.5(b)

“Class B Contribution Amount” means, for each Seller, the product of (i) the Class B Value times (ii) the number of Class B Units to be issued to such Seller pursuant to Section 2.2.

“Class B Units” means Class B units representing limited partner interests in KRP.

“Class B Value” means $.05 per Class B Unit.

“Closing” is defined in Section 10.1.

“Closing Date” is defined in Section 10.1.

“Closing Payment” means the aggregate amount of Opco Common Units (together with an equal number of Class B Units) issuable by Purchasers to Sellers at the Closing pursuant to this Agreement.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Commission” is defined in Section 6.6(a).

“Common Units” means common units representing limited partner interests in KRP, for the avoidance of doubt, excluding Class B Units.

“Company Taxes” means (a) any Taxes imposed on or with respect to a member of the Subject Company Group or the Assets, and (b) the portion of any Taxes imposed on any Seller Consolidated Group for any taxable period that is attributable to a member of the Subject Company

Group, determined as though the applicable member of the Subject Company Group were taxable on a separate standalone basis with respect to its taxable items during such taxable period; provided, however, that Company Taxes shall not include (i) Flow-Through Income Taxes or (ii) Transfer Taxes.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of October 16, 2018, by and among Phillips II, Phillips III and Kimbell Royalty Group, LLC, as amended from time to time.

“Consent” means any consent, approval, waiver, authorization, declaration, order or permit of, or registration or filing with or notification to, any Governmental Authorities or any other Person which are required to be obtained, made, or complied with, for, or in connection with, the sale, assignment, or transfer of any Subject Securities or in connection with the transactions contemplated hereunder.

“Consolidated Group” means any affiliated, combined, consolidated, unitary or similar group with respect to any Taxes, including any affiliated group within the meaning of Section 1504 of the Code electing to file consolidated federal income Tax Returns and any similar group under foreign, state or local law.

“Constituents of Concern” means any material, substance, pollutant or waste (whether solid, liquid or gaseous) as it is defined, listed or designated as a hazardous substance, hazardous waste, special waste, petroleum or petroleum-derived substance or waste, or any constituent or combination of any such material, substance, pollutant or waste, the storage, manufacture, generation, treatment, transportation, release, remediation, use, handling or disposal of which is regulated by any applicable Environmental Law due to its hazardous, toxic, dangerous or deleterious properties or characteristics.

“Contract Legend” means the following restrictive legend to be placed on the Indemnity Units:

THIS SECURITY IS ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN SECTIONS 13.7 AND 13.8 OF THE SECURITIES PURCHASE AGREEMENT DATED AS OF FEBRUARY 6, 2019, AS AMENDED FROM TIME TO TIME, BY AND AMONG KIMBELL ROYALTY PARTNERS, L.P., KIMBELL ROYALTY OPERATING, LLC AND THE OTHER PARTIES THERETO, AND THIS SECURITY MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE THEREWITH.

“Contracts” means all oral or written contracts, agreements and instruments that are binding on any member of the Subject Company Group or the Mineral Interests (but only to the extent, as applicable, to such member of the Subject Company Group and/or the Mineral Interests) but excluding any contracts, agreements and instruments included within the definition of “Excluded Assets,” any Hydrocarbon leases and/or any instruments constituting any member of the Subject Company Group’s chain of title to the Assets.

“Customary Consent” means any Consent that is not required prior to, and that is customarily obtained after, the assignment of any of the Subject Securities contemplated hereby.

“Damages” means the amount of any loss, cost, costs of settlement, damage, expense, claim, award or judgment incurred or suffered by any Indemnified Person arising out of or resulting from the indemnified matter, whether attributable to personal injury or death, property damage, contract claims, torts or otherwise, including reasonable fees and expenses of attorneys, consultants, accountants or other agents and experts reasonably incident to matters indemnified against, and the costs of investigation or monitoring of such matters, and the costs of enforcement of the indemnity; provided, however, that “Damages” shall not include (a) any Taxes that may be assessed on payments under Article 13 or (b) any damages or recoveries that are waived or released under Section 14.11.

“Defect Amount” is defined in Section 3.2(c).

“Defect Deadline” is defined in Section 3.2(a).

“Defensible Title” means

(a)           the aggregate applicable title of the Subject Company Group in and to any Well listed on Exhibit A-2, after giving effect to all record title and all communitization, unitization and pooling rights and agreements and production sharing agreements that is legally defensible if challenged and entitles such member of the Subject Company Group to receive a Net Revenue Interest of not less than the Net Revenue Interest shown for such Well in Exhibit A-2, as to all currently producing formations or permitted formations, subject to any exceptions or any decreases (1) with respect to any Overriding Interest, in connection with those operations in which a Third Party owner may elect after the Execution Date to be a non-consenting owner, resulting from reversion of interest to a Third Party owner with respect to operations in which other owners elect, after the Execution Date, not to consent, (2) resulting from the amendment of pools or units, after the Execution Date, or (3) required to allow joint owners to make up past underproduction or pipelines to make up past under deliveries, as set forth on Schedule 1.6, in each case, as to (1) and (2) above, as expressly stated or identified in Exhibit A-2;

(b)           the aggregate record title of the Subject Company Group in and to any Minerals Interest listed on Exhibit A-1 that entitles such member of the Subject Company Group to the Net Revenue Interest or number of NRIAs in and to such Mineral Interest (or portion thereof) that such member of the Subject Company Group is identified on Exhibit A-1, as applicable, as holding an interest therein as set forth therefor on Exhibit A-1, as applicable, as to all depths (except for any severances expressly set forth on Exhibit A-1), subject to any exceptions or any decreases (1) resulting from reversion of interest to a Third Party owner with respect to operations in which other owners elect, after the Execution Date, not to consent, (2) resulting from the establishment or amendment of pools or units, after the Execution Date or (3) required to allow joint owners to make up past underproduction or pipelines to make up past under deliveries as set forth on Schedule 1.6, in each case, as to (1) and (2) above, as expressly stated or identified in Exhibit A-1; and

(c)           is free and clear of Liens.

“Direct Claim” is defined in Section 13.5(g).

“Disclosure Schedules” means Exhibit A-1, Exhibit A-2 and the aggregate of all schedules that set forth exceptions, disclosures or otherwise relate to, or are referenced in, any of the representations or warranties set forth in Article 4, Article 5 and Article 6.

“Dispute” is defined in Section 14.3(a).

“DLLCA” means the Delaware Limited Liability Company Act, as amended.

“DRULPA” means the Delaware Revised Uniform Limited Partnership Act, as amended.

“Effective Time” means 12:01 a.m. Central Standard Time on January 1, 2019.

“Employee Benefit Plan” means (a) any “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and (b) any other compensation or employee benefit plans, programs and other agreements, whether or not subject to ERISA, including cash or equity or equity-based, employment, retention, change of control, health, medical, dental, disability, accident, life insurance, vacation, severance, retirement, pension, savings, termination and other employee benefit plans, programs or other agreements.

“Environment” means ambient and indoor air, surface water, ground water, land surface or subsurface strata and biological and natural resources.

“Environmental Laws” means all applicable Laws of any Governmental Authority enacted and in effect on or prior to the Effective Time relating to the protection of the Environment or otherwise relating to the emission, discharge, release or threatened release of Constituents of Concern to the Environment or impacts of such emission, discharge or release on human health or the Environment, including such Laws regarding the release or disposal of hazardous materials, hazardous substances or waste materials, including, without limitation, the OPA90, CERCLA, the federal Resource Conservation and Recovery Act, the federal Clean Water Act, the Toxic Substances Control Act, the Hazardous Materials Transportation Act (49 USC § 5101 et seq.) and the legally-binding federal, state and local rules, regulations, ordinances, orders and governmental directives implementing such statutes.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Escrow Agreement” is defined in Section 10.2(o)

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agreement” means the Exchange Agreement, dated as of September 23, 2018, by and among KRP, Kimbell Royalty GP, LLC, Opco, and the other parties thereto, as amended or supplemented from time to time.

“Excluded Assets” means:

(a)           all right, title, and interest in and to the properties and assets set forth on Schedule 1.1;

(b)           the Subject Marks; and

(c)           the Excluded Records.

“Excluded Records” means any and all:

(a)           records to the extent disclosure or transfer is restricted, prohibited or subjected to payment of a fee, penalty or other consideration by any license agreement or other agreement, or by applicable Law, and for which no consent to transfer has been received or for which Purchasers have not agreed in writing to pay such fee, penalty or other consideration, as applicable;

(b)           legal records and legal files of any Seller, including all work product of and attorney-client communications with any Seller’s or any member of the Subject Company Group’s legal counsel or any other documents or instruments that may be protected by an attorney-client privilege, but excluding in all cases any title opinions, title abstracts, title ownership memorandums, runsheets, mineral ownership reports and similar information related to the ownership of the Assets;

(c)           data, correspondence, materials, documents, descriptions and records relating to the auction, marketing, sales negotiation or sale of any of the Subject Securities, any member of the Subject Company Group, the Assets, including the existence or identities of any prospective inquirers, bidders or prospective purchasers of the Assets, any bids received from and records of negotiations with any such prospective purchasers and any analyses of such bids by any Person;

(d)           originals of any records to the extent solely related to the Excluded Assets;

(e)           Tax records of any Seller or its Affiliates (other than the Subject Company Group);

(f)            originals and/or copies of the Records retained or made by any Seller in accordance with Section 8.10(b); and

(g)           any valuations and any pricing assumptions, forward pricing estimates, price decks, or pricing studies related to the Assets, in each case, whether prepared by any member of the Subject Company Group, any Seller, its Affiliates or any Third Parties.

“Execution Date” is defined in the introductory paragraph hereof.

“Fee Mineral Interests” is defined in subsection (a) of the definition of “Assets.”

“Final Settlement Statement” is defined in Section 2.5(b).

“First Release Date” is defined in Section 13.7(b).

“Flow-Through Entity” is defined in Section 4.11.

“Flow-Through Income Taxes” means U.S. federal Income Taxes and any similar Income Taxes imposed by any state or local Laws on the direct or indirect owners of any entity on a flow-through basis by allocating or attributing to such owners all or certain of such entity’s items of income, gain, loss, deduction and other relevant tax attributes.

“Fortis” means Fortis Administrative Services, LLC, a Delaware limited liability company.

“Fortis Group” means Fortis, its Affiliates, and its respective shareholders, members, officers, directors, employees, agents, advisors, representatives, accountants, attorneys and consultants.

“Fortis Management Services Agreements” means, collectively, (a) the Management Services Agreement by and between Phillips Energy Partners, LLC and Fortis, dated July 1, 2016, (b) the Management Services Agreement by and between Phillips Energy Partners II, LLC and Fortis, dated July 1, 2016, and (c) the Management Services Agreement by and between Phillips Energy Partners III, LLC and Fortis, dated July 1, 2016.

 “Fraud” means, with respect to a Seller, any actual or intentional fraud with respect to the Special Warranty of Title or the representations and warranties of such Seller set forth in Article 4 and Article 5 or the certificate delivered by such Seller at Closing pursuant to Section 10.2(e) with the express intention that Purchasers rely thereon to such Person’s detriment and, with respect to a Purchaser, any actual or intentional fraud with respect to the representations and warranties of such Purchaser set forth in Article 6 or the certificate delivered by such Purchaser at Closing pursuant to Section 10.3(d) with the express intention that Sellers rely thereon to such Person’s detriment.

“Fundamental Representations” means the representations and warranties of such Party set forth in Section 4.1 through Section 4.4, Section 4.7, Section 5.1, Section 5.4, Section 5.5, Section 5.9, Section 6.1 through Section 6.5, and Section 6.15 (including the corresponding representations and warranties given in the certificate delivered by any Party at the Closing pursuant to Section 10.3(d) or Section 10.2(e)).

“Governing Documents” means, as to any Person, such Person’s Certificate of Incorporation, Certificate of Formation, Certificate of Limited Partnership, Bylaws, Limited Liability Company Agreement, Limited Partnership Agreement and any other organizational or governing document, as applicable.

“Governmental Authority” means any court, tribunal, arbitrator, authority, agency, commission, legislature, official or other instrumentality of the United States, any foreign country, or any domestic or foreign state, county, city, tribal, quasi-governmental entity or other political subdivision or authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power.

“Hedging Transaction” means any futures, swap, collar, put, call, floor, cap, option or other Contract that is intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons or securities, interest rates, currencies or securities.

“Hydrocarbons” means oil and gas and other hydrocarbons produced or processed in association therewith (whether or not such item is in liquid or gaseous form), or any combination thereof, and any minerals (whether in liquid or gaseous form) produced in association therewith, including all crude oil, gas, casinghead gas, condensate, natural gas liquids, and other gaseous or liquid hydrocarbons (including ethane, propane, iso-butane, nor-butane, gasoline, and scrubber liquids) of any type and chemical composition.

“Income Taxes” means (i) all Taxes based upon, measured by or calculated with respect to gross or net income, gross or net receipts or profits (including franchise Taxes and any capital gains, alternative minimum, and net worth Taxes, but excluding ad valorem, property, excise, severance, production, sales, use, real or personal property transfer or other similar Taxes), (ii) Taxes based upon, measured by or calculated with respect to multiple bases (including corporate franchise, doing business or occupation Taxes) if one or more of the bases upon which such Tax may be based, measured by or calculated with respect to is included in clause (i) above or (iii) withholding Taxes measured with reference to or as a substitute for any Tax included in clauses (i) or (ii) above.

“Indebtedness for Borrowed Money” means, with respect to the applicable Person, any obligations of such Person consisting of (a) the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for, borrowed money or payment obligations of such Person issued or incurred in substitution or exchange for payment obligations for borrowed money, (b) amounts owing by such Person as deferred purchase price for property or services, including “earn-out” payments, (c) payment obligations of such Person evidenced by any promissory note, bond, debenture, mortgage or other debt instrument or debt security, (d) commitments or obligations by which such Person assures a creditor against loss, including contingent reimbursement obligations with respect to letters of credit, (e) obligations of such Person under capitalized leases, (f) obligations under any Hedging Transaction, (g) guarantees, make-whole agreements, hold harmless agreements or other similar arrangements of such Person with respect to any Indebtedness for Borrowed Money of any other Person of a type described in clauses (a) through (f) above and (h) any change of control payments or prepayment premiums, penalties, charges or equivalents thereof with respect to any indebtedness, obligation or liability of a type described in clauses (a) through (g) above that are required to be paid at the time of, or the payment of which would become due and payable solely as a result of, the execution of this Agreement or the consummation of the transactions contemplated by this Agreement at such time, in each case determined in accordance with GAAP; provided, however, that Indebtedness for Borrowed Money shall not include accounts payable to trade creditors, Taxes or Transaction Costs and shall not include the endorsement of negotiable instruments for collection in the Ordinary Course.

“Indemnified Person” is defined in Section 13.5(a).

“Indemnifying Party” is defined in Section 13.5(a).

“Indemnity Unit Balance” means, as of the applicable date of determination, the then-existing number of Indemnity Units, as such number of Indemnity Units may be reduced prior to such date by all disbursements, releases or removal of Indemnity Units required prior to such date under Section 13.7.

“Indemnity Units” means, with respect to each Seller, a number of Opco Common Units and Class B Units equal to ten percent (10%) of the Opco Common Units and Class B Units that would be issued to such Seller at the Closing, based on the Unadjusted Purchase Price with respect to such Seller.

“Individual Threshold” means an amount equal to Fifty Thousand Dollars ($50,000.00).

“Knowledge” means, (a) with respect to each Seller, the actual conscious knowledge, without any duty or obligation of investigation or inquiry, of only those Persons named on Schedule 1.2 and (b) with respect to Purchasers, the actual conscious knowledge, without any duty or obligation of investigation or inquiry, of only those Persons named on Schedule 1.2.

“KRP” is defined in the introductory paragraph hereof.

“Laws” means all laws, statutes, rules, regulations, ordinances, orders, decrees, requirements, judgments, decisions, awards, determinations and codes of Governmental Authorities.

“Leases” means any Hydrocarbon Lease (a) burdening the Fee Mineral Interests or (b) that constitutes any Overriding Interest or from which any Overriding Interest is derived.

“License to Subject Marks” is defined in Section 10.2(h).

“Lien” means any lien, mortgage, pledge, collateral assignment or security interest, of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.

“Litigation Amount” means the amount equal to $138,000.00.

“Litigation Holdback Unit Balance” means, as of the applicable date of determination, the then-existing number of Litigation Holdback Units, as such number of Litigation Holdback Units may be reduced prior to such date by all disbursements, releases or removal of Litigation Holdback Units required prior to such date under Section 13.8.

“Litigation Holdback Units” means, with respect to each Seller, a number of Opco Common Units and Class B Units equal to (a) the aggregate Allocated Value of those Assets subject to the Litigations divided by (b) the Per Unit Value (rounded up to the nearest number of whole units) multiplied by (c) the quotient of (i) the Unadjusted Purchase Price with respect to such Seller and (ii) the aggregate Unadjusted Purchase Price.

“Litigations” means, collectively, the matters identified on Schedule 5.7.

“Lock-Up Legend” means the following restrictive legend to be placed on the Opco Common Units:

THIS SECURITY IS ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN SECTION 8.15 OF THE SECURITIES PURCHASE

AGREEMENT DATED AS OF FEBRUARY 6, 2019, AS AMENDED FROM TIME TO TIME, BY AND AMONG KIMBELL ROYALTY PARTNERS, L.P., KIMBELL ROYALTY OPERATING, LLC AND THE OTHER PARTIES THERETO, AND THIS SECURITY MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE THEREWITH.

“Lock-Up Period” is defined in Section 8.15.

“Material Contract” means, to the extent binding on the Assets or any member of the Subject Company Group, any Contract:

(a)           that can reasonably be expected to result in gross revenue per fiscal year in excess of Fifty Thousand Dollars ($50,000.00);

(b)           that can be reasonably be expected to result in expenditures per fiscal year in excess of Fifty Thousand Dollars ($50,000.00);

(c)           with any other member of the Subject Company Group, any Seller, any Affiliate of any Seller or any officer, director or manager of any member of the Subject Company Group or Affiliate of any member of the Subject Company Group or any immediate family member of such person;

(d)           with Fortis, any Affiliate of Fortis or any officer, director, manager or employee of Fortis or Affiliate of Fortis or any immediate family member of such person;

(e)           to sell, exchange or otherwise dispose of all or any part of the Assets on or after Execution Date;

(f)            evidencing Indebtedness for Borrowed Money; and

(g)           Contracts containing any area of mutual interest agreements or similar provisions binding on any member of the Subject Company Group or that provides for a limit on any member of the Subject Company Group to compete in any line of business or in any geographic area during any period of time after the Closing.

“Mineral Interests” is defined in subsection (b) of the definition of “Assets.”

“Mineral Proceeds” means: (a) revenues, income, proceeds, receipts, credits and other amounts earned from the sale of Hydrocarbons produced from or allocated or attributable to the Mineral Interests (net of any (i) Third Party Royalties, (ii) gathering, processing and transportation costs paid in connection with sales of Hydrocarbons, and (iii) any costs or expenses (other than Taxes) that are deducted by the applicable purchasers of production); and (b) any bonus payments, lease extension payments, shut-in payments and other amounts or income earned with respect to the Mineral Interests.

“Net Revenue Interest” means, with respect to any Mineral Interest or Well, the percentage interest in and to all production of Hydrocarbons saved, produced, and sold from or allocated to such interests constituting such Mineral Interest (with respect to the applicable parcel or tract constituting or burdened by such Mineral Interest), after giving effect to all Third Party Royalties that burden such Mineral Interest or Well.

“Non-Fundamental Representations” means all representations and warranties of any Party set forth in Article 4, Article 5 and Article 6 (including the corresponding representations and warranties given in the certificate delivered by any Party at the Closing pursuant to Section 10.3(d) and Section 10.2(e)), excepting and excluding any and all Fundamental Representations.

“Non-Recourse Person” is defined in Section 14.13.

“NORM” means naturally occurring radioactive material, radon gas, and asbestos.

“Notice” is defined in Section 14.1.

“NRIA” means:

(a)           as to each parcel or tract constituting a Fee Mineral Interest, the product of (i) the number of surface acres of land that are described in such parcel or tract (i.e. gross acres), multiplied by (ii) the Net Revenue Interest attributable to such Fee Mineral Interest; (provided, however, to the extent all or any portion of a Fee Mineral Interest is not subject to a valid Lease, with respect to those portions of such Fee Mineral Interests that are not subject to a valid Lease, such Fee Mineral Interest or portions thereof shall be deemed to be subject to a valid Lease providing for a lessor royalty of twenty five percent (25%), proportionately reduced based on the Seller’s Undivided Interest in such parcel or tract (or portions thereof)); and

(b)           as to each parcel or tract burdened by an Overriding Interest, the product of (i) the number of surface acres of land that are described in such parcel or tract (i.e. gross acres), multiplied by (ii) the Net Revenue Interest attributable to such Overriding Interest;

provided, however, if items (a)(i) or (ii) or items (b)(i) or (ii) of this definition vary as to different areas within any tracts or parcels burdened or included in a particular Mineral Interest, a separate calculation shall be performed with respect to each such area.

“NRIA Price” means, with respect to each Mineral Interest, the value set forth in Schedule 1.3 for each NRIA included in such Mineral Interest.

“Oil and Gas Property Taxes” is defined in Section 11.3(c).

“OPA90” means the Federal Oil Pollution Act of 1990.

“Opco” is defined in the introductory paragraph hereof.

“Opco Agreement” means the First Amended and Restated Limited Liability Company Agreement of Opco, dated as of September 23, 2018.

“Opco Common Units” means common units representing limited liability company interests in Opco having the rights and obligations specified with respect to “Common Units” in the Opco Agreement.

“Opco Series A Cumulative Convertible Preferred Units” means the “Series A Preferred Units”, as such term is defined in the Opco Agreement.

“Operating Expenses” means all operating expenses of the Subject Company Group attributable to the Assets in the Ordinary Course, including overhead costs of the Subject Company Group charged to the Assets as reflected in the applicable Unaudited Financial Statements and those costs and fees paid by the Subject Company Group pursuant to the Fortis Management Services Agreements, but excluding Taxes.

“Ordinary Course” means, with respect to any Person, the ordinary course of business of such Person, consistent with past practice.

“Overriding Interests” is defined in subsection (b) of the definition of “Assets.”

“Partnership Agreement” means the Third Amended and Restated Agreement of Limited Partnership of KRP, dated as of September 23, 2018.

“Party” or “Parties” is defined in the introductory paragraph hereof.

“Per Unit Value” means, (a) $16.10 per each Opco Common Unit and (b) $.05 per each Class B Unit.

“Permitted Encumbrances” means any or all of the following:

(a)           all Third Party Royalties if the net cumulative effect of such burdens does not, individually or in the aggregate, reduce the applicable member of the Subject Company Group’s Net Revenue Interest or NRIA as to each Mineral Interest below that shown in Exhibit A-1, for such Mineral Interest or as to each Well below that shown in Exhibit A-2, for such Well;

(b)           the terms of any Contract or Lease, if the net cumulative effect of such burdens does not, individually or in the aggregate, reduce the applicable member of the Subject Company Group’s Net Revenue Interest or NRIA in the applicable Mineral Interest below that shown in Exhibit A-1, for such Mineral Interest, or in the applicable Well below that shown in Exhibit A-2 for such Well;

(c)           all (i) rights of first refusal, Preferential Rights and similar rights with respect to the Assets; (ii) Consents, insofar as such Preferential Rights and Consents are set forth on Schedule 5.13 and solely to the extent each Seller has complied with Section 8.4 herein; or (iii) consent requirements and similar restrictions which are not applicable to the sale of the Subject Securities contemplated by this Agreement;

(d)           Liens created under the terms of any Leases, Contracts or other instruments, Liens for Taxes, materialman’s Liens, warehouseman’s Liens, workman’s Liens, carrier’s

Liens, mechanic’s Liens, vendor’s Liens, repairman’s Liens, employee’s Liens, contractor’s Liens, operator’s Liens, construction Liens, Liens pursuant to any applicable federal or state securities Law, and other similar Liens arising in the Ordinary Course that, in each case, secure amounts or obligations (i) owed by Persons other than any member of the Subject Company Group or any predecessor in interest of any member of the Subject Company Group or (ii) not yet delinquent (including any amounts being withheld as provided by Law), or if delinquent, being contested in good faith by appropriate actions and for which adequate cash reserves have been maintained in accordance with GAAP, in each case, as set forth on Schedule 1.4;

(e)           rights of reassignment arising upon the expiration or final intention to abandon or release any of the Assets;

(f)            any easement, right of way, covenant, servitude, permit, surface lease, condition, restriction, and other rights burdening the Assets for the purpose of surface or subsurface operations, roads, alleys, highways, railways, pipelines, transmission lines, transportation lines, distribution lines, power lines, telephone lines, removal of timber, grazing, logging operations, canals, ditches, reservoirs, and other like purposes, or for the joint or common use of real estate, rights of way, facilities, and equipment, in each case, to the extent recorded in the applicable Governmental Authority recording office as of the Effective Time or that do not, individually or in the aggregate, (i) materially detract from the value of or materially interfere with the use, operation or ownership of the Assets subject thereto or affected thereby or (ii) reduce any member of the Subject Company Group’s Net Revenue Interest or NRIA as to each Mineral Interest or Well below that shown in Exhibit A-1 or Exhibit A-2, as applicable, for such Mineral Interest or Well;

(g)           all applicable Laws and rights reserved to or vested in any Governmental Authorities (i) to control or regulate any of the Assets in any manner, (ii) to assess Tax with respect to the Assets, the ownership, use or operation thereof, or revenue, income or capital gains with respect thereto, (iii) by the terms of any right, power, franchise, grant, license, or permit, or by any provision of Law, to terminate such right, power, franchise, grant, license, or permit or to purchase, condemn, expropriate, or recapture or to designate a purchaser of any of the Assets, or (iv) to enforce any obligation or duty affecting the Assets in connection with any franchise, grant, license or permit issued or granted by any Governmental Authority;

(h)           all rights of any common owner of any interest, any Mineral Interests or Leases, as applicable, as tenants in common or through common ownership, if the net cumulative effect of such do not, individually or in the aggregate, (i) materially detract from the value of or materially interfere with the use, operation or ownership of the Assets subject thereto or affected thereby or (ii) reduce the applicable member of the Subject Company Group’s Net Revenue Interest or NRIA as to each Mineral Interest below that shown in Exhibit A-1, for such Mineral Interest or as to each Well below that shown in Exhibit A-2, for such Well;

(i)            failure to record any Leases or conveyances of any Mineral Interests originally issued by any Governmental Authority in the real property, conveyance or other records of the county in which such Leases or Mineral Interests are located, as set forth on Schedule 1.5, provided, that the instruments evidencing the conveyance of such title to such member of the Subject Company Group from its immediate predecessor in title are recorded with the Governmental Authority that issued any such Lease or Mineral Interest, and provided further, that evidence of the conveyance of such Lease or Mineral Interest is not required by applicable Law to be filed in the real property, conveyance or other records of the county in which such Leases or Mineral Interests are located;

(j)            calls on production under existing Contracts, as set forth on Schedule 1.7, provided, that the holder of such right must pay an index-based price for any production purchased by virtue of such call on production;

(k)           any other Liens, defects, burdens, or irregularities which are based solely on a lack of information in any member of the Subject Company Group’s files; provided, that such missing information is available of record;

(l)            lack of, in the case of a well or other operation that has not been commenced as of the Closing Date, any permits, easements, rights of way, unit designations or production or drilling units not yet obtained, formed or created;

(m)          any Liens, defects, irregularities which are expressly waived, cured, assumed, bonded, or otherwise discharged at or prior to the Closing;

(n)           the terms and conditions of this Agreement and any agreement or instrument that is required to be executed or delivered hereunder;

(o)           as to any Overriding Interests, Liens created under deeds of trust, mortgages and similar instruments by the lessor under a Lease covering the lessor’s surface and mineral interests in the land covered thereby to the extent (i) such mortgages, deeds of trust or similar instruments do not contain express language that prohibits the lessors from entering into an oil and gas lease or otherwise invalidates an oil and gas lease and (ii) no mortgagee or lienholder of any such deeds of trust, mortgage, and similar instrument has, prior to the Defect Deadline, initiated foreclosure or similar proceedings against the interest of lessor in such Lease nor has any Seller or any member of the Subject Company Group received any written notice of default under any such mortgage, deed of trust, or similar instrument;

(p)           lack of a division order;

(q)           any Liens, defects, irregularities or other matters that would not constitute a Title Defect under the definition of “Title Defect” in this Agreement; and

(r)            any Liens, defects or irregularities which do not, individually or in the aggregate, (i) materially detract from the value of or materially interfere with the use, operation or ownership of the Assets subject thereto or affected thereby, (ii) which would be accepted by a reasonably prudent and sophisticated purchaser engaged in the business of owning non-cost bearing Hydrocarbons mineral interest and royalties and (iii) do not individually or in the aggregate, reduce the applicable member of the Subject Company

Group’s Net Revenue Interest or NRIA as to each Mineral Interest below that shown in Exhibit A-1, for such Mineral Interest or as to each Well below that shown in Exhibit A-2, for such Well.

“Person” means any individual, corporation, partnership, limited liability company, trust, estate, Governmental Authority or any other entity.

“Phillips I” is defined in the recitals.

“Phillips I Seller” is defined in the recitals.

“Phillips II” is defined in the recitals.

“Phillips II Seller” is defined in the recitals.

“Phillips III” is defined in the recitals.

“Phillips III Seller” is defined in the recitals.

“Post-Effective Time Company Taxes” is defined in Section 11.3(a)(ii).

“Post-Effective Time Period” means, solely with respect to Company Taxes, any Tax period beginning at or after the Effective Time.

“Pre-Effective Time Company Taxes” is defined in Section 11.3(a)(i).

“Pre-Effective Time Period” means, solely with respect to Company Taxes, any Tax period ending before the Effective Time.

“Preferential Right” is defined in Section 5.13.

“Preliminary Settlement Statement” is defined in Section 2.5(a).

“Proceeding” means any civil, criminal, administrative or other action, suit, litigation, arbitration, lawsuit, claim, proceeding, hearing, enforcement action pending before any Governmental Authority or any arbitrator.

“Prospectus” means the prospectus (including any preliminary, final or summary prospectus) included in any Registration Statement, all amendments and supplements to such prospectus and all other material incorporated by reference in such prospectus.

“Purchaser” is defined in the introductory paragraph hereof.

“Purchaser Entitlements” is defined in Section 2.4(b)(iii).

“Purchaser Financial Statements” is defined in Section 6.6(a).

“Purchaser Group” is defined in Section 13.2.

“Purchaser Material Adverse Effect” means any event, change, condition or circumstance that (a) is or would reasonably be expected to be materially adverse to the ownership, operation, business, results of operations or financial condition of Purchasers and their subsidiaries, taken as a whole, or (b) prevents or materially delays or impairs the performance of Purchasers’ obligations and covenants hereunder that are to be performed at the Closing; provided, however, that, solely with respect to clause (a) of this definition, “Purchaser Material Adverse Effect” shall not include events, changes, conditions or circumstances resulting from (i) general changes in Hydrocarbon prices; (ii) changes in conditions or developments generally applicable to the oil and gas industry in the United States or any area or areas where the Assets are located, including any increase in operating costs or capital expenses or any reduction in drilling activity or production, (iii) economic, financial, credit or political conditions generally and general changes in markets, including changes generally in supply, demand, price levels or interest or exchange rates; (iv) acts of God, including hurricanes, tornados, meteorological events and storms; (v) labor unrest, strikes, civil unrest or similar disorder, terrorist acts, embargoes, sanctions or interruptions of trade or any outbreak, escalation or worsening of hostilities or war; (vi) any reclassification or recalculation of reserves in the Ordinary Course; (vii) changes in Laws or the Accounting Principles; (viii) natural declines in well performance; (ix) a decline in market price, or a change in trading volume, of the Common Units (it being understood that any underlying cause of any such decline or change, not otherwise excluded by the exceptions set forth in this definition, may be taken into consideration in determining whether a Purchaser Material Adverse Effect has occurred); (x) any failure to meet internal or analysts’ estimates, projections or forecasts (it being understood that the underlying cause of such failures, not otherwise excluded by the exceptions set forth in this definition, may be taken into consideration in determining whether a Purchaser Material Adverse Effect has occurred); (xi) casualty loss; and (xii) any matters, facts or disclosures set forth in the Disclosure Schedules; except to the extent such effect resulting from or arising from clauses (i), (ii), (iii), (iv), (v) or (vii) above materially and disproportionately affects Purchasers relative to other participants in the industries in which Purchasers participate.

“Purchaser Obligations” is defined in Section 2.4(b)(iii).

“Purchasers’ Auditor” is defined in Section 8.13(a).

“Purchasers’ Representatives” is defined in Section 8.1(a).

“Records” means all books, records, files, data, information, drawings, and maps to the extent (and only to the extent) related to the Assets or the Subject Company Group, including electronic copies of all computer records where available, contract files, lease files, division order files, title opinions and other title information (including abstracts, evidences of rental payments, maps, surveys and data sheets), production and royalty revenue records and any reserve reports or estimates of any quantities of the Subject Securities, Subject Company Group, and/or the Assets (redacted or revised to exclude any Excluded Assets and/or any non-Seller or non-Subject Company Group information), but excluding, however, in each case, the Excluded Records.

“Registrable Securities” means, at any time, Common Units issued or issuable to each Seller upon the conversion of the Opco Common Units issued under this Agreement (together with a corresponding number of Class B Units), pursuant to the terms of the Opco Agreement, the Partnership Agreement and the Exchange Agreement, including any other securities of KRP or any successor of KRP issued or issuable with respect to such Common Units by way of a unit dividend or unit split or in connection with a combination of units, recapitalization, merger, consolidation or reorganization or similar event involving a change in the capital structure of KRP; provided, however, that Registrable Securities shall cease to be Registrable Securities when (i) they have been distributed to the public pursuant to an offering registered under the Securities Act, (ii) they have been distributed to the public pursuant to Rule 144 (or any successor provision) under the Securities Act or (iii) they have been transferred or sold to any Person to whom the rights under this Agreement are not assigned in accordance with this Agreement.

“Registration Expenses” means all expenses (other than Selling Expenses) arising from or incident to KRP’s performance of or compliance with Section 8.19 of this Agreement, including, without limitation: (i) Commission, stock exchange, Financial Industry Regulatory Authority, Inc. and other registration and filing fees; (ii) all fees and expenses incurred in connection with complying with any securities or blue sky laws (including, without limitation, fees, charges and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities); (iii) all printing, messenger and delivery expenses; (iv) the fees, charges and disbursements of counsel to KRP and of its independent public accountants, reserve engineers, and any other accounting and legal fees, charges and expenses incurred by KRP (including, without limitation, any expenses arising from any special audits or “comfort” letters required in connection with or incident to any registration); (v) the fees and expenses incurred in connection with the listing of the Registrable Securities on the New York Stock Exchange (or the NASDAQ stock exchange or any other national securities exchange on which the Common Units may then be listed) or the quotation of Registrable Securities on any inter-dealer quotation system; (vi) the fees and expenses incurred by KRP in connection with any road show for underwritten offerings; and (vii) reasonable fees and expenses of counsel to the Sellers in connection with the filing or amendment of any Registration Statement or Prospectus hereunder; provided, that, with respect to any offering, Registration Expenses shall only include such fees and expenses of one counsel to the Sellers (which shall be chosen by the Sellers).

“Registration Statement” means any registration statement of KRP that covers the resale of any Registrable Securities pursuant to the provisions of Section 8.19 of this Agreement filed with, or to be filed with, the Commission under the rules and regulations promulgated under the Securities Act, including the related Prospectus, amendments and supplements to such registration statement, including pre- and post-effective amendments, and all exhibits, financial information and all other material incorporated by reference in such registration statement or Prospectus.

“Required Consent” means any Consent that would be triggered by the consummation of the transactions contemplated by this Agreement and in which the applicable agreement, Lease or Contract expressly provides that the consummation of such transactions without such Consent will result in the (a) termination of the owner’s existing rights in relation to such Assets or the Subject Securities, (b) the transfer being null and void as to such Assets (whether automatically or at the election of the holder thereof) or (c) incurrence of liquidated damages in excess of ten thousand Dollars ($10,000.00).

“Restrictive Legends” means the Contract Legend, the Transfer Legend and the Lock-Up Legend.

“Right” means any option, warrant, convertible or exchangeable security or other right, however denominated, to subscribe for, purchase or otherwise acquire any Security of any class, with or without payment of additional consideration in cash or property, either immediately or upon the occurrence of a specified date or a specified event or the satisfaction or happening of any other condition or contingency.

“SEC Documents” is defined in Section 6.6(a).

“Second Release Date” is defined in Section 13.7(d).

“Securities” means (a) any equity interests or other security of any class, any option, warrant, convertible or exchangeable security (including any membership interest, equity unit, partnership interest or trust interest), (b) other right, however denominated, to subscribe for, purchase or otherwise acquire any equity interest or other security of any class, with or without payment of additional consideration in cash or property, either immediately or upon the occurrence of a specified date or a specified event or the satisfaction or happening of any other condition or contingency and (c) any other equity interests or securities that confers on a Person the right to (i) vote with respect to any action of the issuing Person or (ii) manage or control the issuing Person, or vote with respect to any action of the issuing Person or the right to vote or control such Person, including in all cases any options, warrants or other derivative instrument relating thereto; provided, however, “Securities” expressly exclude any real property interests or interests in any Hydrocarbon leases, fee minerals, reversionary interests, non-participating royalty interests, executive rights, non-executive rights, royalties and any other similar interests in minerals, overriding royalties, reversionary interests, net profit interests, production payments, and other royalty burdens and other interests payable out of production of Hydrocarbons.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” is defined in the recitals.

“Selling Expenses” means the underwriting fees, discounts and commissions, placement fees of underwriters, broker commissions and any transfer taxes, in each case, applicable to all Registrable Securities registered by the Sellers and any legal expenses not included in the definition of Registration Expenses.

“Shelf Registration Statement” means a “shelf” registration statement of KRP that covers all the Registrable Securities (and may cover other securities of KRP) on Form S-3 and under Rule 415 under the Securities Act or, if KRP is not then eligible to file on Form S-3, on Form S-1 or any other appropriate form under the Securities Act, or any successor rule that may be adopted by the SEC, including without limitation any such registration statement filed pursuant to Section 8.19 of this Agreement or any amendment to any current registration statement, and all amendments and supplements to such “shelf” registration statement, including post-effective amendments, in each case, including the Prospectus contained therein, all exhibits thereto and any document incorporated by reference therein.

“Seller Consolidated Group” means any Consolidated Group of which each of (i) a member of the Subject Company Group and (ii) any Seller or an Affiliate of any Seller (other than a member of the Subject Company Group), is or was a member prior to the Closing Date.

“Seller Consolidated Return” means any Tax Return of a Seller Consolidated Group.

“Seller Entitlements” is defined in Section 2.4(b)(i).

“Seller Group” is defined in Section 13.1.

“Seller Material Adverse Effect” means any event, change, condition or circumstance that (a) is or would reasonably be expected to be materially adverse to the ownership, operation, business, results of operations or financial condition of the Subject Company Group or the Assets, taken as a whole, or (b) prevents or materially delays or impairs the performance of Sellers’ or any member of the Subject Company Group’s obligations and covenants hereunder that are to be performed at the Closing; provided, however, that, solely with respect to clause (a) of this definition, “Seller Material Adverse Effect” shall not include events, changes, conditions or circumstances resulting from (i) general changes in Hydrocarbon prices; (ii) changes in conditions or developments generally applicable to the oil and gas industry in the United States or any area or areas where the Assets are located, including any increase in operating costs or capital expenses or any reduction in drilling activity or production; (iii) economic, financial, credit or political conditions generally and general changes in markets, including changes generally in supply, demand, price levels or interest or exchange rates; (iv) acts of God, including hurricanes, tornados, meteorological events and storms; (v) labor unrest, strikes, civil unrest or similar disorder, terrorist acts, embargoes, sanctions or interruptions of trade, or any outbreak, escalation or worsening of hostilities or war; (vi) any reclassification or recalculation of reserves in the Ordinary Course; (vii) changes in Laws or the Accounting Principles; (viii) any effect resulting from any action taken by Purchasers, other than those expressly permitted in accordance with the terms of this Agreement; (ix) action taken by any Seller or any Affiliate of any Seller (including any member of the Subject Company Group) with Purchaser’s written consent or that are otherwise prescribed or expressly permitted hereunder; (x) natural declines in well performance; (xi) any change in the financial condition or results of operation of Purchasers or its Affiliates; (xii) casualty loss or (xiii) any matters, facts or disclosures set forth in the Disclosure Schedules; except to the extent such effect resulting from or arising from clauses (i), (ii), (iii), (iv), (v) or (vii) above materially and disproportionately affects the Subject Company Group relative to other participants in the industries in which the Subject Company Group participates.

“Seller Obligations” is defined in Section 2.4(b)(i).

“Seller Taxes” means any and all Pre-Effective Time Company Taxes (taking into account, and without duplication of, such Company Taxes effectively borne by Sellers as a result of (i) the adjustments to the Unadjusted Purchase Price made pursuant to Section 2.3 or Section 2.5, as applicable, and (ii) any payments made from one Party to the other in respect of Company Taxes pursuant to Section 11.3(d)).

“Sellers” is defined in the recitals.

“Special Warranty of Title” is defined in Section 3.6.

“Straddle Period” means any Tax period beginning before and ending after the Effective Time.

“Subject Companies” is defined in the recitals.

“Subject Company Group” means the Subject Companies and their Subsidiaries.

“Subject Company Indebtedness” means all outstanding Indebtedness for Borrowed Money of and member of the Subject Company Group.

“Subject Marks” is defined in Section 8.17.

“Subject Securities” is defined in the recitals.

“Subsidiaries” means, with respect to the Subject Companies, any Affiliate of a Subject Company that is controlled by such Subject Company.

“Suspense Funds” means proceeds of production attributable to the Assets and owed to a Seller or any member of the Subject Company Group held by a Third Party as of the Closing Date relating to or arising out of the Litigations and as set forth on Schedule 2.4.

“Suspension Notice” is defined in Section 8.19(f).

“Target Closing Date” is defined in Section 10.1.

“Tax Proceeding” is defined in Section 11.4.

“Tax Representations” means all representations and warranties of any Party set forth in Section 4.11, Section 5.11 and Section 6.11.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof.

“Taxes” means any taxes, assessments, and other governmental charges in the nature of a tax imposed by any Governmental Authority, including income, profits, net proceeds, ad valorem, real property, personal property, transfer, sales, use, duty, franchise, excise, withholding, severance, production, estimated or other taxes, including any interest, penalty or addition thereto.

“Termination Date” is defined in Section 12.1.

“Termination Fee” means $7,567,000.

“Third Party” means any Person other than any Seller, any Purchaser or any of their respective Affiliates.

“Third Party Acquisition” is defined in Section 8.14(c).

“Third Party Claim” is defined in Section 13.5(c).

“Third Party Royalties” means all royalties, overriding royalties, reversionary interests, net profit interests, production payments, carried interests, non-participating royalty interests and other royalty burdens and other interests payable out of production of Hydrocarbons from or allocated to the Mineral Interests or the proceeds thereof to any Person other than a member of the Subject Company Group.

“Title Arbitration Panel” is defined in Section 3.5(a).

“Title Benefit” means, as of the Closing Date:

(a)           the aggregate applicable title of the Subject Company Group in and to any Well, after giving effect to all record title and all communitization, unitization and pooling rights and agreements and production sharing agreements, that is legally defensible if challenged and entitles the applicable member of the Subject Company Group to receive a Net Revenue Interest, in the case of any Well listed on Exhibit A-2, to greater than the Net Revenue Interest shown for such Well in Exhibit A-2; and

(b)           the aggregate record title of the Subject Company Group as to each Mineral Interest, that entitles the applicable member of the Subject Company Group to the Net Revenue Interest or a number of NRIAs in and to such Mineral Interest (or portion thereof) in the case of any Mineral Interest listed on Exhibit A-1, to greater than the number of NRIAs, if any, set forth therefor on Exhibit A-1, as applicable.

“Title Benefit Amount” is defined in Section 3.3(b).

“Title Benefit Notice” is defined in Section 3.3(a).

“Title Defect” means any individual Lien, obligation, burden or defect that results in the failure of the Subject Company Group to have Defensible Title to any individual Mineral Interest or Well; provided, however, in no event shall any of the following be considered or constitute a “Title Defect”: (a) any defect arising out of lack of survey or lack of metes and bounds descriptions, unless a survey is expressly required by applicable Law; (b) any defect in the chain of the title consisting of the failure to recite marital status in a document or omissions of succession or heirship proceedings, unless affirmative evidence shows that such failure or omission results in another party’s actual superior claim of title to the Assets; (c) any defect arising out of lack of corporate or entity authorization, unless affirmative evidence shows that such corporate or entity action was not authorized and results in another party’s actual superior claim of title to the Assets; (d) any defect arising by the failure to obtain verification of identity of people in a class, heirship or intestate succession; (e) any defect that is cured, released, or waived by applicable adverse possession laws (subject to the applicable statute of limitations related thereto); (f) any defect arising from prior oil and gas leases relating to the lands covered by any Mineral Interests that are terminated but are not surrendered or released of record; or (g) any defect arising from any change in applicable Law after the Execution Date, including changes that would raise the minimum landowner royalty.

“Title Defect Notice” is defined in Section 3.2(a).

“Title Referee” is defined in Section 3.5(a).

“Transaction Costs” means all investment banking, accountant, attorney, consultant and other advisor’s expenses, fees and costs and similar transaction fees and expenses, in each case, incurred prior to the Closing Date by any member of the Subject Company Group in connection with the preparation for, negotiation or consummation of the transactions contemplated by this Agreement and the other Transaction Documents, including, for the avoidance of doubt, the independent contractors or brokers retained pursuant to Section 8.2(b)(vii) but excluding any amounts incurred or payable under the Transition Services Agreement or under the Fortis Management Services Agreements.

“Transaction Documents” means (a) this Agreement, (b) the Assignment, (c) the Confidentiality Agreement, (d) the Transition Services Agreement, (e) the joinders to the Exchange Agreement, (f) the Adoption Agreements and (g) each other agreement, document, certificate or other instrument that is contemplated to be executed by and between the Parties (or their Affiliates) pursuant to or in connection with any of the foregoing.

“Transfer Agent” means American Stock Transfer & Trust Company, LLC, or any successor transfer agent.

“Transfer Agent Documentation” means a written instruction letter, a stock medallion guaranty, an incumbency certificate, a completed spreadsheet in the form required by the Transfer Agent and any other documentation required by the procedures of the Transfer Agent to effect a contemplated transaction in Units, in each case only to the extent required by the procedures of the Transfer Agent.

“Transfer Legend” means the following restrictive legend to be placed on the Opco Common Units:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER ANY STATE SECURITIES LAW, AND MAY NOT BE SOLD, OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER, IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES OR OTHER JURISDICTIONS, AND IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, THIS SECURITY MAY ONLY BE TRANSFERRED IF THE TRANSFER AGENT FOR THIS SECURITY HAS RECEIVED DOCUMENTATION SATISFACTORY TO IT THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT.

“Transfer Taxes” is defined in Section 11.1.

“Transition Services Agreement” is defined in Section 10.2(k).

“Unadjusted Purchase Price” is defined in Section 2.2.

“Unaudited Financial Statements” is defined in Section 5.8(a).

“Undivided Interest” means the specified percentage ownership interest (on an eight-eighth’s basis) in the applicable properties and assets (whether tangible or intangible, real or personal).

“Units” means, collectively, the Opco Common Units and the Class B Units.

“Wells” means any Hydrocarbon, water, CO2, injection, disposal or other wells.

Section 1.2            Interpretation. In this Agreement, unless a clear contrary intention appears: (a) the singular form includes the plural form and vice versa; (b) reference to any Person includes such Person’s successors and assigns but only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually; (c) reference to any gender includes each other gender; (d) reference to any agreement (including this Agreement), document or instrument means, unless specifically provided otherwise, such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (e) reference to any law means, unless specifically provided otherwise, such law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any section or other provision of any law means, unless specifically provided otherwise, that provision of such law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision; (f) reference in this Agreement to any Article, Section, Appendix, Schedule or Exhibit means such Article or Section hereof or Appendix, Schedule or Exhibit hereto; (g) “hereunder”, “hereof”, “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision thereof; (h) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; (i) “or” is exclusive; (j) relative to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; (k) the Schedules and Exhibits attached to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein; provided, that in the event a word or phrase defined in this Agreement is expressly given a different meaning in any Schedule or Exhibit, such different definition shall apply only to such Schedule or Exhibit defining such word or phrase independently, and the meaning given such word or phrase in this Agreement shall control for purposes of this Agreement, and such alternative meaning shall have no bearing or effect, on the interpretation of this Agreement; (l) all references to “Dollars” means United States Dollars; (m) references to “days” means calendar days, unless the term “Business Days” is used, and (n) except as otherwise provided herein, all actions which any Person may take and all determinations which any Person may make pursuant to this Agreement may be taken and made at the sole and absolute discretion of such Person.

ARTICLE 2

PURCHASE AND SALE

Section 2.1            Purchase and Sale. On the terms and conditions contained in this Agreement, each Seller agrees to sell to Purchasers, and Purchasers agree to purchase, accept and pay for, the Subject Securities owned by such Seller.

Section 2.2            Consideration. The consideration to be paid by Purchasers shall be (i) 9,400,000 Opco Common Units issued by Opco in exchange for the Subject Securities and (ii)  an equal number of Class B Units issued by KRP in exchange for the Class B Contribution Amount (the amounts set forth in clause (i) and (ii) of this Section 2.2, the “Unadjusted Purchase Price”), in each case adjusted as provided in Section 2.3 (as adjusted, the “Adjusted Purchase Price”), which shall be allocated as follows:

(a)           723,800 Opco Common Units (together with an equal number of Class B Units), as to the Subject Securities and Class B Contribution Amount of Phillips I;

(b)           3,318,200 Opco Common Units (together with an equal number of Class B Units), as to the Subject Securities and Class B Contribution Amount of Phillips II;

(c)           5,358,000 Opco Common Units (together with an equal number of Class B Units), as to the Subject Securities and Class B Contribution Amount of Phillips III;

provided, however, (i) that for purposes of calculating the Dollar value of the Unadjusted Purchase Price, the value of the Opco Common Units shall be calculated by multiplying the number of Opco Common Units set forth in this Section 2.2 by $16.10, and (ii) notwithstanding anything to the contrary contained herein, if, at any time on or after the Execution Date and prior to the Closing, (x) Opco or KRP make any, as applicable, (A) dividend or distribution of, or payable in, Units, (B) subdivision or split of any Units, (C) combination or reclassification of any Units into a smaller number of units of such applicable Units or (D) issuance of any Securities by reclassification of such Units (including any reclassification in connection with a merger, consolidation or business combination in which Opco, KRP or any acquirer, as applicable, is the surviving person) or (y) any merger, consolidation, combination or other transaction is consummated pursuant to which Units are converted to cash or other Securities, then the number of applicable Units to be issued to each Seller pursuant to this Agreement shall be proportionately adjusted, including, for the avoidance of doubt, in the cases of clauses (x)(C) and (y) to provide for the receipt by such Seller, in lieu of any Units, the same number or amount of cash and/or Securities as is received in exchange for each Unit in connection with any such transaction described in clauses (x)(C) and (y) hereof. An adjustment made pursuant to the foregoing shall become effective immediately after the record date in the case of a dividend and shall become effective immediately after the effective date in the case of a subdivision, split, combination or reclassification.

Section 2.3            Adjustments to Unadjusted Purchase Price. The Unadjusted Purchase Price shall be adjusted, without duplication, as provided in this Section 2.3 and Section 2.4:

(a)           decreased by an amount equal to all Operating Expenses paid by Purchasers or the Subject Company Group (to the extent the Subject Company Group has not paid such amounts prior to the Closing) that are attributable to the Subject Company Group or the Assets prior to the Effective Time, whether paid before or after the Effective Time;

(b)           increased by an amount equal to all Operating Expenses paid by or on behalf of a Seller or the Subject Company Group (to the extent the Subject Company Group has paid such amounts prior to the Closing) that are attributable to the Subject Company Group or the Assets from and after the Effective Time, whether paid before or after the Effective Time;

(c)           decreased by an amount equal to the aggregate amount of all Mineral Proceeds received by Sellers or the Subject Company Group (to the extent the Subject Company Group has received such amounts prior to the Closing) attributable to periods from and after the Effective Time;

(d)           increased by an amount equal to the aggregate amount of all Mineral Proceeds received by Purchasers or the Subject Company Group (and not otherwise distributed to such applicable Seller) to the extent earned or attributable to periods before the Effective Time (without duplication of any amounts attributable to the Cash Amount);

(e)           increased by an amount equal to the Cash Amount as of the Closing Date;

(f)            decreased by an amount equal to the Transaction Costs that remain unpaid as of the Closing Date or that otherwise become payable by Purchasers or the Subject Company Group following the Closing;

(g)           decreased by an amount paid by or on behalf of Purchasers or a member of the Subject Company Group on or after the Closing to reduce or eliminate Subject Company Indebtedness existing as of the Closing;

(h)           increased by the amount of all Post-Effective Time Company Taxes that are paid or otherwise economically borne by (i) a member of the Subject Company Group prior to the Closing or (ii) Sellers;

(i)            decreased by the amount of all Pre-Effective Time Company Taxes (other than any such Company Taxes that are imposed on a Seller Consolidated Group) that are not paid as of the Closing; and

(j)            increased or decreased, as applicable, by any other amounts expressly provided for elsewhere in this Agreement or otherwise agreed upon in writing by Sellers and Purchasers.

Section 2.4            Adjustment Procedures; Entitlements and Obligations.

(a)           All adjustments to the Unadjusted Purchase Price as set forth in Section 2.3 shall be made (i) in accordance with the terms of this Agreement and, to the extent not inconsistent with this Agreement and otherwise applicable, in accordance with GAAP using the accrual method of accounting and COPAS, as consistently applied (the “Accounting Principles”) except that the Accounting Principles shall not apply to any adjustments for Taxes, (ii) without duplication and (iii) payable by Purchasers or Sellers (on a net basis) in cash by electronic transfer of immediately available funds to such bank and account as may be specified by such applicable Parties in writing. When available, actual figures will be used for the adjustments to the Unadjusted Purchase Price at the Closing. To the extent actual figures are unavailable, estimates will be used subject to final adjustments in accordance with the terms hereof.

(b)           Except amounts for which the Unadjusted Purchase Price was adjusted under Section 2.3:

(i)            For a period of twelve (12) months from and after the Closing Date, (A) Sellers shall be entitled to all Mineral Proceeds (including Mineral Proceeds attributable to suspense funds but excluding the Suspense Funds which are governed pursuant to Section 2.4(b)(ii)) attributable to the Subject Company Group and/or the Assets as to periods prior to the Effective Time, whether such amounts are received prior to, on or after the Closing Date (“Seller Entitlements”), (B) Sellers shall be responsible for (and entitled to any refunds with respect to) all Operating Expenses (to the extent the Subject Company Group has not paid such amounts prior to the Closing) incurred by the Subject Company Group prior to the Effective Time, whether an invoice, bill or other request for payment is received prior to, on or after the Closing Date (“Seller Obligations”), and (C) should a Purchaser receive after the Closing any payment with respect to the Seller Entitlements, Purchasers and the Subject Company Group shall promptly remit the same to such applicable Seller, and should a Purchaser receive an invoice, bill or other request for payment from any Third Party in respect of the Seller Obligations, Purchasers and the Subject Company Group shall send such requests for payment to such applicable Seller and such Seller shall promptly remit payment for such request to such Third Party in respect of the Seller Obligations;

(ii)           Sellers shall be entitled to all Mineral Proceeds attributable to Suspense Funds as to periods prior to the Effective Time that are received after the Closing Date; should a Purchaser receive after the Closing any payment with respect to such Suspense Funds, Purchasers and the Subject Company Group shall promptly remit the same to such applicable Seller; and

(iii)          (A) The Subject Company Group shall be entitled to all Mineral Proceeds earned or attributable to the Subject Company Group and/or the Assets as to periods from and after the Effective Time (“Purchaser Entitlements”), (B) the Subject Company Group shall be responsible for (and entitled to any refunds with respect to) all Operating Expenses (to the extent the Subject Company Group has not paid such amounts prior to the Closing) incurred by the Subject Company Group from and after the Effective Time, whether an invoice, bill or other request for payment is received prior to, on or after the Closing Date (“Purchaser Obligations”), and (C) should any Seller receive after the Closing any payment with respect to the Purchaser Entitlements, such Seller shall promptly remit the same to such member of the Subject Company Group, and should any Seller or its Affiliates receive an invoice, bill or other request for payment from any Third Party in respect of the Purchaser Obligations, such Seller shall, or shall cause its applicable Affiliates to, send such requests for payment to such applicable member of the Subject Company Group and such member of the Subject Company Group shall promptly remit, or cause its Affiliates to promptly remit, payment for such request to such Third Party.

Section 2.5            Closing Payment and Post-Closing Adjustments.

(a)           Not later than five (5) Business Days prior to the Closing Date, Sellers shall prepare and deliver to Purchasers, a draft preliminary settlement statement (“Preliminary Settlement Statement”) setting forth (i) Sellers’ good faith estimate of the Adjusted Purchase Price as of the Closing Date after giving effect to all adjustments set forth in Section 2.3 and the wiring instructions for such Sellers to receive disbursements at the Closing, if applicable. Each Seller shall supply to Purchasers reasonable documentation in the possession of such Seller or any of its Affiliates to support the items for which adjustments are proposed or made in the Preliminary Settlement Statement delivered by Sellers and a brief explanation of any such adjustments and the reasons therefor. Within three (3) Business Days after receipt of Sellers’ draft Preliminary Settlement Statement, Purchasers will deliver to Sellers a written report containing all changes that Purchasers propose to be made to the Preliminary Settlement Statement, if any, together with a brief explanation of any such changes, and the Parties shall use their commercially reasonable efforts to agree on the Preliminary Settlement Statement. The Preliminary Settlement Statement, as agreed upon by the Parties, will be used to adjust the Unadjusted Purchase Price at the Closing as provided in Section 2.3 and Section 2.4; provided, that if the Parties cannot agree on all adjustments set forth in the Preliminary Settlement Statement prior to the Closing for the purpose of determining the Closing Payment, Sellers’ draft of the Preliminary Settlement Statement shall govern.

(b)           On or before the date that is the later of (i) ninety (90) days following the Closing Date and (ii) five (5) Business Days after the date on which the Parties finally determine or the applicable Title Arbitration Panel finally determines all Defect Amounts under Section 3.5, Purchasers shall prepare and deliver to Sellers a draft final settlement statement (“Final Settlement Statement”) setting forth the final calculation of the Adjusted Purchase Price and showing the calculation of each adjustment under Section 2.3, based on the most recent actual figures for each adjustment. Purchasers shall, at Sellers’ reasonable request, supply to Sellers reasonable documentation in the possession of such Purchasers or their Affiliates to support the final figures (and reasonable access to Purchasers’ personnel, including internal accountants, during normal business hours). Within twenty (20) days following receipt of Purchasers’ statement hereunder, Sellers shall deliver to Purchasers a written report containing any changes that Sellers propose be made in such statement. Any changes not so specified in such written report shall be deemed waived and Purchasers’ determinations with respect to all such elements of the Final Settlement Statement that are not addressed specifically in such report shall prevail. If Sellers fail to timely deliver a written report to Purchasers containing changes Sellers propose to be made to the Final Settlement Statement, the Final Settlement Statement as delivered by Purchasers will be deemed to be correct and mutually agreed upon by the Parties, and will, without limiting Section 11.3(d) or Purchasers’ right to indemnity under Section 13.2 for Seller Taxes, be final and binding on the Parties and not subject to further audit or arbitration. Purchasers may deliver a written report to Sellers during the same twenty (20) day period reflecting any changes that Purchasers propose to be made in such statement as a result of additional information received after the statement was prepared. The Parties shall undertake to use commercially reasonable efforts to agree on the final statement of the Adjusted Purchase Price no later than thirty (30) days following Sellers’ receipt of Purchasers’ statement delivered hereunder. In the event that the Parties cannot reach agreement as to the Final Settlement Statement of the Adjusted Purchase Price following such period of time, either Party may refer the items of adjustment which are in dispute (and only such items in dispute)

of a nationally-recognized independent accounting firm or consulting firm otherwise mutually acceptable to both Purchasers and Sellers (the “Accounting Referee”) for review and final determination by arbitration. The Accounting Referee shall conduct the arbitration proceedings on a confidential basis and in Houston, Texas, in accordance with the AAA Rules, to the extent such rules do not conflict with the terms of this Section 2.5. The Accounting Referee’s determination shall be made within ten (10) days after submission of the matters in dispute and, without limiting Section 11.3(d) or Purchasers’ right to indemnity under Section 13.2 for Seller Taxes, shall be final and binding on all Parties, without right of appeal. In determining the amount of any adjustment to the Adjusted Purchase Price, the Accounting Referee shall be bound by the terms of Section 2.3 and may not increase the Adjusted Purchase Price more than the increase proposed by Sellers nor decrease the Adjusted Purchase Price more than the decrease proposed by Purchasers, as applicable. The Accounting Referee shall act as an expert for the limited purpose of determining the specific disputed aspects of Adjusted Purchase Price adjustments submitted by any Party and may not award damages, interest (except to the extent expressly provided for in this Section 2.5) or penalties to any Party with respect to any matter. Sellers and Purchasers shall each bear their own legal fees and other costs of presenting its case. Sellers and Purchasers shall each bear one-half of the fees, costs and expenses of the Accounting Referee. Within five (5) Business Days after the earlier of (i) the expiration of Sellers’ ten (10) day review period without delivery of any written report or (ii) the date on which the Parties or the Accounting Referee finally determines the Adjusted Purchase Price, (A) Purchasers shall pay to such applicable Sellers, in cash, the amount by which the Adjusted Purchase Price exceeds the Closing Payment or (B) such applicable Sellers shall pay to Purchasers, in cash, the amount by which the Closing Payment exceeds the Adjusted Purchase Price, as applicable.

(c)           Each Seller shall use its commercially reasonable efforts to assist Purchasers in preparation of the final settlement of the Adjusted Purchase Price under this Section 2.5 by furnishing invoices, receipts, reasonable access to personnel and such other assistance as may be reasonably requested by Purchasers to facilitate such process post-Closing.

(d)           All payments made or to be made under this Agreement to Sellers shall be made by electronic transfer of immediately available funds to such bank and account as may be specified by such applicable Sellers in writing. All payments made or to be made hereunder to Purchasers or any member of the Purchaser Group shall be made by electronic transfer of immediately available funds to such bank and account as may be specified by Purchasers in writing.

(e)           All adjustments and payments made pursuant to this Article 2 shall be without duplication of any other amounts paid, credited, debited or received under this Agreement.

Section 2.6            Allocation of Purchase Price; Tax Treatment.

(a)           Each Seller shall prepare and deliver to Purchasers, within sixty (60) days after the final determination of the Adjusted Purchase Price, an allocation of the Adjusted Purchase Price of such Seller for U.S. federal income Tax purposes (and any other items properly treated as consideration for U.S. federal Income Tax purposes) among the Assets of the Subject Company of such Seller in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder, and, to the extent allowed under applicable federal Income Tax Laws, in a manner consistent with the Allocated Values (the “Allocation”). Purchasers shall have twenty (20) days from the receipt of any Allocation or any update thereto to review and comment on the Allocation. If Purchasers dispute any items in any proposed Allocation, the applicable Seller and Purchasers shall use commercially reasonable efforts to agree on such Allocation within twenty (20) days after receipt of any written changes proposed by Purchasers. If such Seller and Purchasers are unable to agree upon such Allocation within such twenty-day period, then any disputed items in such Allocation shall be resolved under the procedures described in Section 2.5(b). Once Purchasers and any Seller agree to the Allocation or the Allocation is determined by the Accounting Referee, as applicable, such Seller and Purchasers shall report consistently with such Allocation (as revised to take into account subsequent adjustments to the Adjusted Purchase Price) in all Tax Returns and neither such Seller nor Purchasers shall take any position in any return that is inconsistent with the Allocation, as adjusted, unless otherwise required by applicable Law; provided, however, that no Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise, and/or settle any Tax audit, claim, or similar proceeding in connection with such allocation.

(b)           Except as the Parties may agree otherwise, cooperating in good faith, for U.S. federal Income Tax purposes (and for purposes of state and local Income Taxes that incorporate the federal Income Tax provisions referenced in this Section 2.6(b)), each Seller and Purchasers agree that (i) each Seller shall be treated as transferring the Assets of the Subject Company of such Seller to Opco in exchange for Opco Common Units as a contribution described in Section 721 of the Code, to the extent applicable, and (ii) any payment of cash to a Seller pursuant to this Agreement shall be treated as received (x) as a reimbursement of such Seller’s preformation capital expenditures with respect to the Assets of the Subject Company of such Seller within the meaning of Treasury Regulations Section 1.707-4(d), to the extent applicable, and (y) to the extent that Treasury Regulations Section 1.707-4(d) is inapplicable, as a transaction subject to treatment under Section 707(a) of the Code and its implementing Treasury Regulations as in part a sale, and in part a contribution, of the Assets of the Subject Company of such Seller to Opco. Except as the Parties may agree otherwise, cooperating in good faith, for U.S. federal Income Tax purposes (and for purposes of state and local Income Taxes that incorporate the federal Income Tax provisions referenced in this Section 2.6(b)), each Seller and Purchasers agree that each Seller shall be treated as transferring the Class B Contribution Amount of such Seller to KRP in exchange for the Class B Units issuable to such Seller under this Agreement. Except as otherwise required by applicable Law, each of Sellers and Purchasers shall, and shall cause each of their Affiliates to, (y) report, act and file all Tax Returns in all respects and for all purposes consistent with the foregoing treatment and (z) not take any position for Income Tax purposes (whether in audits, Tax Returns or otherwise) that is inconsistent with the foregoing treatment.

(c)           Notwithstanding anything in the Opco Agreement to the contrary, differences between the fair market value and the basis of (i) the Assets as of the Closing and (ii) the assets of Opco (as revalued immediately prior to the Closing pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(f) in connection with the transactions contemplated by this Agreement) shall, in each case, be taken into account by Opco using the “remedial method” pursuant to Treasury Regulation Section 1.704-3(d).

ARTICLE 3

TITLE MATTERS

Section 3.1            General Disclaimer of Title Warranties and Representations.

(a)           EXCEPT FOR THE PROVISIONS OF THIS ARTICLE 3 THE SPECIAL WARRANTY OF TITLE SET FORTH IN SECTION 3.6, ANY LIEN THAT SECURES SUBJECT COMPANY INDEBTEDNESS, THE CERTIFICATE TO BE DELIVERED AT THE CLOSING PURSUANT TO SECTION 10.2(e), SECTION 5.8(c) AND SECTION 5.9, NEITHER ANY SELLER NOR ANY MEMBER OF THE SUBJECT COMPANY GROUP MAKES, AND PURCHASER, ON BEHALF OF ITSELF AND EACH MEMBER OF THE PURCHASER GROUP, HEREBY WAIVES, RELEASES AND DISCHARGES EACH MEMBER OF THE SELLER GROUP FROM ANY AND ALL SUITS, LEGAL OR ADMINISTRATIVE PROCEEDINGS, CLAIMS, DEMANDS, DAMAGES, COSTS, LIABILITIES, LOSSES, INTEREST OR CAUSES OF ACTION WHATSOEVER, IN LAW OR IN EQUITY, KNOWN OR UNKNOWN, BASED ON, RELATING TO OR ARISING OUT OF, ANY WARRANTY OR REPRESENTATION OF ANY MEMBER OF THE SELLER GROUP, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO ANY TITLE DEFECT.

(b)           As a condition to asserting a valid claim for breach of the Special Warranty of Title, no later than the date twenty four (24) months after the Closing Date, Purchasers may furnish Seller a notice setting forth any matters that Purchasers assert as a breach of the Special Warranty of Title, including (i) a description of the alleged breach of the Special Warranty of Title; (ii) the Mineral Interest or Well subject to such breach of the Special Warranty of Title; (iii) the Allocated Value of each Mineral Interest subject to the alleged breach of the Special Warranty of Title; (iv) Purchaser’s good faith reasonable estimate of the amount attributable to such breach of the Special Warranty of Title and the computations and information upon which Purchasers’ estimate is based; and (v) such reasonable documentation for Sellers to verify such breach of the Special Warranty of Title which shall include, to the extent in the possession or control of Purchasers, (1) a copy of the relevant document to the extent the alleged Title Defect is a document, (2) the deed preceding and following a gap in the chain of title or a title opinion describing the gap in reasonable detail, to the extent the basis of the alleged Title Defect is a gap in a member of the Subject Company Group’s chain of title, (3) a copy of the document creating or evidencing the Lien or encumbrances, to the extent the basis of the alleged Title Defect is a Lien or encumbrance and (4) any other document reasonably necessary for the Sellers or the Title Arbitration Panel to verify and confirm the existence of the Defect Amount with respect to such alleged breach of the Special Warranty of Title. The failure to include any of the items above shall not invalidate any breach of the Special Warranty of Title claim if the notice of such breach of Special Warranty of Title materially complies with this Section 3.1 and reasonably identifies the breach of the Special Warranty of Title.  Sellers shall have a reasonable opportunity, but not the obligation, to cure prior to the date thirty-six (36) months after the Closing Date any Title Defect asserted by Purchasers pursuant to this Section 3.1(b). Purchasers shall be deemed to have waived all breaches of the Special Warranty of Title for which Sellers have not received, on or before 5:00 p.m. Houston, Texas time on the date twenty-four (24) months after the Closing Date, a valid notice satisfying the requirements set forth above. Solely for purposes of the Special Warranty of

Title with regard to Wells, the value of the Assets set forth in the exhibits thereto, as applicable, shall be deemed to be the Allocated Value thereof, as adjusted herein and recovery on the Special Warranty of Title shall be limited to the Defect Amount (without any interest accruing thereon), calculated as set forth in Section 3.2(c) below, with respect to any breaches thereof.

Section 3.2            Title Defects.

(a)           Notice of Title Defects. As a condition to Purchasers asserting any claim with respect to any alleged Title Defect, Purchasers must deliver a valid Notice or Notices (each a “Title Defect Notice”) with respect to such alleged Title Defect to Sellers on or before 5:00 p.m. Central Standard Time on the date that is thirty (30) days after the Execution Date (the “Defect Deadline”) including:

(i)            a description of the alleged Title Defect;

(ii)           the Mineral Interest or Well subject to such Title Defect;

(iii)          the Allocated Value of each Mineral Interest subject to the alleged Title Defect;

(iv)          Purchasers’ good faith reasonable estimate of the Defect Amount attributable to such Title Defect and the computations and information upon which Purchasers’ estimate is based; and

(v)           such reasonable documentation for Sellers to verify such Title Defect which shall include, to the extent in the possession or control of Purchasers, (1) a copy of the relevant document to the extent the alleged Title Defect is a document, (2) the deed preceding and following a gap in the chain of title or a title opinion describing the gap in reasonable detail, to the extent the basis of the alleged Title Defect is a gap in a member of the Subject Company Group’s chain of title, (3) a copy of the document creating or evidencing the Lien or encumbrances, to the extent the basis of the alleged Title Defect is a Lien or encumbrance and (4) any other document reasonably necessary for the Sellers or the Title Arbitration Panel to verify and confirm the existence of the Defect Amount.

The failure to include any of the items above shall not invalidate any Title Defect claim if the Title Defect Notice materially complies with these provisions and reasonably identifies the Title Defect.

EXCEPT WITH RESPECT TO ANY CLAIMS PURSUANT TO THE PROVISIONS OF THIS ARTICLE 3, THE SPECIAL WARRANTY OF TITLE SET FORTH IN SECTION 3.6, ANY LIEN THAT SECURES SUBJECT COMPANY INDEBTEDNESS, THE CERTIFICATE TO BE DELIVERED AT THE CLOSING PURSUANT TO SECTION 10.2(e), SECTION 5.8(c) AND SECTION 5.9, PURCHASERS SHALL BE DEEMED TO HAVE WAIVED AND RELEASED, AND COVENANTS THAT IT SHALL WAIVE AND RELEASE, ANY AND ALL TITLE DEFECTS FOR WHICH SELLERS HAVE NOT RECEIVED ON OR BEFORE THE DEFECT DEADLINE A VALID TITLE DEFECT NOTICE.

(b)           Option to Cure Title Defects. Each Seller shall have the right, but not the obligation to attempt, at such Seller’s sole cost, to cure, any Title Defects asserted in a valid Title

Defect Notice, on or prior to the Closing Date, by providing Notice to Purchasers of such election. Any Seller’s election to attempt to cure a Title Defect shall not constitute an obligation to cure or attempt to cure such Title Defect or a waiver of any Seller’s right to dispute, or an admission as to the validity, nature or value of, or cost to cure, such Title Defect.

(c)           Defect Amounts. The diminution of value of the Mineral Interests or Wells attributable to any valid Title Defect (the “Defect Amount”) shall be determined as follows:

(i)            if Purchasers and Sellers agree on the Defect Amount as to a Mineral Interest or Well, that amount shall be the Defect Amount;

(ii)           subject to Section 3.2(c)(viii), which is liquidated in amount, then the Defect Amount with respect to such Mineral Interest or Well shall be the amount necessary to be paid to remove the Title Defect from the affected Mineral Interest or Well;

(iii)          subject to Section 3.2(c)(viii), if a Title Defect as to any Well represents a negative discrepancy between (A) the actual Net Revenue Interest for any such Well and (B) the “Net Revenue Interest” percentage stated on Exhibit A-2 for such Well, then the Defect Amount for such Well shall be equal to (1) the product of the Allocated Value of such Well, multiplied by (2) the a fraction, the numerator of which is (x) the remainder of (I) the Net Revenue Interest stated in Exhibit A-2 for such Well minus (II) the actual Net Revenue Interest for such Well after giving effect to such Title Defect and the denominator of which is (y) the Net Revenue Interest stated in Exhibit A-2 for such Well; provided, that if the Title Defect does not affect the “Net Revenue Interest” percentage stated on Exhibit A-2 for such Well throughout its entire productive life, the Defect Amount determined under this subpart (iii) shall be reduced to take into account the applicable time period only;

(iv)          subject to Section 3.2(c)(viii), if a Title Defect constitutes a reduction in the number of NRIAs as to any Mineral Interest (or portion thereof), then the Defect Amount for such Mineral Interest shall be equal to the product of (1) the NRIA Price allocated to such Mineral Interest multiplied by (2) the remainder of (x) the number of NRIAs purported to be included in such Mineral Interest as set forth on Exhibit A-1, minus (y) the actual number of NRIAs included in such Mineral Interest after giving effect to such Title Defect;

(v)           subject to Section 3.2(c)(viii), if a Title Defect as to any Mineral Interest represents a negative discrepancy between (A) the actual Net Revenue Interest for any such Mineral Interest and (B) the “Net Revenue Interest” percentage stated on Exhibit A-1 for such Mineral Interest, then the Defect Amount for such Mineral Interest shall be equal to (1) the product of the Allocated Value of such Mineral Interest, multiplied by (2) the a fraction, the numerator of which is (x) the remainder of (I) the Net Revenue Interest stated in Exhibit A-1 for such Mineral Interest minus (II) the actual Net Revenue Interest for such Mineral Interest after giving effect to such Title Defect and the denominator of which is (y) the Net Revenue Interest stated in Exhibit A-1 for such Mineral Interest;

(vi)          subject to Section 3.2(c)(viii), if the Title Defect represents an obligation, encumbrance, burden or charge upon or other defect in title to the affected Mineral Interest or Well of a type not described in Section 3.2(c)(i) through Section 3.2(c)(iv), the Defect

Amount for such Mineral Interest or such Well shall be determined by taking into account the Allocated Value of the Mineral Interest or Well so affected, the portion of the applicable member of the Subject Company Group’s interest in the Mineral Interest or Well affected by the Title Defect, the legal effect of the Title Defect, the potential present value economic effect of the Title Defect over the life of the affected Mineral Interest or Well, the values placed upon the Title Defect by Purchasers and Sellers, and such other factors as are necessary to make an evaluation and determination of such value;

(vii)         the Defect Amount with respect to a Title Defect shall be determined without duplication of any costs or losses included in another Defect Amount hereunder, or for which Purchasers otherwise receive credit in the calculation of the Adjusted Purchase Price; and

(viii)        notwithstanding anything to the contrary in this Agreement, the aggregate Defect Amounts attributable to all Title Defects with respect to each Mineral Interest or each Well shall not exceed the Allocated Value of such Mineral Interest or such Well (after giving effect to any applicable adjustments due to prior Title Defects).

Section 3.3            Title Benefits.

(a)           Notice of Title Benefits. Should Sellers discover any Title Benefit at any time on or prior to the Closing Date, Sellers shall promptly, but in no event later than the Closing Date, deliver to Purchasers a written notice (each a “Title Benefit Notice”) including:

(i)            a description of the alleged Title Benefit;

(ii)           the Mineral Interests or Well subject to such Title Benefit;

(iii)          the Allocated Value of each Mineral Interest or Well subject to the alleged Title Benefit;

(iv)          such discovering Party’s good faith reasonable estimate of the Title Benefit Amount attributable to such Title Benefit and the computations and information upon which such Party’s estimate is based; and

(v)           such reasonable documentation for Purchasers to verify such Title Benefit which shall include, to the extent in the possession or control of any Sellers, (1) a copy of the relevant document to the extent the alleged Title Benefit is a document, (2) the deed or title opinion describing the Title Benefit in reasonable detail, to the extent the basis of the alleged Title Benefit is in a member of the Subject Company Group’s chain of title and (3) any other document reasonably necessary for the Purchasers or the Title Arbitration Panel to verify and confirm the existence of the Title Benefit Amount.

The failure to include any of the items above shall not invalidate any Title Benefit claim if the Title Benefit Notice materially complies with these provisions and reasonably identifies the Title Benefit.

SELLERS SHALL BE DEEMED TO HAVE WAIVED AND RELEASED, AND COVENANT THAT THEY SHALL WAIVE AND RELEASE, ANY AND ALL TITLE BENEFITS FOR

WHICH PURCHASERS HAVE NOT RECEIVED, ON OR BEFORE THE CLOSING DATE, A VALID TITLE BENEFIT NOTICE.

(b)           Title Benefit Amounts. The “Title Benefit Amount” for any Title Benefit shall be determined as follows:

(i)            if a Title Benefit as to any Well represents a positive discrepancy between (A) the actual Net Revenue Interest for any such Well and (B) the “Net Revenue Interest” percentage stated on Exhibit A-2 for such Well, then the Title Benefit Amount for such Well shall be equal to (1) the product of the Allocated Value of such Well, multiplied by (2) the a fraction, the numerator of which is (x) the remainder of (I) the actual Net Revenue Interest for such Well after giving effect to such Title Benefit minus (II) the Net Revenue Interest stated in Exhibit A-2 for such Well and the denominator of which is (y) the Net Revenue Interest stated in Exhibit A-2 for such Well; provided, that if the Title Benefit does not affect the “Net Revenue Interest” percentage stated on Exhibit A-2 for such Well throughout its entire productive life, the Title Benefit Amount determined under this subpart (b)(i) shall be reduced to take into account the applicable time period only;

(ii)           if a Title Benefit constitutes an increase in the number of NRIAs as to any Mineral Interest (or portion thereof) greater than the number purported to be included in such Mineral Interest, if any, set forth on Exhibit A-1, then the Title Benefit Amount for such Title Benefit shall be equal to the product of (1) the NRIA Price allocated to such Mineral Interest multiplied by (2) the remainder of (x) the actual number of NRIAs included in such Mineral Interest after giving effect to such Title Benefit minus (y) the number of NRIAs purported to be included in such Mineral Interest as set forth on Exhibit A-1; and

(iii)          if a Title Benefit as to any Mineral Interest represents a positive discrepancy between (A) the actual Net Revenue Interest for any such Mineral Interest and (B) the “Net Revenue Interest” percentage stated on Exhibit A-1 for such Mineral Interest, then the Title Benefit Amount for such Well shall be equal to (1) the product of the Allocated Value of such Mineral Interest, multiplied by (2) the a fraction, the numerator of which is (x) the remainder of (I) the actual Net Revenue Interest for such Mineral Interest after giving effect to such Title Benefit minus (II) the Net Revenue Interest stated in Exhibit A-1 for such Mineral Interest and the denominator of which is (y) the Net Revenue Interest stated in Exhibit A-1 for such Mineral Interest.

Section 3.4            Sole and Exclusive Remedies for Title Defects and Title Benefits. Except with respect to the remedies for any breach of the provisions of this Article 3, the Special Warranty of Title set forth in Section 3.6 below, the certificate to be delivered at the Closing pursuant to Section 10.2(e), any Lien that secures Subject Company Indebtedness, Section 5.8(c) and Section 5.9, and subject to each Party’s applicable rights to dispute the existence of any Title Defect or Title Benefit, and the applicable Defect Amounts and/or Title Benefit Amounts with respect thereto, each Party’s sole and exclusive rights and remedies with respect to Title Defects, Title Benefits and the applicable Defect Amounts and Title Benefit Amounts with respect thereto shall be the rights, if any, of each such Party to terminate this Agreement in accordance with Article 12 as a result of the failure of any of the conditions to the Closing set forth in Section 9.1(d) or Section 9.2(d).

Section 3.5            Title Disputes.

(a)           Sellers and Purchasers shall use good faith efforts to agree prior to the Closing on the interpretation and effect of this Article 3 and the validity and determination of all Title Benefits, Title Benefit Amounts, Title Defects, and Defect Amounts (or the cure thereof). If Sellers and Purchasers are unable to agree on the scope, interpretation and effect of this Article 3, the existence, cure or amount of any Title Benefits, Title Benefit Amounts, Title Defects or Defect Amounts, the presence or absence of any Mineral Interest on Exhibit A-1, the presence or absence of any Well on Exhibit A-2, the Allocated Value of any Mineral Interest or Well, or any other matter related to title to the Mineral Interests or Wells by the Closing Date, all such disputed interpretations and effect of this Article 3, all Title Benefits, Title Benefit Amounts, Title Defects, and Defect Amounts, the presence or absence of any Mineral Interest on Exhibit A-1, the presence or absence of any Well on Exhibit A-2, the Allocated Value of any Mineral Interest or Well, or any other matter related to title to the Mineral Interests or the Wells in dispute shall be exclusively and finally resolved pursuant to this Section 3.5. Any time following the Target Closing Date if Closing has not occurred as a result of a Party’s failure to satisfy or waive Section 9.1(d) or Section 9.2(d), as applicable, disputes as to the interpretation and effect of this Article 3 and all Title Benefits, Title Benefit Amounts, Title Defects or Defect Amounts in dispute with respect to each Mineral Interest or each Well located within a particular state shall be submitted to a three-person panel of title attorneys (with respect to each such state, the “Title Arbitration Panel”), each of which shall have at least ten (10) years’ experience in oil and gas titles in such state (each such title attorney with respect to each such state, a “Title Referee”). Purchasers shall appoint one (1) Title Referee to sit on the Title Arbitration Panel, Sellers shall appoint one (1) Title Referee to sit on the Title Arbitration Panel and such Title Referees shall collectively appoint the third (3rd) Title Referee. Each Title Referee shall not have worked as an employee or outside counsel for any Party or any Affiliate of any Party during the ten (10) year period preceding the arbitration or have any financial interest in the dispute.

(b)           Within ten (10) Business Days after the selection of each Title Arbitration Panel, the Parties shall provide to such Title Arbitration Panel only the documents and materials described in this Section 3.5(b), as applicable (it being the intention of the Parties that any Party submitting a Title Defect Notice or Title Benefit Notice shall only be able to submit to the applicable Title Arbitration Panel the information, reports, opinions and materials included with or provided as part of such Title Defect Notice or Title Benefit Notice):

(i)            each Title Defect Notice and all documentation provided therewith with respect to each applicable disputed Title Defects as set forth in Section 3.2(a);

(ii)           each Title Benefit Notice and all documentation provided therewith with respect to each applicable disputed Title Benefits as set forth in Section 3.3(a);

(iii)          such evidence as Sellers deem appropriate to explain and dispute the existence, waiver and cure of each disputed Title Defect or the Defect Amount assigned thereto by Purchasers in any Title Defect Notice, together with Sellers’ good faith estimate of the Defect Amount, if any, with respect to each such disputed Title Defect;

(iv)          such evidence as the disputing Party deems appropriate to dispute the existence of any disputed Title Benefit or the Title Benefit Amount assigned thereto in any Title Benefit Notice with respect to any such disputed Title Benefit, together with such Party’s good faith estimate of the disputed Title Benefit Amount, if any, with respect to each such disputed Title Benefit; and

(v)           this Article 3, Exhibit A-1, Exhibit A-2 and Schedule 1.3, together with any definition of terms used in this Article 3 and such Exhibits and Schedules, but not other provisions of this Agreement.

(c)           The arbitration proceeding shall be held in Houston, Texas, and shall be conducted in accordance with, but not under the auspices or jurisdiction of, the AAA Rules, to the extent such rules do not conflict with the terms of this Section 3.5. The applicable Title Arbitration Panel’s determination shall be made within sixty (60) days after submission of the matters in dispute and shall be final and binding upon the Parties, without a right of appeal. Any decision of the Title Arbitration Panel as to any Title Defect, Defect Amount, Title Benefit or Title Benefit Amount with respect to any Title Defect or Title Benefit shall require the unanimous vote of all of the applicable Title Referees. In making a determination, each applicable Title Referee shall be bound by the rules set forth in this Article 3 and may consider such other matters as in the opinion of the applicable Title Referee are necessary or helpful to make a determination; provided, however, in determining the existence or amount of any Title Defect, Defect Amount, Title Benefit or Title Benefit Amount, Purchasers may not submit any evidence, records, materials, data or information that was not included in a valid Title Defect Notice delivered to Sellers by the Defect Deadline and Sellers may not submit any evidence, records, materials, data or information that was not included in a valid Title Benefit Notice delivered to Purchasers by the Closing Date. Additionally, the applicable Title Arbitration Panel may consult with and engage any disinterested Third Party to advise the Title Arbitration Panel, including title attorneys.

(d)           In no event shall the Title Arbitration Panel’s determination of (i) any Defect Amount with respect to any Title Defect be any lower than the amount asserted by Sellers for such Title Defect or any greater than the amount asserted by Purchasers for such Title Defect or (ii) any Title Benefit Amount with respect to any Title Benefit be any lower than the amount asserted by Purchasers for such Title Benefit or any greater than the amount asserted by Sellers for such Title Benefit. Notwithstanding anything herein to the contrary, the Title Arbitration Panel shall have exclusive, final and binding authority with respect to the scope of the Title Arbitration Panel’s authority with respect to any dispute arising under or related to this Article 3 or any disputed Title Benefits, Title Benefit Amounts, Title Defects or Defect Amounts and in no event shall any dispute as to the authority of the applicable Title Arbitration Panel to determine any such disputes be subject to, resolution or the provisions of Section 14.3. The applicable Title Arbitration Panel shall act as an expert for the limited purpose of determining the interpretation and effect of this Article 3 and any and all specific disputed Title Benefit Amounts, Title Defects or Defect Amounts submitted by any Party and may not award any damages, interest or penalties to any Party with respect to any matter. Sellers and Purchasers shall each bear their own legal fees and other costs of presenting their case. Purchasers shall bear all fees, costs and expenses for their appointed Title Referee, Sellers shall bear all fees, costs and expenses for their respective appointed Title Referee and Purchasers and Sellers shall each be responsible for one-half of the fees, costs and expenses of each third Title Referee chosen to sit on the Title Arbitration Panel.

Section 3.6            Special Warranty. If the Closing occurs, each Seller shall warrant and defend Defensible Title, as of the Closing Date, to (a) the Wells set forth in Exhibit A-2 and (b) the Mineral Interests set forth in Exhibit A-1 insofar and only insofar as to the period of time occurring on or prior to June 30, 2016, in each case, from and against the lawful claims of any Person by, through or under such Seller or any member of the Subject Company Group, but not otherwise (the warranty set forth in this Section 3.6, the “Special Warranty of Title”).

ARTICLE 4

REPRESENTATIONS AND WARRANTIES REGARDING EACH SELLER

Subject to the other terms and conditions of this Agreement and the exceptions set forth on the Disclosure Schedules, each Seller severally and not jointly represents and warrants to Purchasers on the Execution Date and the Closing Date the following:

Section 4.1            Existence and Qualification.

(a)           Such Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the state where it is organized (as set forth in the introductory paragraph) and has the requisite organizational power and authority to own the assets owned by such Seller, as applicable, and to conduct its business as it is now being conducted.

(b)           Except where the failure to do so has not had and would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect, such Seller is duly qualified and in good standing to carry on its business in the states where it is required to do so.

Section 4.2            Power. Such Seller has the capacity, power and authority to enter into and perform its obligations under this Agreement and the other Transaction Documents and to consummate the transactions contemplated by this Agreement and the other Transaction Documents.

Section 4.3            Authorization and Enforceability. The execution, delivery and performance of this Agreement and the other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of such Seller as required under its Governing Documents and no other proceeding on the part of such Seller is necessary to authorize this Agreement and the other Transaction Documents or the performance of the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by such Seller (and all Transaction Documents required to be executed and delivered by such Seller at the Closing shall be duly and validly executed and delivered by such Seller) and this Agreement constitutes, and at the Closing such Transaction Documents shall constitute, the valid and binding obligations of such Seller, enforceable against such Seller in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 4.4            No Conflicts. Except as set forth on Schedule 4.4 and except for Permitted Encumbrances, the execution, delivery and performance of this Agreement and the other Transaction Documents by such Seller, and the consummation by such Seller of the transactions contemplated by this Agreement and the other Transaction Documents do not and shall not:

(a)           conflict with or violate any provision of the Governing Documents of such Seller;

(b)           conflict with or result in any violation of, cause a breach of any provision of, or constitute a default (with or without the giving of notice, the passage of time or both) under, or give rise (with or without the giving of notice or the passage of time or both) to the termination, amendment, cancellation or acceleration of any obligation (or the right of any Person to so terminate, amend, cancel or accelerate) or the loss of a benefit or in increased, additional, accelerated or guaranteed rights or entitlements of such Seller, or create any obligation of any member of the Subject Company Group to make a payment to any other Person, in each case under the terms, conditions or provisions of any agreement or instrument to which such Seller is a party or by which such Seller or the Assets of such Seller may be bound;

(c)           result in the creation of any Lien on the Subject Securities;

(d)           violate any judgment, order, ruling or decree applicable to such Seller as a party in interest; or

(e)           violate any Laws applicable to such Seller;

except for any matters described in subsections (b), (d) or (e) above that would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

Section 4.5            Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending against, being contemplated by or, to the Knowledge of such Seller, threatened in writing against, such Seller.

Section 4.6            Litigation. Except as set forth on Schedule 4.6, as of the Execution Date, there are no Proceedings pending or, to such Seller’s Knowledge, expressly threatened in writing, in each case against such Seller seeking to prevent the execution and delivery by such Seller of this Agreement or the other Transaction Documents to which such Seller is a party or the consummation of the transactions contemplated hereby or thereby.

Section 4.7            Ownership of Subject Securities.

(a)           As of the date hereof (and as of the Closing Date), such Seller is the direct record and beneficial owner of, and has good and valid title to, all of the Subject Securities indicated on Schedule 5.5(c) as being owned by such Seller, free and clear of all Liens (other than restrictions on transfer pursuant to applicable securities Laws or the applicable Governing Documents of a Subject Company and Liens and other matters arising by, through or under any Purchaser or its Affiliates).

(b)           The consummation of the transactions contemplated by this Agreement by such Seller will vest Purchasers with good and valid title to all of the Subject Securities indicated on Schedule 5.5(c) as being owned by such Seller, free and clear of all Liens (other than restrictions on transfer pursuant to applicable securities Laws or the applicable Governing Documents of a Subject Company).

Section 4.8            Subject Companies’ Governing Documents. Except as set forth on Schedule 4.8, (a) the Governing Documents of each Subject Company, the Subject Securities of which are indicated on Schedule 5.5(c) as being owned by such Seller, assuming due execution and delivery by the other counterparties (if any) thereto, constitute the legal, valid and binding obligation of such Seller and, to such Seller’s Knowledge, the other counterparties thereto (if any), in each case in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and to general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity), and (b) such Seller is not in default or breach of any Governing Document of any Subject Company.

Section 4.9            Securities Law Compliance. Such Seller is an “accredited investor,” as defined in Regulation D under the Securities Act. Such Seller (a) is acquiring the Opco Common Units and the Class B Units for its own account and not with a view to distribution, (b) has sufficient knowledge and experience in financial and business matters so as to be able to evaluate the merits and risk of an investment in the Opco Common Units and the Class B Units and is able, financially, to bear the risks thereof and (c) acknowledges that the Opco Common Units and the Class B Units will, upon issuance, be characterized as “restricted securities” under state and federal securities Laws and that under such Laws and applicable regulations the Opco Common Units and the Class B Units may be resold without registration under such Laws only in certain limited circumstances.

Section 4.10          Independent Evaluation. Such Seller is a sophisticated, experienced and knowledgeable investor in the oil and gas business. In entering into this Agreement, such Seller has relied solely upon such Seller’s own expertise in legal, tax, reservoir engineering, and other professional counsel concerning this transaction, the Units issued to such Seller at Closing and the value thereof. Such Seller acknowledges and affirms that it has completed such independent investigation, verification, analysis and evaluation of the Units issued to such Seller at Closing and the value thereof and has made all such reviews and inspections of such Units as it has deemed necessary or appropriate to enter into this Agreement and at the Closing, such Seller shall have completed, or caused to be completed, its independent investigation, verification, analysis and evaluation of such Units and made all such reviews and inspections of such Units as such Seller has deemed necessary or appropriate to consummate the transaction. Except for the representations and warranties expressly made by Purchasers in Article 6, such Seller acknowledges that no member of the Purchaser Group or any other Person has made, and such Seller has not relied upon, any representations or warranties, express or implied, as to Purchasers, their assets or any other matters, including the financial condition, physical condition, environmental conditions, liabilities, operations, business, prospects of or title to the assets of Purchasers. Such Seller acknowledges and agrees that Purchasers have provided certain information regarding Purchasers and their business, that there are uncertainties inherent in such information (of which such Seller is familiar) and, subject to the representations and warranties expressly made by Purchasers in Article 6, such

Seller is taking full responsibility for making its own evaluation of the adequacy and accuracy of such information so furnished to it and any use of or reliance by such Seller on such information shall be at its sole risk. Such Seller specifically disclaims any obligation or duty by any Purchaser or any member of the Purchaser Group to make any disclosures of fact not required to be disclosed pursuant to the express representations and warranties set forth herein. Such Seller understands and acknowledges that neither the Commission nor any federal, state or foreign agency has passed upon the assets of Purchasers or made any finding or determination as to the fairness of an investment in such assets or the accuracy or adequacy of the disclosures made to such Sellers.

Section 4.11          Taxes. Each Seller either (a) is not and will not become, for U.S. federal income tax purposes, a partnership, Subchapter S corporation, grantor trust or any other entity that is disregarded as separate from any of the foregoing (each such entity, a “Flow-Through Entity”) or (b) if such Seller is or becomes a Flow-Through Entity, then it is not and will not be a principal purpose of the arrangement involving the Flow-Through Entity’s beneficial interest in any partnership interest in Opco to permit any entity to satisfy the 100-partner limitation of Treasury Regulation section 1.7704-1(h)(1)(ii).

ARTICLE 5

REPRESENTATIONS AND WARRANTIES REGARDING THE SUBJECT COMPANY GROUP

Subject to the other terms and conditions of this Agreement and the exceptions set forth on the Disclosure Schedules, as to each Subject Company or member of the Subject Company Group, as applicable, in which a Seller owns any Subject Securities, such Seller severally and not jointly represents and warrants to Purchasers on the Execution Date and the Closing Date the following with respect to such Subject Company or member of the Subject Company Group, as applicable (but in no event as to any Subject Company in which such Seller does not own any Subject Securities or any Subsidiary of a Subject Company in which such Seller does not own any Subject Securities):

Section 5.1            Existence and Qualification.

(a)           Such Subject Company and each of its Subsidiaries is a limited liability company or limited partnership, as applicable, duly formed or organized, validly existing and in good standing under the Laws of the state where it is formed or organized (as set forth in Schedule 5.1) and has the requisite organizational power and authority to own the assets owned by such member of the Subject Company Group, as applicable, and to conduct its business as it is now being conducted.

(b)           Except where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect, such Subject Company and each of its Subsidiaries is duly qualified and in good standing to carry on its business in the states where the Assets owned by such Subject Company and each of its Subsidiaries are located and those other states where such Subject Company and each of its Subsidiaries is required to do so, as set forth in Schedule 5.1.

Section 5.2            Power. Such Subject Company has the capacity, power and authority to enter into and perform its obligations under this Agreement and the other Transaction Documents and to consummate the transactions contemplated by this Agreement and the other Transaction Documents.

Section 5.3            Authorization and Enforceability. The execution, delivery, and performance of this Agreement and the other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of such Subject Company as required under its Governing Documents and no other proceeding on the part of such Subject Company is necessary to authorize this Agreement and the other Transaction Documents to which such Subject Company is (or will be) a party or the performance by such Subject Company of the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by such Subject Company, all Transaction Documents required to be executed and delivered by such Subject Company at the Closing shall be duly and validly executed and delivered by such Subject Company and, at the Closing, such Transaction Documents shall constitute the valid and binding obligations of such Subject Company, enforceable against such Subject Company in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 5.4            No Conflicts. Except as set forth on Schedule 5.4 and except for Permitted Encumbrances, the execution, delivery and performance of this Agreement and the other Transaction Documents by such Seller, and the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, do not and shall not:

(a)           conflict with or violate any provision of the Governing Documents of such Subject Company or its Subsidiaries;

(b)           conflict with or result in any violation of, cause a breach of any provision of or constitute a default (with or without the giving of notice, the passage of time or both) under, or give rise (with or without the giving of notice or the passage of time or both) to the termination, amendment, cancellation or acceleration of any obligation (or the right of any Person to so terminate, amend, cancel or accelerate) or the loss of a benefit or in increased, additional, accelerated or guaranteed rights or entitlements of such Subject Company or any of its Subsidiaries, or create any obligation of such Subject Company or any of its Subsidiaries to make a payment to any other Person, in each case under the terms, conditions or provisions of any agreement or instrument to which such Subject Company or any of its Subsidiaries is a party or by which such Subject Company or any of its Subsidiaries or the Assets of such Subject Company or any of its Subsidiaries may be bound;

(c)           result in the creation of any Lien on the Assets;

(d)           violate any judgment, order, ruling or decree applicable to such Subject Company as a party in interest; or

(e)           violate any Laws applicable to such Subject Company or any of its Subsidiaries;

except for any matters described in subsections (b), (d) or (e) above that would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

Section 5.5            Capitalization of the Subject Companies.

(a)           The Subject Securities have been duly authorized, are validly issued and outstanding, fully paid and non-assessable and were not issued in violation of any Governing Document of such Subject Company or any Right;

(b)           There are no (i) outstanding preemptive or other Rights with respect to the Securities of such Subject Company or its Subsidiaries, (ii) appreciation rights, preemptive rights, redemption rights, repurchase rights, agreements, arrangements, calls, puts, subscription agreements, rights of first offer, rights of first refusal, tag along rights, drag along rights, subscription rights or commitments or other rights or contracts of any kind or character relating to or entitling any Person to purchase or otherwise acquire any Securities of such Subject Company or its Subsidiaries or requiring such Subject Company or its Subsidiaries to issue, transfer, convey, assign, redeem or otherwise acquire or sell any Securities, (iii) equity equivalents, interests in the ownership or earnings or other similar rights of or with respect to such Subject Company or its Subsidiaries, (iv) equity holder agreements, voting agreements, proxies or other similar agreements or understandings with respect to the Securities of such Subject Company or its Subsidiaries, (v) authorized or outstanding bonds, debentures, notes or other indebtedness that entitle the holders to vote (or are convertible or exercisable for or exchangeable into securities that entitle the holders to vote) with holders of Subject Securities or its Subsidiaries on any matter and (vi) Securities of such Subject Company or its Subsidiaries reserved for issuance;

(c)           Schedule 5.5(c) sets forth all of the issued and outstanding Securities of or in such Subject Company and each Subsidiary of such Subject Company, and (i) the applicable Seller is the sole direct record and beneficial owner of such Securities designated as being issued and held by such Seller on Schedule 5.5(c) and (ii) the applicable Subject Company is the sole direct record and beneficial owner of such Securities designated as being issued and held by such Subject Company on Schedule 5.5(c);

(d)           No Securities of such Subject Company have been offered, issued, sold or transferred in violation of any Law or preemptive or similar rights. Such Subject Company is not under any obligation, contingent or otherwise, by reason of any Contract to register the offer and sale or resale of any of its Securities under the Securities Act;

(e)           Each Subject Company owns, directly or indirectly, 100% of the Securities in and to the applicable Subsidiaries of such Subject Company, free and clear of any Liens, as further set forth and indicated on Schedule 5.5(e), and all such Securities have been duly authorized, are validly issued and outstanding, fully paid and non-assessable and were not issued in violation of any Governing Document of such Subject Company or any Right;

(f)            Except as described on Schedule 5.5(f), such Subject Company does not own, and has not owned, directly or indirectly, any Securities (excluding ownership of marketable securities or similar investment accounts) of or in any Person and does not and has not owned any subsidiaries;

(g)           Purchasers have been provided access to complete and accurate copies of each currently existing Governing Document of each member of the Subject Company Group, including all applicable amendments thereto, and such Governing Documents are in full force and effect;

(h)           No member of the Subject Company Group has any Subject Company Indebtedness; and

(i)            The Subject Securities are not certificated.

Section 5.6            Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending against, being contemplated by or, to the Knowledge of such Seller, threatened in writing against such Subject Company or any of its Subsidiaries.

Section 5.7            Litigation. Except as set forth on Schedule 5.7, as to any title matters or Title Defects, which are solely addressed in Article 3, to any environmental matters, which are solely addressed in Section 5.17, as of the Execution Date, and except for any pooling, forced pooling, unitization, communitization or similar Proceeding with respect to any Mineral Interests, none of such Subject Company, any of its Subsidiaries and any of its and their Assets (a) is a party or subject to a Proceeding or (b) to the Knowledge of Seller, has been threatened in writing with any Proceeding.

Section 5.8            Financial Statements.

(a)           Schedule 5.8 sets forth true and complete copies of the unaudited balance sheets for each Subject Company as of December 31, 2017 and September 30, 2018, and pertaining to the assets and time periods, described therein, prepared from the books and records the Subject Companies, together with the related unaudited statements of operations, changes in member’s capital and statements of cash flow for the periods indicated therein (the “Unaudited Financial Statements”). The Unaudited Financial Statements have been prepared from the books and records of such entities in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and present fairly in accordance with GAAP, in all material respects, the financial position and the results of operations of the applicable Subject Companies and their consolidated Subsidiaries as of, and for the periods ended on, the applicable dates set forth therein, except that the Unaudited Financial Statements do not contain footnote disclosures or other presentation items required by GAAP and for normal year-end adjustments that are not material in the aggregate.

(b)           Since September 30, 2018, no Subject Company has effected any material change in any method of accounting or accounting practice, except for any such change required because of a concurrent change in GAAP.

(c)           Except as set forth on Schedule 5.8, there are no liabilities of such Subject Company of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that would be required to be reflected on a balance sheet prepared in accordance with GAAP, other than (i) liabilities adequately provided for on the balance sheet of such Subject Company included in the Unaudited Financial Statements, (ii) liabilities in the Ordinary Course subsequent to the date of the balance sheet of such Subject Company included in the Unaudited Financial Statements, (iii) liabilities to Affiliates that are Transaction Costs, (iv) liabilities related Suspense Funds, (v) all Tax liabilities, (vi) liabilities for Operating Expenses that result in an adjustment to the Unadjusted Purchase Price under Article 2 or (vii) liabilities that, individually or in the aggregate, have not had, or would not reasonably be expected to have, a Seller Material Adverse Effect.

Section 5.9            No Transfer or Conveyance of the Assets. Except as otherwise set forth on Schedule 5.9 or the granting of a Lease burdening the Mineral Interests, since June 30, 2016, the Subject Companies have not transferred or conveyed to any Third Party any Mineral Interests described on Exhibit A-1.

Section 5.10          Absence of Certain Changes. Since September 30, 2018, (a) there has not been any circumstance, change or effect that, individually or in the aggregate, would reasonably be expected to have a Seller Material Adverse Effect and (b) except as set forth in Schedule 5.10, no Subject Company nor any of its Subsidiaries has taken or permitted to occur any of the actions prohibited in Section 8.2(b).

Section 5.11          Taxes. Except as set forth on Schedule 5.11:

(a)           To such Seller’s Knowledge, (i) all material Tax Returns required to be filed by such Subject Company and each of its Subsidiaries have been duly and timely filed, (ii) all material Taxes owed by such Subject Company and each of its Subsidiaries that are or have become due have been paid in full, (iii) there are no Liens (other than statutory Liens for Taxes that are not yet due and payable) on any of the Assets of such Subject Company or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax and (iv) all Tax withholding and deposit requirements imposed on or with respect to such Subject Company have been satisfied in full in all respects;

(b)           To such Seller’s Knowledge, (i) there is no claim pending against such Subject Company or any of its Subsidiaries for any material Taxes, (ii) no assessment, deficiency or adjustment has been asserted, proposed or threatened in writing with respect to any material Taxes or material Tax Returns of such Subject Company or any of its Subsidiaries that has not been resolved and (iii) no material Tax audits or administrative or judicial proceedings are being conducted with respect to such Subject Company or any of its Subsidiaries;

(c)           There is not currently in effect any extension or waiver of any statute of limitations of any jurisdiction regarding the assessment or collection of any Taxes of such Subject Company or any of its Subsidiaries;

(d)           Since September 30, 2016, no material claim has been made against such Subject Company or any of its Subsidiaries by a taxing authority in a jurisdiction where such Subject Company or any of its Subsidiaries does not file Tax Returns that such Subject Company or any of its Subsidiaries is or may be subject to Taxes assessed by such jurisdiction;

(e)           No private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement by or with any Governmental Authority is binding on or has been requested with respect to such Subject Company or any of its Subsidiaries;

(f)            Such Subject Company and each of its Subsidiaries is properly classified as a disregarded entity for U.S. federal income Tax purposes, and has never been classified as an association taxable as a corporation; and

(g)           None of the Assets of such Subject Company or any of its Subsidiaries is subject to any tax partnership agreement or other arrangement requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code or any similar state statute, other than the Seller of such Subject Company (which is classified as a partnership for U.S. federal income tax purposes).

Notwithstanding any other provision in this Agreement, the representations and warranties in this Section 5.11 and Section 5.14 are the only representations and warranties of such Seller in this Agreement with respect to Tax matters.

Section 5.12          Contracts.

(a)           As of the Execution Date, Schedule 5.12 sets forth a complete and accurate list of all Material Contracts of the Subject Company Group.

(b)           Each Material Contract constitutes the legal, valid and binding obligation of the Subject Company party thereto, on the one hand, and, to the Knowledge of Seller, the counterparties thereto, on the other hand, and is enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. Such Subject Company and each of its Subsidiaries is not in material breach or default of its obligations under any Material Contract. To such Seller’s Knowledge, (i) no material breach or material default by any Third Party exists under any Material Contract and (ii) no counterparty to any Material Contract has canceled, terminated or modified, or threatened in writing to cancel, terminate or modify, any Material Contract. Prior to the Closing Date, true, correct and complete copies of all Material Contracts and all amendments thereto have been made available to Purchasers.

Section 5.13          Consents and Preferential Purchase Rights. Except as set forth on Schedule 5.13, to such Seller’s Knowledge, (a) there are no Required Consents which are required to be obtained, made or complied with for or as a result of the consummation of the transactions contemplated by this Agreement and the Transaction Documents and (b) there are no preferential purchase rights, rights of first refusal or similar rights with respect to the Assets that would be triggered by the sale of the Subject Securities by such Seller (“Preferential Rights”).

Section 5.14          Labor and Employee Benefits.

(a)           Such Subject Company and its Subsidiaries do not employ any employees;

(b)           Such Subject Company and its Subsidiaries do not sponsor, maintain or contribute, nor is it required to contribute, to any Employee Benefit Plan;

(c)           There does not exist now, nor do any circumstances exist that reasonably could be expected to result in, any liability of any Subject Company or any of its Subsidiaries with respect to any Employee Benefit Plan, other than reimbursements of costs as may be provided in intercompany service agreements with Seller or its Affiliates;

(d)           Such Subject Company and its Subsidiaries is not contractually or otherwise obligated (whether or not in writing) to provide any Person with life insurance or medical benefits following retirement or other termination of employment; or

(e)           Such Subject Company and its Subsidiaries is not a party to any collective bargaining agreement or other contract with a labor union or similar representative of employees.

Section 5.15          Bank Accounts. Schedule 5.15 sets forth a complete and accurate list of all deposit, demand, savings, passbook, security or similar accounts maintained by such Subject Company and each of its Subsidiaries with any bank or financial institution, the names and addresses of the banks or financial institutions maintaining each such account and the authorized signatories on each such account.

Section 5.16          Books and Records. The minute book of such Subject Company and each of its Subsidiaries contains materially accurate and complete records of all meetings held and action taken by the members, managers or directors of such Subject Company and each of its Subsidiaries, respectively. Such Subject Company maintains all books of account and other business records (including the Records) required by Law or necessary to conduct the business of such Subject Company and each of its Subsidiaries in accordance with the past practices of such Person, consistently applied.

Section 5.17          Environmental Matters.

(a)           To the Knowledge of such Seller, such Subject Company, each of its Subsidiaries, and its and their ownership of the Assets are in compliance with applicable Environmental Laws and have been since July 1, 2016, except for where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

(b)           To the Knowledge of such Seller, there are no environmental conditions that would reasonably be expected to form the basis for the assertion of any material claim, material investigative, remedial or corrective obligations or other material liabilities against such Subject Company or any of its Subsidiaries under any Environmental Law, except for where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

(c)           None of such Subject Company and any of its Subsidiaries has received any written notice from a Governmental Authority or Third Party that remains unresolved alleging a material violation of or material non-compliance with any Environmental Law or any material permit issued pursuant to Environmental Law by such Subject Company or any of its Subsidiaries.

(d)           None of such Subject Company and any of its Subsidiaries is subject to any pending or, to the Knowledge of such Seller, threatened in writing Proceeding under or related to any Environmental Law (including any such Proceeding related to designation of such Subject Company or any of its Subsidiaries as a potentially responsible party under CERCLA or any similar local or state law).

Section 5.18          Compliance with Laws. To such Seller’s Knowledge, since July 1, 2016, such Subject Company and each of its Subsidiaries has been in compliance in all material respects with all applicable Laws. None of such Subject Company and any of its Subsidiaries has received a written notice of a material violation of any Law that is applicable to the Assets and that has not been (or will not be prior to the Closing) corrected or settled. Notwithstanding any provision in this Section 5.18 (or any other provision of this Agreement) to the contrary, Section 5.11, Section 5.14 and Section 5.17 shall be such Seller’s exclusive representations and warranties with respect to Taxes, employee matters and Environmental Laws, respectively, as well as to related matters, and such Seller makes no other representations or warranties with respect to such matters, including under this Section 5.18.

Section 5.19          No Cost-Bearing Interests. The Assets do not include any unleased mineral or other interest where such Seller or any member of the Subject Company Group has agreed to, or Purchasers will have to, bear a share of drilling, operating or other costs as a participating mineral owner or otherwise from and after the Effective Time, other than (i) instances where the Assets have been force pooled under applicable Law and such member of the Subject Company Group’s share of drilling, operating or other costs as a participating mineral owner in such pooled unit are set off against such member of the Subject Company Group’s share of the proceeds of production attributable to such pooled unit or (ii) unleased Mineral Interests where the Subject Companies have not elected to participate in operations with respect to such Mineral Interests but the proceeds of such operations are reduced pursuant to applicable Law by the Subject Companies’ share of capital and/or operating expenses with respect to such operations.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF PURCHASERS

Subject to the other terms and conditions of this Agreement and the exceptions set forth on the Disclosure Schedules, each Purchaser represents and warrants to Sellers as of the Execution Date and the Closing Date the following:

Section 6.1            Existence and Qualification.

(a)           KRP is a limited partnership duly formed, validly existing and in good standing under the Laws of the state of Delaware and has the requisite organizational power and authority to own its assets and to conduct its business as it is now being conducted. Opco is a limited liability company duly formed and organized, validly existing and in good standing under the Laws of the state of Delaware and has the requisite organizational power and authority to own its assets and to conduct its business as it is now being conducted.

(b)           Except where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect, each Purchaser is duly qualified and in good standing to carry on its business in states where it is required to do so.

Section 6.2            Power. Each Purchaser has the capacity, power and authority to enter into and perform its obligations under this Agreement and the other Transaction Documents and to consummate the transactions contemplated by this Agreement and the other Transaction Documents.

Section 6.3            Authorization and Enforceability. The execution, delivery, and performance of this Agreement and the other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary limited partnership or limited liability company, as applicable, action on the part of Purchasers as required under its Governing Documents and no other proceeding on the part of Purchasers is necessary to authorize this Agreement and the other Transaction Documents or the performance of the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by Purchasers (and all documents required to be executed and delivered by Purchasers at the Closing shall be duly and validly executed and delivered by Purchasers) and this Agreement constitutes, and at the Closing such documents shall constitute, the valid and binding obligations of Purchasers, enforceable against such Purchasers in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 6.4            No Conflicts. The execution, delivery and performance of this Agreement and the other Transaction Documents by Purchasers, and the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, do not and shall not:

(a)           conflict with or violate any provision of the Governing Documents of Purchasers;

(b)           conflict with or result in any violation of, cause a breach of any provision of, or constitute a default (with or without the giving of notice, the passage of time or both) under, or give rise (with or without the giving of notice, the passage of time or both) to the termination, amendment, cancellation or acceleration of any obligation (or the right of any Person to so terminate, amend, cancel or accelerate) or the loss of a benefit or in increased, additional, accelerated or guaranteed rights or entitlements of any Person, or create any obligation to make a payment to any other Person, in each case under the terms, conditions or provisions of any agreement or instrument to which each Purchaser is a party or by which each Purchaser may be bound;

(c)           result in the creation of any material Lien on any assets of Purchasers;

(d)           violate any judgment, order, ruling or regulation applicable to Purchasers as a party in interest;

(e)           violate any Law applicable to Purchasers,

except for any matters described in subsections (b), (d) or (e) above that would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

Section 6.5            Capitalization.

(a)           As of the Execution Date, the issued and outstanding partnership interests of KRP consist of 19,495,403 Common Units, 18,014,342 Class B Units and 110,000 Series A Cumulative Convertible Preferred Units representing limited partner interests in KRP. No other class of partnership interests of KRP is issued or outstanding. All issued and outstanding partnership interests of KRP are duly authorized, validly issued and fully paid (to the extent required under the Partnership Agreement), non-assessable (except as such non-assessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA) and free of preemptive rights (except as set forth in the Partnership Agreement or disclosed in KRP’s SEC Documents). All issued and outstanding partnership interests of KRP were issued in compliance with applicable Laws.

(b)           Except as disclosed in KRP’s SEC Documents or as expressly provided in the Transaction Documents, (i) there are no outstanding Securities of KRP convertible into, exchangeable or exercisable for partnership interests or other Securities of KRP, (ii) authorized or outstanding options, preemptive rights, redemption rights, repurchase rights, agreements, arrangements, calls, puts, subscription agreements, rights of first offer, rights of first refusal, tag along rights, drag along rights, subscription rights, warrants or other rights, commitments or contracts of any kind or character relating to or entitling any Person to acquire from KRP or obligations of KRP to issue or sell, any partnership interests or other Securities, including Securities convertible into or exchangeable for partnership interests or other Securities of KRP, (iii)  equity equivalents, interests in the ownership or earnings or other similar rights of or with respect to KRP, (iv) authorized or outstanding bonds, debentures, notes or other indebtedness that entitle the holders to vote (or convertible or exercisable for or exchangeable into Securities that entitle the holders to vote) with holders of Common Units on any matter or (v) voting trust agreements or other Contracts restricting or otherwise relating to voting, dividend rights or disposition of the partnership interests or other Securities of KRP.

(c)           The Class B Units issued pursuant to this Agreement will be duly authorized by KRP prior to the Closing Date, and when issued and delivered to each applicable Seller in accordance with the terms of this Agreement, will be validly issued and fully paid (to the extent required under the Partnership Agreement), non-assessable (except as such non-assessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA) and free of preemptive rights (except as set forth in the Partnership Agreement or disclosed in KRP’s SEC Documents) and any and all Liens and restrictions on transfer, other than restrictions on transfer disclosed in KRP’s SEC Documents, under this Agreement, the Partnership Agreement or applicable state and federal securities Laws.

(d)           As of the Execution Date, the issued and outstanding limited liability company interests of Opco consist of 37,509,745 Opco Common Units and 110,000 Opco Series A Cumulative Convertible Preferred Units. No other class of limited liability company interests of Opco is issued or outstanding. All issued and outstanding limited liability company interests of Opco are duly authorized, validly issued and fully paid (to the extent required by the Opco

Agreement), non-assessable (except as such non-assessability may be affected by Sections 18-607 and 18-804 of the DLLCA) and free of preemptive rights (except as set forth in the Opco Agreement or disclosed in KRP’s SEC Documents). The Opco Common Units issued pursuant to this Agreement will be duly authorized by Opco prior to the Closing Date, and when issued and delivered to each applicable Seller in accordance with the terms of this Agreement, will be validly issued and fully paid (to the extent required under the Opco Agreement), non-assessable (except as such non-assessability may be affected by Sections 18-607 and 18-804 of the DLLCA) and free of preemptive rights (except as set forth in the Opco Agreement or disclosed in KRP’s SEC Documents) and any and all Liens and restrictions on transfer, other than restrictions on transfer disclosed in KRP’s SEC Documents, under this Agreement, the Opco Agreement or applicable state and federal securities Laws.

(e)           The Common Units issuable upon exchange of the Opco Common Units and Class B Units issued hereunder will be duly authorized by KRP prior to such issuance, and when issued and delivered to each applicable Seller in accordance with the terms of the Exchange Agreement, will be validly issued and fully paid (to the extent required under the Partnership Agreement), non-assessable (except as such non-assessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA) and free of preemptive rights (except as set forth in the Partnership Agreement or disclosed in KRP’s SEC Documents) and any and all Liens and restrictions on transfer, other than restrictions on transfer disclosed in KRP’s SEC Documents, under this Agreement, the Partnership Agreement or applicable state and federal securities Laws.

Section 6.6            Financial Statements.

(a)           KRP has timely filed or furnished with the U.S. Securities and Exchange Commission (the “Commission”) all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be filed or furnished by it since February 7, 2017 under the Securities Act or the Exchange Act (all such documents, collectively, the “SEC Documents”). The SEC Documents, including any audited or unaudited financial statements and any notes thereto or schedules included therein (the “Purchaser Financial Statements”), at the time filed or furnished (except to the extent amended or superseded by a subsequently filed or furnished SEC Document filed or furnished prior to the Execution Date) (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein (in the light of the circumstances under which they were made) not misleading, (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as applicable, and (c) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto. The Purchaser Financial Statements were prepared from the books and records of KRP in accordance with GAAP applied on a consistent basis during the periods covered thereby (except as may be indicated in the notes thereto or the omission of notes to the extent permitted by Regulation S-K or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission) and subject, in the case of interim financial statements, to normal year-end adjustments, and present fairly in accordance with GAAP, in all material respects, the financial position and the results of operations of KRP as of, and for the periods ended on, such applicable dates. The other financial information of KRP, including non-GAAP financial measures, if any, contained or incorporated by reference in the SEC Documents has been derived from the accounting records of KRP, and fairly presents in all material respects the information purported to be shown thereby. Nothing has come to the attention of Purchasers that has caused them to believe that the statistical and market-related data included in the SEC Documents is not based on or derived from sources that are reliable and accurate in all material respects as of the date on which the applicable SEC Documents were filed. Based on an annual evaluation of disclosure controls and procedures, Purchasers are not aware of (i) any significant deficiency or material weakness in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect its ability to record, process, summarize and report financial data or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the internal controls over financial reporting of KRP.

(b)           KRP does not have any liabilities of any kind, whether accrued, contingent, absolute, determined, determinable or otherwise, that would be required to be reflected on a balance sheet prepared in accordance with GAAP, other than: (i) liabilities adequately provided for, reflected or reserved on the Purchaser Financial Statements, (ii) liabilities that have arisen after September 30, 2018 in the Ordinary Course or (iii) liabilities that have not had, or would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

Section 6.7            Independent Registered Public Accounting Firm. Grant Thornton LLP, which has audited the financial statements of KRP and its consolidated subsidiaries and delivered its report with respect to the audited consolidated financial statements contained or incorporated by reference in the SEC Documents, is an independent registered public accounting firm with respect to KRP within the meaning of the Securities Act and the applicable rules and regulations thereunder adopted by the Commission and the Public Company Accounting Oversight Board (United States). Grant Thornton LLP has not resigned or been dismissed as independent registered public accountants of KRP as a result of or in connection with any disagreement with KRP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures.

Section 6.8            Controls and Procedures; Listing.

(a)           KRP has established and maintains disclosure controls and procedures (as defined in Rule 13(a)-15(e) of the Exchange Act) designed to give reasonable assurance that information relating to KRP required to be disclosed in the SEC Documents is recorded, summarized and reported within the time periods specified by the Commission and that such information is communicated to KRP’s management.

(b)           KRP and, to Purchasers’ Knowledge, the directors and officers of KRP’s general partner, in their capacities as such, are in compliance in all material respects with all applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith.

(c)           The Common Units are listed on the New York Stock Exchange, and KRP has not received any notice of delisting or noncompliance with the applicable listing and corporate governance rules and regulations of the New York Stock Exchange. Purchasers have taken no action that is designed to terminate the registration of the Common Units under the Exchange Act.

No judgment, order, ruling, decree, injunction, or award of any securities commission or similar securities regulatory authority or any other Governmental Authority, or of the New York Stock Exchange, preventing or suspending trading in any securities of KRP has been issued, and no proceedings for such purpose are pending or, to Purchasers’ Knowledge, contemplated or threatened.

Section 6.9            Absence of Changes. Since September 30, 2018, except as disclosed in the SEC Documents, there has not been any circumstance, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

Section 6.10          Contracts. Neither Purchaser is a party to, and none of their assets are bound by or subject to, any Contract containing (a) any material restriction on any Purchaser or its Affiliates from freely engaging in any business or competing anywhere or (b) any material standstill restriction or similar restriction on any Purchaser or its Affiliates from acquiring equity or voting securities of a Third Party, in each case that is or will be binding upon Sellers or any of their respective Affiliates as a result of being Affiliated with any Purchaser or by virtue of owning the Opco Common Units or the Class B Units issued hereunder or the Common Units issuable upon exchange of the Opco Common Units and Class B Units issued hereunder.

Section 6.11          Taxes.

(a)           (i) All material Tax Returns required to be filed by any Purchaser have been duly and timely filed, (ii) all material Taxes owed by any Purchaser that are or have become due have been paid in full, (iii) there are no Liens (other than statutory Liens for Taxes that are not yet due and payable) on any of the assets of any Purchaser that arose in connection with any failure (or alleged failure) to pay any Tax and (iv) all Tax withholding and deposit requirements imposed on or with respect to such Purchaser have been satisfied in full in all respects;

(b)           There is no claim pending against any Purchaser or the assets of any Purchaser for any material Taxes, and no assessment, deficiency or adjustment has been asserted, proposed or threatened in writing with respect to any material Taxes or material Tax Returns of any Purchaser that has not been resolved and no material Tax audits or administrative or judicial proceedings are being conducted with respect to any Purchaser;

(c)           There is not currently in effect any extension or waiver of any statute of limitations of any jurisdiction regarding the assessment or collection of any Taxes of any Purchaser;

(d)           No claim has ever been made against any Purchaser by a taxing authority in a jurisdiction where such Purchaser does not file Tax Returns that such Purchaser is or may be subject to Taxes assessed by such jurisdiction;

(e)           No private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement by or with any Governmental Authority is binding on or has been requested with respect to any Purchaser; and

(f)            Opco is properly classified as a partnership for U.S. federal income Tax purposes, and has never been classified as an association taxable as a corporation, and KRP is properly classified as an association taxable as a corporation for U.S. federal income Tax purposes.

Notwithstanding any other provision in this Agreement, the representations and warranties in this Section 6.11 are the only representations and warranties of any Purchaser in this Agreement with respect to Tax matters.

Section 6.12          Environmental Matters.

(a)           To Purchasers’ Knowledge, Purchasers and Purchasers’ ownership of their assets are in compliance with applicable Environmental Laws and have been for the proceeding three (3) years prior to the Closing Date, except for where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

(b)           To Purchasers’ Knowledge, there are no environmental conditions that would reasonably be expected to form the basis for the assertion of any material claim, material investigative, remedial or corrective obligations or other material liabilities against any Purchaser or any asset of Purchasers under any Environmental Law, except for where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

(c)           Neither Purchaser has received any written notice from a Governmental Authority or Third Party that remains unresolved alleging a material violation of or material non-compliance with any Environmental Law or any material permit issued pursuant to Environmental Law by a Purchaser.

(d)           None of Purchasers are subject to any pending or, to the Knowledge of Purchasers, threatened in writing Proceeding under or related to any Environmental Law (including any such Proceeding related to designation of either Purchaser as a potentially responsible party under CERCLA or any similar local or state law).

Section 6.13          Form S-3 Eligibility. As of the Execution Date, KRP is eligible to register for resale by Sellers under Form S-3 promulgated under the Securities Act the Common Units issuable upon exchange of the Opco Common Units and the Class B Units to be issued hereunder.

Section 6.14          Exemptions from Securities Laws. Provided that the representations made by Sellers in Section 4.9 are true and accurate on the Closing Date, the issuance of Opco Common Units and Class B Units to Sellers in accordance with the terms of this Agreement will be exempt from the registration requirements of the Securities Act, and no document will be required to be filed, no proceeding will be required to be taken and no permit, approval, consent or authorization will be required to be obtained by Purchasers under the Securities Act in connection with such issuance.

Section 6.15          Defense Production Act. Each Purchaser is not a foreign person and the transactions contemplated by this agreement are not a covered transaction as those terms are defined in Section 721 of the Defense Production Act of 1950, as amended, 50 U.S.C. App. 2170, and the regulations promulgated thereunder, 31 C.F.R. Part 800.

Section 6.16                             Litigation. Except as set forth on Schedule 6.16 and to any environmental matters, which are solely addressed in Section 6.12, as of the Execution Date neither a Purchaser nor its assets (a) is a party or subject to a Proceeding or (b) to the Knowledge of such Purchaser, has been threatened in writing with any Proceeding.

Section 6.17                             Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending against, being contemplated by or, to the Knowledge of Purchasers, threatened in writing against Purchasers or any Affiliate thereof (whether by Purchasers or any Third Party).

Section 6.18                             Investment Company. Neither such Purchaser is now, and after the issuance and sale of the Opco Common Units or Class B Units will be, an “investment company” or a company “controlled by” an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 6.19                             Investment Intent. Purchasers are acquiring the Subject Securities and Assets for their own account as an investment and not with a view to their sale or distribution in violation of the Securities Act, the rules and regulations thereunder, any applicable state blue sky laws or any other applicable securities Laws.

Section 6.20                             Independent Evaluation. Each Purchaser is a sophisticated, experienced and knowledgeable investor in the oil and gas business. In entering into this Agreement, each Purchaser has relied solely upon such Purchaser’s own expertise in legal, tax, reservoir engineering and other professional counsel concerning this transaction, the Assets and the value thereof. Each Purchaser acknowledges and affirms that it has completed such independent investigation, verification, analysis and evaluation of the Assets and has made all such reviews and inspections of the Assets as it has deemed necessary or appropriate to enter into this Agreement and, at the Closing, such Purchaser shall have completed, or caused to be completed, its independent investigation, verification, analysis and evaluation of the Assets and made all such reviews and inspections of the Assets as such Purchaser has deemed necessary or appropriate to consummate the transaction. Except for the representations and warranties expressly made by each Seller in Article 4 and Article 5 of this Agreement, each Purchaser acknowledges that no member of the Seller Group or any other Person has made, and such Purchaser has not relied upon, any representations or warranties, express or implied, as to any Seller, the Subject Securities, the Subject Company Group, the Assets or any other matters, including the financial condition, physical condition, environmental conditions, liabilities, operations, business, prospects of or title to the Assets. Purchasers acknowledge and agree that Sellers have provided certain projections, estimates and other forecasts and business plan information regarding Sellers and their business, that there are uncertainties inherent in attempting to make such projections, estimates and other forecasts (of which Purchasers are familiar) and, subject to the representations and warranties expressly made by Sellers in Article 4 and Article 5, Purchasers are taking full responsibility for making their own evaluation of the adequacy and accuracy of all projections, estimates and other forecasts and plans so furnished to them and any use of or reliance by Purchasers on such projections, estimates and other forecasts and plans shall be at their sole risk. Purchasers specifically disclaim any obligation or duty by any Seller or any member of the Seller Group to make any disclosures of fact not required to be disclosed pursuant to the express representations and warranties set forth herein. Purchasers understand and acknowledge that neither the

Commission nor any federal, state or foreign agency has passed upon the Assets or made any finding or determination as to the fairness of an investment in the Assets or the accuracy or adequacy of the disclosures made to Purchasers.

ARTICLE 7

DISCLAIMERS AND ACKNOWLEDGEMENTS

Section 7.1                                    General Disclaimers of Purchasers. EXCEPT WITH REGARD TO FRAUD AND AS EXPRESSLY REPRESENTED (IF AT ALL) OTHERWISE IN ARTICLE 4, ARTICLE 5 OR THE SPECIAL WARRANTY SET FORTH IN SECTION 3.6 ABOVE OR THE CERTIFICATE TO BE DELIVERED AT THE CLOSING PURSUANT TO SECTION 10.2(e), WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, (a) SELLERS DO NOT MAKE AND EXPRESSLY DISCLAIM, AND EACH PURCHASER WAIVES AND REPRESENTS AND WARRANTS THAT SUCH PURCHASER HAS NOT RELIED UPON, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, IN THIS OR ANY OTHER INSTRUMENT, AGREEMENT OR CONTRACT DELIVERED HEREUNDER OR IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREUNDER OR THEREUNDER, INCLUDING ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED AS TO (i) TITLE TO ANY OF THE ASSETS, (ii) THE CONTENTS, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT OR ANY GEOLOGICAL DATA, SEISMIC DATA, RESERVE DATA, RESERVE REPORTS, RESERVE INFORMATION (ANY ANALYSIS OR INTERPRETATION THEREOF) RELATING TO THE ASSETS, (iii) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE ASSETS, (iv) THE EXISTENCE OF ANY PROSPECT, RECOMPLETION, INFILL OR STEP-OUT DRILLING OPPORTUNITIES, (v) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES GENERATED BY THE ASSETS, (vi) THE PRODUCTION OF PETROLEUM SUBSTANCES FROM THE ASSETS, OR WHETHER PRODUCTION HAS BEEN CONTINUOUS OR IN PAYING QUANTITIES OR ANY PRODUCTION OR DECLINE RATES, (vii) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS, (viii) INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHT OR (ix) ANY OTHER RECORD, FILES OR MATERIALS OR INFORMATION (INCLUDING AS TO THE ACCURACY, COMPLETENESS OR CONTENTS OF THE RECORDS) THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO EACH PURCHASER OR ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO AND (b) SELLERS FURTHER DISCLAIM, AND EACH PURCHASER WAIVES, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY EQUIPMENT, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES HERETO THAT EXCEPT AS SET FORTH ABOVE THE ASSETS ARE BEING TRANSFERRED “AS IS, WHERE IS,” WITH ALL FAULTS AND

DEFECTS, AND THAT EACH PURCHASER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS SUCH PURCHASER DEEMS APPROPRIATE.

Section 7.2                                    Environmental Disclaimers. Purchasers acknowledge that the Assets have been used for exploration, development, production, gathering, and transportation of oil and gas and there may be petroleum, produced water, wastes, scale, NORM, hazardous substances, or other substances or materials located in, on, or under the Assets or associated with the Assets. Equipment and sites included in the Assets may contain asbestos, NORM, or other hazardous substances. NORM may affix or attach itself to the inside of wells, pipelines, materials, and equipment as scale, or in other forms. The wells, materials, and equipment located on the Assets or included in the Assets may contain NORM and other wastes or hazardous substances. NORM containing material or other wastes or hazardous substances may have come in contact with various environmental media, including water, soils, or sediment. Special procedures may be required for the assessment, remediation, removal, transportation, or disposal of environmental media, wastes, asbestos, NORM, and other hazardous substances from the Assets. EXCEPT WITH REGARD TO FRAUD AND AS EXPRESSLY REPRESENTED OTHERWISE IN SECTION 5.17, SELLERS DO NOT MAKE, SELLERS EXPRESSLY DISCLAIM, AND PURCHASERS WAIVE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO ANY MATTERS WITH RESPECT TO THE EXISTENCE OF ANY ENVIRONMENTAL LIABILITIES, RELEASE OF HAZARDOUS SUBSTANCES, OR ANY OTHER ENVIRONMENTAL CONDITION WITH RESPECT TO THE OWNERSHIP OR OPERATION OF ASSETS OR THE PRESENCE OR ABSENCE OF ASBESTOS OR NORM IN OR ON THE ASSETS IN QUANTITIES ALLOWED UNDER APPLICABLE LAW FOR OILFIELD OPERATIONS IN THE AREAS WHERE THE ASSETS ARE LOCATED.

Section 7.3                                    Conspicuousness. SELLERS AND PURCHASERS AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE 7 AND THE REST OF THIS AGREEMENT ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSE OF ANY APPLICABLE LAW.

ARTICLE 8

COVENANTS OF THE PARTIES

Section 8.1                                    Access.

(a)                                 From the Execution Date until the Closing, each Seller shall give each Purchaser, its Affiliates and each of their respective officers, employees, agents, accountants, attorneys, investment bankers, consultants and other authorized representatives (“Purchasers’ Representatives”) reasonable access to the Records during such Seller’s normal business hours, for the purpose of conducting a confirmatory review of the Assets, but only to the extent that such Seller may do so without (i) violating applicable Laws, (ii) waiving any legal privilege of such Seller or its Affiliates or (iii) violating any confidentiality obligations to any Third Party (in which case such Seller shall use commercially reasonable efforts to obtain a waiver of such confidentiality obligation, provided, that such Seller shall not be required to make any payments or incur any liabilities therefor). Such access shall be granted to Purchasers in Houston, Texas. Upon reasonable request by Purchasers, Sellers shall use commercially reasonable efforts to facilitate communications between Purchasers and representatives of Fortis to the extent reasonably necessary to facilitate Purchasers’ reasonable access to the Records. All investigations and due diligence conducted by Purchasers or any of Purchasers’ Representatives shall be conducted at Purchasers’ sole cost, risk and expense and any conclusions made from any examination done by Purchasers or any of Purchasers’ Representatives shall result from Purchasers’ own independent review and judgment. If the Closing does not occur, Purchasers (A) shall promptly return to Sellers or destroy all copies of the Records, reports, summaries, evaluations, due diligence memos and derivative materials obtained pursuant to this Section 8.1(a) or otherwise from or on behalf of Sellers or any member of the Subject Company Group in the possession or control of Purchasers or any of Purchasers’ Representatives and (B) shall keep and shall cause each of Purchasers’ Representatives to keep, any and all information that is obtained by or on behalf of Purchasers pursuant to this Section 8.1(a) confidential, except, in each case, as otherwise required by Law.

(b)                                 Each Purchaser agrees to indemnify, defend and hold harmless each member of the Seller Group from and against any and all Damages attributable to personal injury or property damage, solely to the extent attributable to, arising out of or relating to access to the Records or any offices or locations of any Seller by Purchasers or any of Purchasers’ Representatives, EVEN IF SUCH CLAIMS OR DAMAGES ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY MEMBER OF THE SELLER GROUP.

Section 8.2                                    Operation of Subject Companies’ Business.

(a)                                 From the Execution Date until the Closing, except as described on Schedule 8.2 or as expressly provided in this Agreement or required by Law, without the prior written consent of Purchasers, which shall not be unreasonably withheld, conditioned or delayed, each Seller shall, and shall cause each member of the Subject Company Group to, (i) operate in the Ordinary Course and (ii) maintain the books of account and Records in the usual, regular and ordinary manner and in accordance with the usual accounting practices of each such Person.

(b)                                 From the Execution Date until the Closing, except as described on Schedule 8.2 or as expressly provided in this Agreement or required by Law, without the prior written consent of Purchasers, which shall not be unreasonably withheld, conditioned or delayed, Sellers shall, and shall cause each member of the Subject Company Group to:

(i)                                     not transfer, sell, lease hypothecate, encumber, mortgage, pledge, novate, subject to any Lien or otherwise dispose of any of the Assets;

(ii)                                  not amend or modify the Governing Documents of a member of the Subject Company Group;

(iii)                               not issue, grant, transfer, sell or grant any Lien on, propose to issue, grant, transfer, sell or grant any Lien on, or otherwise permit to become outstanding, or authorize the creation of any, Subject Securities or any other Securities or Rights to acquire any Securities of a member of the Subject Company Group;

(iv)                              not cause or permit any member of the Subject Company Group to acquire, directly or indirectly, whether by merger, consolidation or any other business combination transaction or agreement, any Person or assets of any Person, or make any loan or advance to, or capital contribution or other investment in, any Person, including the formation of any joint venture;

(v)                                 not adopt, enter into, authorize, recommend, propose or announce an intention to adopt a plan of merger, consolidation, restructuring, recapitalization or other reorganization involving any member of the Subject Company Group or any plan of complete or partial dissolution or liquidation or filing of a petition in bankruptcy;

(vi)                              not (A) declare, set aside or pay any dividends or distributions (other than cash dividends or cash distributions payable and actually paid to Sellers prior to the Closing) on, or make any other distribution in respect of, any Securities of the Subject Company Group (whether in cash, Securities or property or any combination thereof), (B) adjust, split, combine or reclassify any Subject Securities or other Securities of any member of the Subject Company Group or (C) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any Subject Securities or other Securities of any member of the Subject Company Group;

(vii)                           not hire any employees or engage any individuals as independent contractors except for those independent contractors or brokers retained by Sellers or any member of the Subject Company Group in connection with its rights or obligations under Agreement;

(viii)                        not materially change its accounting methods, policies or practices, except as required by applicable Law as concurred to by its independent auditors and notice of which is given in writing by such Seller to Purchasers;

(ix)                              not create, assume, incur, guarantee or become liable for any Indebtedness for Borrowed Money or issue or sell any debt securities or Rights to acquire any debt securities of any member of the Subject Company Group;

(x)                                 not enter into any Hedging Transaction;

(xi)                              not enter into any new line of business;

(xii)                           not terminate (other than terminations based on the expiration without any affirmative action by any Seller or any member of the Subject Company Group), cancel, materially amend or modify, execute or extend any Material Contracts;

(xiii)                        not enter into any Contract that would constitute a Material Contract, other than Contracts with respect to Excluded Assets;

(xiv)                       not terminate (other than terminations based on the expiration without any affirmative action by any Seller or any member of the Subject Company Group), cancel, materially amend or modify any oil, gas or and mineral lease or any instrument creating or evidencing an interest in Hydrocarbons (a “Lease”), or affirmatively waive or release any material right with respect to any Leases;

(xv)                          not enter into, execute or extend any Leases;

(xvi)                       not commence any action, suit or proceeding (including condemnation, expropriation or forfeiture proceedings) or settle or compromise any action, suit or proceeding other than those that provide for a complete release of the applicable member of the Subject Company Group from all claims subject to such dispute and do not provide for any admission of liability by such member of the Subject Company Group;

(xvii)                    not make or change any material Tax elections with respect to the Assets or a member of the Subject Company Group, except as required by applicable Law; and

(xviii)                 not agree or commit to do any of the foregoing.

(c)                                  Purchasers’ approval of any action restricted by this Section 8.2 shall be considered granted within five (5) Business Days (unless a shorter time is reasonably required by the circumstances and such shorter time is specified in Sellers’ notice) of Sellers’ notice to Purchasers requesting such consent unless Purchasers notify Sellers to the contrary during that period. Requests for approval of any action restricted by this Section 8.2 shall be delivered to the following individual, who shall have full authority to grant or deny such requests for approval on behalf of Purchasers:

Matt Daly
Kimbell Royalty Partners, LP
777 Taylor Street, Suite 810
Fort Worth, Texas 76102
Email: matt@kimbellrp.com

(d)                                 Notwithstanding anything herein to the contrary, Sellers shall have the right prior to the Closing to cause any Subject Company to (i)  make any distributions and/or dividends to any Seller of any Cash and Cash Equivalents and Excluded Assets and (ii) wind up or otherwise terminate any and all Hedging Transactions to which the Subject Companies are parties; provided, that in each case such action does not impose any liability or obligation on Purchasers or on any Subject Company that will survive the Closing or create any Lien on any Asset.

Section 8.3                                    Operation of Purchasers’ Business.

(a)                                 From the Execution Date until the Closing, except as described on Schedule 8.3 or as expressly provided in this Agreement or required by Law, without the prior written consent of Sellers, which shall not be unreasonably withheld, conditioned or delayed, each Purchaser shall (i) operate in the Ordinary Course and (ii) maintain the books of account and records relating to the business of Purchasers in the usual, regular and ordinary manner and in accordance with the usual accounting practices of each such Person.

(b)                                 From the Execution Date until the Closing, except as described on Schedule 8.3 or as expressly provided in this Agreement or required by Law, without the prior written consent of Sellers, which shall not be unreasonably withheld, conditioned or delayed, Purchasers shall:

(i)                                     not amend or modify the Governing Documents in a manner that would have a material adverse effect on the rights or preferences of the Opco Units or the Class B Units;

(ii)                                  not issue, grant, transfer, sell or grant any Lien on, or propose to issue, grant, transfer, sell or grant any Lien on, any Securities of any subsidiary of Opco, in each case except as permitted by the Buyer Credit Agreement;

(iii)                               not directly or indirectly acquire, whether by merger, consolidation or other business combination transaction or agreement, any Person or substantially all the assets of any Person, or make any material loan or advance to, or capital contribution or other investment in, any other Person, including the formation of any joint ventures, in each case, except as permitted by the Buyer Credit Agreement or among Purchasers’ subsidiaries;

(iv)                              not adopt, enter into, authorize, recommend, propose or announce an intention to adopt any plan of complete or partial dissolution or liquidation or filing of a petition in bankruptcy;

(v)                                 except in connection with Purchasers’ regularly scheduled quarterly cash distributions on their outstanding Securities, not (A) declare, set aside or pay any dividends or distributions on, or make any other distribution in respect of any Securities (whether in cash, Securities or property or any combination thereof), (B) adjust, split, combine or reclassify any Securities of Purchasers or (C) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any Securities of Purchasers;

(vi)                              not materially change any accounting methods, policies or practices of Opco or KRP, except as required by applicable Law as concurred to by its independent auditors;

(vii)                           not create, assume, incur, guarantee or become liable for any Indebtedness for Borrowed Money or issue or sell any debt securities or Rights to acquire any debt securities of Purchasers (other than in the Ordinary Course, as permitted under the Buyer Credit Agreement or solely among Purchasers’ subsidiaries);

(viii)                        not enter into any new line of business;

(ix)                              not make or change any material Tax elections with respect to Opco or KRP, except as required by applicable Law;

(x)                                 split, combine or reclassify any of the outstanding Securities of any Purchaser; or

(xi)                              not agree or commit to do any of the foregoing.

(c)                                  Sellers’ approval of any action restricted by this Section 8.3 shall be considered granted within five (5) Business Days (unless a shorter time is reasonably required by the circumstances and such shorter time is specified in Purchasers’ notice) of Purchasers’ notice to Sellers requesting such consent unless Sellers notify Purchasers to the contrary during that period. Requests for approval of any action restricted by this Section 8.3 shall be delivered to the following individual, who shall have full authority to grant or deny such requests for approval on behalf of Sellers:

Ashley Yates
1111 Bagby Street
Suite 2150
Houston, Texas 77002
Email: ashleyy@fortisminerals.com

Section 8.4                                    Notice to Holders of Consent and Preferential Purchase Rights. Promptly after the Execution Date (and in any event, within ten (10) Business Days after the Execution Date), each Seller shall prepare and send, or cause to be prepared and sent, (A) notices to the holders of any Consents, or those Required Consents that are set forth on Schedule 5.13, in each case, requesting consent to the transactions contemplated by this Agreement and (B) notices to the holders of any applicable Preferential Rights to purchase or similar rights that are set forth on Schedule 5.13 in compliance with the terms of such rights and requesting waivers of such rights. Sellers and Purchasers shall cooperate and use commercially reasonable efforts to cause such Consents to be obtained and delivered prior to Closing and all such Preferential Rights to purchase to be waived, provided, that Sellers shall not be required to make payments or undertake obligations to obtain such Consents or Required Consents. Sellers shall not be liable or obligated to Purchasers for any damages or liabilities related or attributable to Customary Consents that are not obtained before, on or after Closing. If prior to the Closing, Purchasers discover any Consents, Required Consent or Preferential Rights to purchase or similar rights that are not set forth on Schedule 5.13 and which are applicable to the transactions contemplated by this Agreement, Purchasers shall promptly after discovery provide written notice to Sellers of such Consents, Required Consents or Preferential Rights, whereupon Sellers shall promptly thereafter send the notices and requests as to such Consents, Required Consents and Preferential Rights required under and in accordance with this Section 8.4, as applicable.

Section 8.5                                    Closing Efforts and Further Assurances. Each Party agrees that from and after the Execution Date it will use its commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all actions reasonably necessary, proper or advisable under applicable Laws to consummate the transaction contemplated hereunder, including (a) using its commercially reasonable efforts to cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the Parties to consummate the transaction contemplated hereunder and (b) executing any additional instruments and agreements necessary to consummate the transactions contemplated by this Agreement. Following the Closing, the Parties agree to, and Purchasers agree to cause the Subject Companies to, execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably requested by the other Parties in order to consummate or implement expeditiously the transactions contemplated by this Agreement in accordance with the terms hereof.

Section 8.6                                    Amendment of Disclosure Schedules. Each Party shall have the continuing right until two (2) Business Days prior to the Closing Date to add, supplement or amend the Disclosure Schedules to the representations and warranties of such applicable Party with respect to any matter hereafter arising or discovered, which, if existing or known at the Execution Date or thereafter, would have been required to be set forth or described in the Disclosure Schedules so that the representations or warranties of such Party would be true, correct and complete as of the Closing Date. For all purposes of this Agreement, including for purposes of determining whether the conditions set forth in Section 9.2 have been fulfilled, the Disclosure Schedules shall be deemed to include only that information contained therein on the Execution Date and shall be deemed to exclude all information contained in any addition, supplement or amendment under this Section 8.6. If the Closing shall occur, then all matters disclosed pursuant to any such addition, supplement or amendment in accordance with the first sentence of this Section 8.6 shall be disregarded for purposes of, and shall not affect, Purchasers’ remedies under Section 13.2(b) to the extent that such addition, supplement or amendment does not individually or in the aggregate result in a failure to satisfy the condition set forth in Section 9.2(a); provided, however, that in the event that such addition, supplement or amendment does, individually or in the aggregate, result in a failure to satisfy the condition set forth in Section 9.2(a) and Purchasers waive in writing the failure of such condition, Purchaser shall be deemed to have waived such remedies under Section 13.2(a) with respect to such addition, supplement or amendment.

Section 8.7                                    Liability for Brokers’ Fees. Each Party hereby agrees to indemnify, defend and hold harmless each other Party, any Affiliate of such other Party, and all such other Parties’ stockholders, unitholders, members, officers, directors, employees, agents, lenders, advisors, representatives, accountants, attorneys and consultants from and against any and all claims, obligations, damages, liabilities, losses, costs and expenses (including court costs and reasonable attorneys’ fees) arising as a result of undertakings or agreements of any such indemnifying Party (or any of its Affiliates) prior to Closing, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation to an intermediary in connection with the negotiation, execution, or delivery of this Agreement or any agreement or document contemplated hereunder.

Section 8.8                                    Press Releases. From and after the Execution Date, all press releases or other public communications relating to the transactions contemplated by this Agreement shall be subject to the prior written consent of each Party; provided, however, the foregoing shall not restrict disclosures by a Party or any of its Affiliates (i) in connection with the issuance of public announcements or other public disclosures required by applicable securities or other Laws or the applicable rules of any stock exchange having jurisdiction over such Party or any Affiliate of such Party; provided, that such Party shall use commercially reasonable efforts to afford the other Party an opportunity to first review the content of the proposed disclosure and provide reasonable comment regarding the same or (ii) to Governmental Authorities or any Third Party holding preferential rights to purchase, rights of consent, or other rights that may be applicable to the transactions contemplated by this Agreement, as reasonably necessary to provide notices, seek waivers, amendments or terminations of such rights, or seek such consents.

Section 8.9                                    Expenses and Certain Governmental Approvals. Except as otherwise expressly provided in this Agreement, all expenses incurred by Sellers or the Subject Companies in connection with or related to the authorization, preparation or execution of this Agreement, and the Exhibits and Schedules hereto and thereto, and all other matters related to the Closing, including all fees and expenses of counsel, accountants and financial advisers employed by Sellers or the Subject Companies, shall be borne solely and entirely by Sellers, and all such expenses incurred by Purchasers shall be borne solely and entirely by Purchasers.

Section 8.10                             Records.

(a)                                 No later than thirty (30) days after Closing, each Seller shall make available the Records that are in the possession of such Seller for pickup or copying, as applicable, during normal business hours, subject to Section 8.10(b).

(b)                                 Sellers may make and retain, at each Seller’s sole cost and expense, copies of any and all Records that relate to the business or operations of the Assets or the Subject Companies on or before the Closing Date and that are required by such Seller to comply with legal obligations or that relate to the Excluded Assets; provided, however, that Sellers may retain the originals of those Records relating to Tax and accounting matters and provide Purchasers, at their request, with copies of such Records (i) that pertain to Tax matters solely related to the Subject Companies or their Subsidiaries or (ii) if such Records are necessary for Purchasers to adequately prepare Tax Returns or to contest a legal or administrative proceeding pursuant to Article 11.

(c)                                  Purchasers shall preserve and keep a copy of all Records in Purchasers’ possession for a period of at least seven (7) years after the Closing Date. After such seven (7) year period, before Purchasers shall dispose of any such Records, Purchasers shall give Sellers at least ninety (90) days’ Notice to such effect, and Sellers shall be given an opportunity, at each Seller’s cost and expense, to remove and retain all or any part of such Records as Sellers may select. From and after Closing, upon reasonable request and during normal business hours, Purchasers shall provide to Sellers, at no cost or expense to Purchasers, reasonable access to such Records as remain in Purchasers’ possession in connection with matters relating to the ownership or operations of the Assets on or before the Closing Date or any claim asserted by a Third Party. The obligations of Purchasers contained in this Section 8.10(c) are limited to the extent that Purchasers may fulfill their obligations without (i) violating applicable Laws, (ii) waiving any legal privilege of Purchasers or their Affiliates or (iii) violating any confidentiality obligations to any Third Party (in which case Purchasers shall use commercially reasonable efforts to obtain a waiver of such confidentiality obligation, provided, that Purchasers shall not be required to make any payments or incur any liabilities therefor).

Section 8.11                             Confidentiality. Subject to Section 8.8, for a period of one (1) year from and after the Closing Date, each Seller shall, and shall cause its Affiliates to, not make disclosures to Third Parties of any confidential or proprietary information relating to Purchasers or their respective Affiliates (including the Subject Companies) except with the prior written consent of Purchasers or as required by, or requested pursuant to, applicable Law, regulation or legal, judicial or administrative process (including an audit or examination by a regulatory authority or self-regulatory organization), except to the extent that such information (i) is generally available to the public through no fault of such Seller or any of its Affiliates committed following Closing, (ii) is lawfully acquired by such Seller or any of its Affiliates from and after the Closing from sources which are not known to such Seller to be prohibited from disclosing such information by a legal, contractual or fiduciary obligation to Purchasers or the Subject Companies, (iii) is required for purposes of compliance by such Seller or its Affiliates with Tax or regulatory reporting requirements or (iv) is needed in connection with the exercise, enforcement or performance of

Sellers’ rights and obligations hereunder, the other Transaction Documents or the enforcement or defense of the same; provided, however, that (x) nothing shall prohibit such Seller or its Affiliates from using their knowledge or mental impressions of such information or their general knowledge of the industry or geographic area in the conduct of their respective businesses following the Closing, (y) such Seller and its Affiliates may discuss the underlying investment with respect to the Assets or the Subject Companies, as applicable, and the acquisition or disposition of the Assets or the Subject Companies, as applicable, to its current and potential limited partners and/or investors or in connection with legitimate fundraising activities or fund performance reporting with current or prospective investors, lenders or partners.

Section 8.12                             Affiliate Contracts. Prior to the Closing, Sellers shall cause each member of the Subject Company Group to terminate, without liability or continuing obligation to the Subject Company Group, the Contracts listed on Schedule 8.12.

Section 8.13                             Assistance with Financial Statements and Other Matters.

(a)                                 From and after the Execution Date, each Seller shall use commercially reasonable efforts to direct its consultants, accountants, agents and representatives to, during customary business hours and provided that such efforts do not unreasonably interfere with the business operations of such Seller, cooperate with Purchasers and independent auditors chosen by Purchasers (“Purchasers’ Auditor”) in connection with the Buyer Credit Agreement, any audit by Purchasers’ Auditor of any financial statements of the Assets or Subject Companies or any reserve reports with respect thereto or other actions that Purchasers reasonably require to comply with the financial statement requirements under state and federal securities Laws. Such cooperation will include (i) reasonable access to each Seller’s and the Subject Companies’ officers, managers, consultants, agents and representatives who were responsible for preparing or maintaining the financial records and work papers and other supporting documents used in the preparation of such financial statements as may be required by Purchasers’ Auditor to perform an audit or conduct a review in accordance with GAAP or to otherwise verify such financial statements, (ii) using commercially reasonable efforts to obtain the consent of the independent auditor(s) and reserve engineer(s) of such Subject Companies (as applicable) that conducted any audit of such financial statements or prepared any reserve reports to be named as an expert in (A) any filings that may be made by Purchasers under the Securities Act or required by the Commission under securities Laws applicable to Purchasers or any report required to be filed by Purchasers under the Exchange Act in connection with the transactions contemplated by this Agreement or (B) any prospectus or offering memorandum for any equity or debt financing of Purchasers, (iii) providing information in connection with Purchasers preparation of responses to any inquiries by regulatory authorities relating to the foregoing financial statements and/or reserve reports, (iv) delivery of one or more customary representation letters from such Seller or the Subject Companies (as applicable) to the auditor of the financial statements that are reasonably requested by Purchasers to allow such auditors to complete an audit (or review of any financial statements) and to issue an opinion with respect to an audit of those financial statements required pursuant to this Section 8.13(a) and (v) using commercially reasonable efforts to cause the independent auditor(s) or reserve engineer(s) of Sellers or the Subject Companies (as applicable) that conducted any audit of such financial statements to provide customary “comfort letters” to any underwriter or purchaser in connection with any equity or debt financing of Purchasers. Notwithstanding the foregoing, (x) nothing herein shall expand a Seller’s representations, warranties, covenants or agreements set forth in this Agreement or give Purchasers, their Affiliates or any Third Party any rights to which it is not entitled under the terms of this Agreement, (y) nothing in this Section 8.13(a) shall require travel or the obligation to incur any out-of-pocket costs by any of the subject Persons in order to comply with the terms of this Section 8.13(a) and (z) Purchasers will make commercially reasonable efforts to minimize any disruption associated with the cooperation contemplated by such Persons hereby. In each case, such cooperation by each Seller pursuant to this Section 8.13(a) shall be at Purchasers’ written request with reasonable prior notice to such Seller, and no such cooperation by a Seller shall be required to the extent it could cause any representation or warranty in this Agreement to be breached, cause any condition to the Closing set forth in Article 9 to fail to be satisfied or otherwise cause any breach of this Agreement. Nothing in this Section 8.13 or any action or inaction taken hereunder, shall excuse or waive Purchasers’ obligations to consummate the transactions in accordance with this Agreement. Sellers shall not have any liability or responsibility to Purchasers or any of their respective equity or debt financing sources with respect to the accuracy or completeness of any information delivered pursuant to this Section 8.13(a).

(b)                                 Notwithstanding anything to the contrary herein, it is understood and agreed that: (i) each Seller’s cooperation pursuant to the provisions of this Section 8.13 shall be at Purchasers’ sole cost and expense, and on the Closing Date or following the termination of this Agreement, Purchasers shall promptly reimburse each Seller for all reasonable and documented out-of-pocket costs and expenses incurred by such Seller, its Affiliates, officers, managers, consultants, agents and representatives in connection with such cooperation; (ii) Purchasers shall indemnify and hold harmless each Seller and its Affiliates and their respective directors, officers, employees and agents from and against any and all Damages by any such Persons suffered or incurred in connection with any assistance or activities provided in connection therewith other than to the extent such Damages arise from gross negligence or willful misconduct of such Seller, its Affiliates and their respective directors, officers, employees and agents; (iii) all non-public or otherwise confidential information regarding (1) the Sellers and their Affiliates (other than the Subject Company Group), (2) the Excluded Assets or (3) any asset or interest owned by Sellers or their Affiliates (other than the Subject Company Group) that are not otherwise part of the Assets, in each case, obtained by Purchasers or their representatives shall be kept confidential; (iv) the assistance described in this Section 8.13 shall not require a Seller to take any action that such Seller reasonably believes could result in a violation of any material agreement or any confidentiality arrangement or the loss of any legal or other applicable privilege; and (v) no Seller shall be required to provide any information to Purchasers for any of their respective equity or debt financing sources or that is not then in such Seller’s or its Affiliates’ possession.

Section 8.14                             No Shop. Until the earlier of the occurrence of Closing or the Termination Date:

(a)                                 Each Seller and its Affiliates shall, and shall direct each of their officers, employees, directors, agents, accountants, managers, attorneys, investment bankers, consultants and other representatives to, immediately cease any discussions or negotiations with any Persons with respect to any Third Party Acquisition or any proposal reasonably likely to lead to a Third Party Acquisition. From the Execution Date until the Closing, each Seller shall not, and shall not authorize or permit any of its Affiliates or any of their respective officers, employees, directors, agents, accountants, managers, attorneys, investment bankers, consultants and other representatives to, and shall not resolve or propose to, directly or indirectly, encourage, solicit, participate in or initiate discussions, negotiations, inquiries, proposals or offers (including any proposal or offer to their shareholders) with or from or provide any non-public information to any Person or group of Persons concerning any Third Party Acquisition or any inquiry, proposal or offer reasonably likely to lead to a Third Party Acquisition.

(b)                                 Each Seller shall not, and shall cause its subsidiaries not to, enter into any agreement, letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement constituting or directly related to, or which is reasonably likely to lead to, a Third Party Acquisition or any proposal for a Third Party Acquisition.

(c)                                  For the purposes of this Agreement, “Third Party Acquisition” shall mean the occurrence of any acquisition, directly or indirectly, in one or a series of related transactions, whether by sale, merger or other transaction, of all or any part of the Securities of any Subject Company or any portion of the Assets.

Section 8.15                             Lock-Up. During the period beginning on the Closing Date and ending on the one hundred twentieth (120th) day after the Closing Date (excluding the Closing Date for purposes of calculating such date) (the “Lock-Up Period”), no Seller, without the prior written consent of Purchasers, will lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any Opco Common Units or Class B Units issued hereunder to such Seller, whether any such transaction is to be settled by delivery of Common Units or Opco Common Units or other Securities, in cash, or otherwise. In the interest of clarity, nothing in this Section 8.15 shall restrict any Seller from (x) utilizing customary hedging strategies that may involve the pledge of Common Units or Opco Common Units as collateral until such time as the Common Units or Opco Common Units are ultimately disposed on or after expiration of the Lock-Up Period, or (y) being named as a selling unitholder in a registration statement with respect to the Common Units in compliance with the Securities Act. Nothing in this Section 8.15 shall prohibit or limit the ability of any Seller to effect any transfer of Common Units issued upon exchange of Opco Common Units and Class B Units (a)  as a bona fide gift or gifts or any other similar transfer or distribution that does not involve a sale or other disposition for value, (b) to the equityholders of such Seller or its Affiliates or any of their respective equityholders, members, limited partners, general partners or Affiliates as part of a dividend or distribution, (c) to any corporation, partnership or other entity that is an Affiliate of such Seller, (d) to any investment fund or other entity controlled or managed by any Affiliate of such Seller, provided, that in each of the foregoing clauses (a) through (d), the transferee agrees in writing to be bound by the restrictions set forth in this Section 8.15, (e) pursuant to a bona fide third party tender offer, merger, consolidation or other similar transaction made to all holders of Common Units or Opco Common Units, (f) pursuant to an order of a court or regulatory agency, or (g) pursuant to Section 2.5(d) or Section 13.7.

Section 8.16                             Additional Listing Application. As promptly as practicable after the Execution Date, but in any event after taking into consideration the rules and regulations of the New York Stock Exchange with respect to the timing of the Additional Listing Application (as hereinafter defined) and the supporting documents required to accompany the Additional Listing

Application, Purchasers shall submit to the New York Stock Exchange an additional listing application relating to the Common Units issuable upon exchange of the Opco Common Units and the Class B Units to be issued hereunder (the “Additional Listing Application”) and shall use their commercially reasonable efforts to secure the New York Stock Exchange’s approval of the Additional Listing Application.

Section 8.17                             Subject Marks. Except as otherwise provided for in the License to Subject Marks, from and after the Closing, Purchasers and the Subject Company Group agree, on behalf of the Purchaser Group and the Subject Company Group, that they shall have no right to use the names “Phillips”, “Phillips Energy”, “Phillips Energy Partners” and/or other similar name or right related thereto or containing or comprising the foregoing, including any name or mark confusingly similar thereto or a derivative thereof (collectively, the “Subject Marks”) and will not at any time hold themselves out as having any affiliation with Sellers or any of their Affiliates (excluding the Subject Company Group).

Section 8.18                             Litigations. Purchasers shall cause the applicable Subject Companies to use commercially reasonable efforts to diligently pursue and prosecute the Litigations from and after the Closing Date.

Section 8.19                             Registration Rights.

(a)                                 KRP shall (i) within 30 days following the Closing Date, prepare and file (to the extent not previously filed) a Shelf Registration Statement (which Shelf Registration Statement shall be an Automatic Shelf Registration Statement if the Purchasers are then eligible to file an Automatic Shelf Registration Statement with respect to such registration), registering for resale under the Securities Act all of the Registrable Securities, and (ii) use its reasonable best efforts to cause such Shelf Registration Statement to become effective as soon as reasonably practicable following such filing, but in any event no later than the 120th day following the Closing Date.  The plan of distribution indicated in the Shelf Registration Statement will include all such methods of sale as any Seller may reasonably request in writing at least five Business Days prior to the filing of the Shelf Registration Statement and that can be included in the Shelf Registration Statement under the rules and regulations of the Commission and consistent with the terms of this Agreement. Until all Registrable Securities cease to be Registrable Securities, KRP shall use its reasonable best efforts to keep current and effective such Shelf Registration Statement and file such supplements or amendments to such Shelf Registration Statement (or file a new Shelf Registration Statement (which Shelf Registration Statement shall be an Automatic Shelf Registration Statement if KRP is then eligible to file an Automatic Shelf Registration Statement) when such preceding Shelf Registration Statement expires pursuant to the rules of the Commission) as may be necessary or appropriate in order to keep such Shelf Registration Statement continuously effective and useable for the resale of all Registrable Securities under the Securities Act. Any Shelf Registration Statement when declared effective (including the documents incorporated therein by reference) will comply in all material respects as to form with all applicable requirements of the Securities Act and the Exchange Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

(b)                                 Upon written notice to the Sellers, KRP shall be entitled to suspend, for a period of up to 60 days, the use of any Registration Statement or Prospectus and shall not be required to amend or supplement the Registration Statement, any related Prospectus or any document incorporated therein by reference if (i) the Partnership receives any request by the Commission or any other federal or state governmental authority for amendments or supplements to such Registration Statement or Prospectus or for additional information that pertains to such Sellers as sellers of Registrable Securities; (ii) the Commission issues any stop order suspending the effectiveness of the Registration Statement covering any or all of the Registrable Securities or the initiation of any proceedings for that purpose; (iii) KRP receives any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction, or the initiation or threatening of any proceeding for such purpose; and (iv) the board of directors, chief executive officer or chief financial officer of the general partner of KRP determines in its or his or her reasonable good faith judgment that the Registration Statement or any Prospectus may contain an untrue statement of a material fact or may omit any fact necessary to make the statements in the Registration Statement or Prospectus not misleading; provided, that KRP shall use its good faith efforts to amend the Registration Statement or Prospectus to correct such untrue statement or omission as promptly as reasonably practicable, unless KRP determines in good faith that such amendment would reasonably be expected to have a materially detrimental effect on KRP.

(c)                                  Each of the Sellers hereby agrees (i) to cooperate with KRP and to furnish to KRP all such information regarding such Seller, its ownership of Registrable Securities and the disposition of such securities in connection with the preparation of the Registration Statement and any filings with any state securities commission as KRP may reasonably request, (ii) to the extent required by the Securities Act, to deliver or cause delivery of the Prospectus contained in the Registration Statement, any amendment or supplement thereto, to any purchaser of Registrable Securities covered by the Registration Statement from the Seller and (iii) if requested by KRP, to notify KRP of any sale of Registrable Securities.

(d)                                 All Registration Expenses shall be borne by KRP. In addition, for the avoidance of doubt, KRP shall pay its internal expenses in connection with the performance of or compliance with Section 8.19 of this Agreement (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit or quarterly review, the expense of any liability insurance and the expenses and fees for listing the securities to be registered on each securities exchange on which they are to be listed. All Selling Expenses relating to Registrable Securities registered shall be borne by the Sellers of such Registrable Securities pro rata on the basis of the number of Registrable Securities sold.

(e)                                  Notwithstanding any other provision of this Agreement, KRP shall not be required to file a Registration Statement (or any amendment thereto) or request effectiveness of such Registration Statement (or if KRP has filed a Shelf Registration Statement and has included Registrable Securities therein, KRP shall be entitled to suspend the offer and sale of Registrable Securities pursuant to such Registration Statement) for a period of up to 60 days if the board of directors of the general partner of KRP determines (i) that a postponement is in the best interest of KRP and its unitholders generally due to a proposed transaction involving KRP and determines in good faith that KRP’s ability to pursue or consummate such a transaction would be materially and adversely affected by any required disclosure of such transaction in the Shelf Registration Statement, (ii) such registration would render KRP unable to comply with applicable securities laws or (iii) such registration would require disclosure of material information that KRP has a bona fide business purpose for preserving as confidential (any such period, a “Blackout Period”); provided, however, that in no event shall any Blackout Period or any other period during which KRP is entitled to suspend the use of any Registration Statement collectively exceed an aggregate of 90 days in any 12-month period.

(f)                                   Each Seller agrees that, upon receipt of any notice (a “Suspension Notice”) from KRP of the occurrence of any event of the kind described in clauses (b) and (e) of this Section 8.19, such Seller will forthwith discontinue disposition of Registrable Securities pursuant to the Registration Statement until such Seller’s receipt of the copies of the supplemented or amended Prospectus, or until it is advised in writing (the “Advice”) by KRP that the use of the Prospectus may be resumed, and has received copies of any additional or supplemental filings which are incorporated by reference in the Prospectus. KRP shall extend the period of time during which KRP is required to maintain the Registration Statement effective pursuant to this Agreement by the number of days during the period from and including the date of the giving of such Suspension Notice to and including the date such Seller either receives the supplemented or amended Prospectus or receives the Advice. If so directed by KRP, such Seller will deliver to KRP all copies, other than permanent file copies then in such Seller’s possession, of the Prospectus covering such Registrable Securities current at the time of receipt of such notice. KRP shall use its reasonable best efforts and take such actions as are reasonably necessary to render the Advice as promptly as practicable.

ARTICLE 9

CONDITIONS TO CLOSING

Section 9.1                                    Conditions of Sellers to Closing. The obligations of each Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction on or prior to Closing of each of the conditions set forth in this Section 9.1, unless waived in whole or in part in writing by each Seller:

(a)                                 Representations. (i) The representations and warranties of Purchasers set forth in Section 6.1(a), Section 6.2 and Section 6.3 shall be true and correct in all respects (other than de minimis inaccuracies) as of the Execution Date and as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date); and (ii) all other representations and warranties of Purchasers in Article 6 (other than representations and warranties described in clause (i) above) shall be true and correct (disregarding all materiality and Purchaser Material Adverse Effect qualifications contained herein) as of the Execution Date and as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), except where all such breaches and inaccuracies taken collectively (without giving effect to any limitation as to materiality and Purchaser Material Adverse Effect qualifications contained herein) would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect;

(b)                                 Performance. Purchasers shall have performed and observed, in all material respects, each covenant and agreement to be performed or observed by Purchasers under this Agreement prior to or on the Closing Date;

(c)                                  No Injunction. On the Closing Date, no injunction, order or award restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement shall have been issued and remain in force;

(d)                                 Certain Adjustments. The aggregate amount of the sum of (i) each Defect Amount determined in accordance with Section 3.2(c) that exceeds the Individual Threshold with respect to each Title Defect that is validly asserted by Purchasers pursuant to Section 3.2(a) prior to the Defect Deadline and remains uncured as of the Closing Date, minus (ii) each Title Benefit Amount determined in accordance with Section 3.3(b) that exceeds the Individual Threshold with respect to each Title Benefit that is validly asserted by Sellers pursuant to Section 3.3(a) prior to the Closing Date, does not exceed an amount equal to  $15,134,000;

(e)                                  Closing Deliverables. Purchasers shall (i) have delivered to Sellers the officer’s certificate described in Section 10.3(d) and (ii) be ready, willing and able to deliver to Sellers at the Closing the other documents and items required to be delivered under Section 10.3; and

(f)                                   NYSE Approval. The Additional Listing Application shall have been approved and the Common Units issuable upon exchange of Opco Common Units and the Class B Units to be issued hereunder shall have been approved for listing on the New York Stock Exchange subject only to official notice of issuance.

Section 9.2                                    Conditions of Purchasers to Closing. The obligations of Purchasers to consummate the transactions contemplated by this Agreement are subject to the satisfaction on or prior to Closing of each of the conditions set forth in this Section 9.2, unless waived in whole or in part in writing by Purchasers:

(a)                                 Representations. (i) Each representation and warranty of each Seller set forth in Section 4.1(a), Section 4.2, Section 4.3, Section 5.1(a), Section 5.2, Section 5.3 and Section 5.5 shall be true and correct in all respects (other than de minimis inaccuracies) as of the Execution Date and as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date); and (ii) all other representations and warranties of each Seller in Article 4 and Article 5 (other than representations and warranties described in clause (i) above) shall be true and correct (disregarding all materiality and Seller Material Adverse Effect qualifications contained herein) as of the Execution Date and as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), except where all such breaches and inaccuracies taken collectively (without giving effect to any limitation as to materiality and Seller Material Adverse Effect qualifications contained herein) would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect;

(b)                                 Performance. Each Seller and each member of the Subject Company Group shall have performed and observed, in all material respects, each covenant and agreement to be performed or observed by such Seller or member of the Subject Company Group under this Agreement prior to or on the Closing Date;

(c)                                  No Injunction. On the Closing Date, no injunction, order or award restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement shall have been issued and remain in force;

(d)                                 Certain Adjustments. The aggregate amount of the sum of (i) each Defect Amount determined in accordance with Section 3.2(c) that exceeds the Individual Threshold with respect to each Title Defect that is validly asserted by Purchasers pursuant to Section 3.2(a) prior to the Defect Deadline and remains uncured as of the Closing Date, minus (ii) each Title Benefit Amount determined in accordance with Section 3.3(b) that exceeds the Individual Threshold with respect to each Title Benefit that is validly asserted by Sellers pursuant to Section 3.3(a) prior to the Closing Date, does not exceed an amount equal to $ $15,134,000; and

(e)                                  Closing Deliverables. Each Seller shall (i) have delivered to Purchasers the officer’s certificate described in Section 10.2(e) and (ii) be ready, willing and able to deliver to Purchasers at the Closing the other documents and items required to be delivered under Section 10.2;

ARTICLE 10

CLOSING

Section 10.1                             Time and Place of Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall, unless otherwise agreed to in writing by Purchasers and Sellers, take place at the offices of Vinson & Elkins LLP, 1001 Fannin Street, Suite 2500, Houston, Texas 77002, or remotely via the exchange of documents and signatures by electronic transmission at 10:00 a.m., Central Standard Time, on March 25, 2019 (the “Target Closing Date”), or if all conditions in Article 9 to be satisfied prior to Closing have not yet been satisfied or waived, as soon thereafter as such conditions have been satisfied or waived, subject to the provisions of Article 12. The date on which the Closing occurs is referred to herein as the “Closing Date.” All actions to be taken and all documents and instruments to be executed and delivered at Closing shall be deemed to have been taken, executed and delivered simultaneously and, except as permitted hereunder, no actions shall be deemed taken nor any document and instruments executed or delivered until all actions have been taken and all documents and instruments have been executed and delivered.

Section 10.2                             Obligations of Sellers at Closing. At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Purchasers of their obligations pursuant to Section 10.3, each Seller shall deliver or cause to be delivered to Purchasers, among other things, the following:

(a)                                 The Preliminary Settlement Statement, duly executed by such Seller;

(b)                                 An assignment of the Subject Securities in the form attached hereto as Exhibit B (the “Assignment”), duly executed by such Seller;

(c)                                  An executed certificate of non-foreign status that meets the requirements set forth in Treasury Regulation § 1.1445-2(b)(2) in the form attached hereto as Exhibit C, duly executed by such Seller (or, if such Seller is classified as an entity disregarded as separate from another Person, executed by such Person);

(d)                                 The resignation or removal (effective no later than Closing) of all managers, officers and directors, as applicable, of each member of the Subject Company Group;

(e)                                  A certificate duly executed by an authorized officer of such Seller, dated as of the Closing, certifying on behalf of such Seller that the conditions set forth in Section 9.2(a) and Section 9.2(b) have been fulfilled;

(f)                                   A master termination and release in the form attached hereto as Exhibit D, duly executed by the Subject Companies and any applicable Seller or Affiliate of any Seller;

(g)                                  An assignment of the Excluded Assets from the Subject Companies to one or more Sellers or any of their designees, in the form attached hereto as Exhibit E, duly executed by the applicable Subject Companies;

(h)                                 A perpetual license to use certain subject marks held by the Sellers in favor of the Subject Companies, in the form attached hereto as Exhibit F (the “License to Subject Marks”), duly executed by the Subject Companies and Sellers;

(i)                                     Such Seller’s Class B Contribution Amount;

(j)                                    A wire transfer to the escrow agent of the Escrow Agreement in same-day funds in an amount equal to the Litigation Amount;

(k)                                 The Transition Services Agreement substantially in the form attached hereto as Exhibit G (the “Transition Services Agreement”), duly executed by Fortis;

(l)                                     A joinder to the Exchange Agreement substantially in the form attached hereto as Exhibit H, duly executed by Sellers;

(m)                             An adoption agreement substantially in the form attached hereto as Exhibit I, duly executed by Sellers;

(n)                                 To the extent the aggregate net adjustments to the Unadjusted Purchase Price set forth in this Preliminary Settlement Statement is a negative number, an amount in cash equal to the absolute value of such aggregate net adjustments;

(o)                                 An escrow agreement in a form reasonably satisfactory to the Parties at Closing (the “Escrow Agreement”), duly executed by Sellers, governing the Litigation Amount and any dividend or distribution related to the Litigation Holdback Units; and

(p)                                 All other documents and instruments reasonably requested by Purchasers from Sellers that are necessary to transfer the Subject Securities to Purchasers or to consummate any other transactions contemplated by this Agreement.

Section 10.3                             Obligations of Purchasers at Closing. At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Sellers of their obligations pursuant to Section 10.2, Purchasers shall deliver or cause to be delivered to Sellers, among other things, the following:

(a)                                 The Preliminary Settlement Statement, duly executed by Purchasers;

(b)                                 To Sellers, as allocated in the amounts and to the applicable Sellers as set forth in the Preliminary Settlement Statement:

(i)                                     A number of Opco Common Units equal to (A) the number of Opco Common Units included in the Unadjusted Purchase Price minus (B) the number of Opco Common Units included in and constituting Indemnity Units at Closing minus (C) the number of Opco Common Units included in and constituting the Litigation Holdback Units at Closing, in each case of (A), (B) and (C) as allocated in the Preliminary Settlement Statement, shall be issued by Opco and credited to the applicable Seller in book entry form, which Opco Common Units shall contain the Transfer Legend and the Lock-Up Legend on the books and records of the Transfer Agent, in addition to the standard legend applied to Opco Common Units;

(ii)                                  A number of Opco Common Units equal to the number of Opco Common Units included in and constituting Indemnity Units at Closing and the Litigation Holdback Units at Closing, as allocated in the Preliminary Settlement Statement, shall be issued by Opco and credited to the applicable Seller in book entry form, which Opco Common Units (x) such Seller shall have sole and exclusive voting power over unless and until surrendered to Purchasers in accordance with this Agreement, (y) shall contain the Restrictive Legends on the books and records of the Transfer Agent, in addition to the standard legend applied to Class B Units, and (z) shall be held in custody by the Transfer Agent and disbursed in accordance with the provisions of this Agreement;

(iii)                               A number of Class B Units equal to (A) the number of Class B Units included in the Unadjusted Purchase Price minus (B) the number of Class B Units included in and constituting Indemnity Units at Closing minus (C) the number of Class B Units included in and constituting the Litigation Holdback Units, in each case of (A), (B) and (C) as allocated in the Preliminary Settlement Statement, shall be issued by KRP and credited to the applicable Seller in book entry form, which Class B Units shall contain the Transfer Legend and the Lock-Up Legend on the books and records of the Transfer Agent, in addition to the standard legend applied to Class B Units; and

(iv)                              A number of Class B Units equal to the number of Class B Units included in and constituting Indemnity Units at Closing and the Litigation Holdback Units at Closing, as allocated in the Preliminary Settlement Statement, shall be issued by KRP and credited to the applicable Seller in book entry form, which Class B Units (x) such Seller shall have sole and exclusive voting power over unless and until surrendered to Purchasers in accordance with this

Agreement, (y) shall contain the Restrictive Legends on the books and records of the Transfer Agent, in addition to the standard legend applied to Class B Units, and (z) shall be held in custody by the Transfer Agent and disbursed in accordance with the provisions of this Agreement;

(c)                                  The Assignment, duly executed by Purchasers;

(d)                                 A certificate, duly executed by an authorized officer of Purchasers, dated as of the Closing, certifying on behalf of Purchasers that the conditions set forth in Section 9.1(a) and Section 9.1(b) have been fulfilled;

(e)                                  The Transition Services Agreement, duly executed by Purchasers;

(f)                                   To the extent the aggregate net adjustments to the Unadjusted Purchase Price set forth in this Preliminary Settlement Statement is a positive number, an amount in cash equal to such aggregate net adjustments;

(g)                                  The Escrow Agreement, duly executed by Purchasers; and

(h)                                 All other documents and instruments reasonably requested by any Seller from Purchasers that are necessary to transfer the Assets to Purchasers.

ARTICLE 11

TAX MATTERS

Section 11.1                             Transfer Taxes and Recording Fees. Purchasers shall bear and pay (a) any sales, use, transfer, stamp, documentary, registration, excise or similar Taxes incurred or imposed with respect to the transactions described in this Agreement (“Transfer Taxes”), and (b) all required filing and recording fees and expenses in connection with the filing and recording of the assignments, conveyances or other instruments required to convey the Subject Securities to Purchasers. Sellers and Purchasers shall reasonably cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any Transfer Taxes.

Section 11.2                             Tax Returns.

(a)                                 Sellers shall prepare or cause to be prepared and file or cause to be filed all Seller Consolidated Returns and shall pay or cause to be paid all Taxes owed with respect to such Seller Consolidated Returns.

(b)                                 Except as required by applicable Law, Sellers shall prepare and file or cause to be prepared and filed all Tax Returns with respect to Company Taxes (other than the Tax Returns described in Section 11.2(a)) for all Tax periods that end before the Effective Time and for any Straddle Periods that are required to be filed after the Closing Date, and shall pay or cause to be paid all Taxes with respect to such Tax Returns. Sellers shall prepare all Tax Returns relating to any Straddle Period on a basis consistent with past practice except to the extent otherwise required by applicable Law. Sellers shall provide Purchasers with a copy of any Tax Return relating to any Straddle Period for Purchasers’ review at least ten (10) days prior to the due date for the filing of such Tax Return (or within a commercially reasonable period after the end of the relevant taxable period, if such Tax Return is required to be filed less than ten (10) days after the close of such taxable period), and Sellers shall incorporate all reasonable comments of Purchasers provided to Sellers in advance of the due date for the filing of such Tax Return.

The Parties agree that (i) this Section 11.2 is intended to solely address the timing and manner in which certain Tax Returns are filed and the Taxes shown thereon are paid to the applicable taxing authority, and (ii) nothing in this Section 11.2 shall be interpreted as altering the manner in which Company Taxes are allocated to and economically borne by the Parties.

Section 11.3                             Company Taxes.

(a)                                 Sellers shall be allocated and bear all Pre-Effective Time Company Taxes, and Purchasers shall be allocated and bear all Post-Effective Time Company Taxes (ignoring, for purposes of this Section 11.3, that such Company Taxes may be imposed on the Subject Company Group rather than on the Parties directly). For purposes of this Agreement, (i) “Pre-Effective Time Company Taxes” means all Company Taxes attributable to any Pre-Effective Time Period, and(ii) “Post-Effective Time Company Taxes” means all Company Taxes attributable to any Post-Effective Time Period.

(b)                                 For purposes of determining the amounts of any Pre-Effective Time Company Taxes and any Post-Effective Time Company Taxes:

(i)                                     Company Taxes that are attributable to the severance or production of Hydrocarbons (other than such Company Taxes described in clause (iii) or (iv), below, or in Section 11.3(c)) shall be allocated to the Tax period in which the severance or production giving rise to such Company Taxes occurred;

(ii)                                  Company Taxes that are based upon or related to sales or receipts or imposed on a transactional basis (other than such Company Taxes described in clause (i), (iii) or (iv)), shall be allocated to the Tax period in which the transaction giving rise to such Company Taxes occurred;

(iii)                               Company Taxes that are ad valorem, property or other similar Company Taxes imposed on a periodic basis shall be allocated pro rata per day. For the avoidance of doubt, Company Taxes that are ad valorem, property or other similar Company Taxes imposed on a periodic basis for the Tax period beginning on January 1, 2019 shall be allocated entirely to the Post-Effective Time Period; and

(iv)                              Company Taxes that are Income Taxes imposed with respect to any Tax period (x) ending prior to the Effective Time shall, for the avoidance of doubt, be allocated entirely to the Pre-Effective Time Period, and (y) beginning at or after the Effective Time shall, for the avoidance of doubt, be allocated entirely to the Post-Effective Time Period.

(c)                                  For purposes of Section 11.3(b)(iii), the Parties acknowledge that certain state and/or local taxing authorities (including, without limitation, the State of Colorado and the State of Wyoming), determine the assessed value of certain of the Assets for purposes of such Company Taxes based on the production of Hydrocarbons in a prior period (such Company Taxes, “Oil and Gas Property Taxes”). Notwithstanding the foregoing, the Parties agree that any such

Oil and Gas Property Taxes assessed or assessable by any such taxing authority for the 2019 Tax year shall be attributable entirely to the Post-Effective Time Period (notwithstanding the fact that such Oil and Gas Property Taxes are measured by the value of Hydrocarbons produced prior to the Effective Time).

(d)                                 To the extent the actual amount of a Company Tax is not known at the time an adjustment is to be made with respect to such Company Tax pursuant to Section 2.3 or Section 2.5, as applicable, the Parties shall utilize the most recent information available in estimating the amount of such Company Tax for purposes of such adjustment. To the extent the actual amount of a Company Tax (or the amount thereof paid or economically borne by a Party) is ultimately determined to be different than the amount (if any) that was taken into account in the Final Settlement Statement as finally determined pursuant to Section 2.5, timely payments will be made from one Party to the other to the extent necessary to cause each Party to bear the amount of such Company Tax that is allocable to such Party under this Section 11.3. For purposes of applying (i) this Section 11.3(d), Company Taxes paid by a member of the Subject Company Group prior to the Closing shall be treated as paid or economically borne by Sellers, and Company Taxes paid by a member of the Subject Company Group after the Closing shall be treated as paid or economically borne by Purchasers, and (ii) Section 2.3(h) and this Section 11.3(d), Company Taxes described in clause (b) of the definition of Company Taxes paid by a member of a Seller Consolidated Group (other than a member of the Subject Company Group) shall be treated as paid or economically borne by Sellers.

(e)                                  Notwithstanding anything in this Agreement to the contrary, if Purchasers become entitled, pursuant to Section 2.4(b), to any Mineral Proceeds, which amounts are received after the date twelve (12) months after the Closing Date, Purchasers shall be allocated and bear all Company Taxes attributable to the production of such Hydrocarbons or the receipt of Mineral Proceeds therefrom notwithstanding that such Hydrocarbons were produced prior to the Effective Time.

Section 11.4                             Cooperation.                      Purchasers and Sellers shall cooperate fully as and to the extent reasonably requested by another Party, in connection with the filing of Tax Returns and any audit, examination, claim, adjustment, litigation or similar proceeding with respect to Taxes imposed on or with respect to the assets, operations or activities of the Subject Company Group (each a “Tax Proceeding”). Such cooperation shall include the retention and (upon another Party’s request) the provision of records and information that are reasonably relevant to any such Tax Return or Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Notwithstanding the above, the control and conduct of any Tax Proceeding that is a Third Party Claim shall be governed by Section 13.5.

Section 11.5                             Amended Returns.                                         No amended Tax Return with respect to a Pre-Effective Time Period shall be filed by or on behalf of a member of the Subject Company Group without the prior written consent of Sellers.

Section 11.6                             Tax Refunds. The amount of any refunds of Pre-Effective Time Company Taxes shall be for the account of Sellers. The amount of any refunds of Post-Effective Time Company Taxes shall be for the account of Purchasers. Each Party shall forward, and shall cause its Affiliates to forward, to the Party entitled to receive a refund of Tax pursuant to this Section 11.6 the amount of such refund within thirty (30) days after such refund is received, net of any reasonable third-party costs or expenses incurred by such Party or its Affiliates in procuring such refund.

ARTICLE 12

TERMINATION

Section 12.1                             Termination. This Agreement may be terminated at any time prior to Closing (the date of any permitted termination of this Agreement under this Section 12.1, the “Termination Date”):

(a)                                 by the mutual prior written consent of all Sellers and Purchasers; or

(b)                                 by all Sellers, on the one hand, or both Purchasers, on the other hand, upon written notice to the other Parties, if Closing has not occurred on or before the date thirty (30) days after the Target Closing Date;

provided, however, that no Party shall be entitled to terminate this Agreement under Section 12.1(b) if (i) the Closing has failed to occur as a result of the breach or failure of any such Party’s representations, warranties or covenants hereunder, including, if and when required, such Party’s obligations to consummate the transactions contemplated hereunder at Closing or (ii) a Party is entitled to and is enforcing its right to specific performance of this Agreement under Section 12.2(b), Section 12.2(b) or Section 14.16.

Section 12.2                             Effect of Termination.

(a)                                 If this Agreement is terminated pursuant to Section 12.1, this Agreement shall become void and of no further force or effect (except for the provisions of Article 1, Section 4.10, Section 6.20, Section 8.1(b), Section 8.8, Section 8.9, Article 12 and Article 14, all of which shall survive and continue in full force and effect indefinitely). No termination of this Agreement pursuant to Section 12.1 and nothing contained in this Section 12.2 shall relieve any Party of liability for willful breach of this Agreement occurring prior to any termination, or for willful breach of any provision of this Agreement that specifically survives termination hereunder; provided, however, such Party’s liability relating to the foregoing shall not exceed  $7,567,000. The Confidentiality Agreement shall survive any termination of this Agreement.

(b)                                 In the event that (i) all conditions precedent to the obligations of Sellers set forth in Section 9.1 have been satisfied or waived in writing by Sellers (except for those conditions that by their nature are to be satisfied at the Closing, of which Purchasers stand ready, willing and able to satisfy, and other than the failure of any such conditions precedent to the obligations of Sellers set forth in Section 9.1 resulting from the breach or failure of any of Sellers’ representations, warranties or covenants hereunder) and (ii) Purchasers are entitled to terminate this Agreement under Section 12.1(b) because the conditions precedent to the obligations of Purchasers set forth in Section 9.2 are not satisfied as of the date 30 days after the Target Closing Date solely as a result of the breach or failure of Sellers’ representations, warranties or covenants hereunder, including, if and when required, Sellers’ obligations to consummate the transactions contemplated hereunder at Closing, then Purchasers shall, as their sole and exclusive remedies, be entitled to either (A) terminate this Agreement and may pursue a claim for actual damages against Sellers up to an amount not exceeding $ $7,567,000 or (B) in lieu of terminating this Agreement, seek specific performance of this Agreement by Sellers, including the obligations of Sellers to be performed at Closing. In the event Purchasers seek specific performance in accordance with the preceding sentence and specific performance is not granted, Purchasers shall have the right to terminate this Agreement and may pursue a claim for actual damages against Sellers up to an amount not exceeding  $7,567,000.

(c)                                  In the event that (i) all conditions precedent to the obligations of Purchasers set forth in Section 9.2 have been satisfied or waived in writing by Purchasers (except for those conditions that by their nature are to be satisfied at the Closing, of which Sellers stand ready, willing and able to satisfy, and other than the failure of any such conditions precedent to the obligations of Purchasers set forth in Section 9.2 resulting from the breach or failure of any of Purchasers’ representations, warranties or covenants hereunder) and (ii) Sellers are entitled to terminate this Agreement under Section 12.1(b) because the conditions precedent to the obligations of the Sellers set forth in Section 9.1 are not satisfied as of the date 30 days after the Target Closing Date solely as a result of the breach or failure of Purchasers’ representations, warranties or covenants hereunder, including, if and when required, Purchasers’ obligations to consummate the transactions contemplated hereunder at Closing, then Sellers shall, as their sole and exclusive remedy, be entitled to either (A) terminate this Agreement and receive the Termination Fee from Purchasers as liquidated damages or (B) in lieu of terminating this Agreement, seek specific performance of this Agreement by Purchasers, including the obligations of Purchasers to be performed at Closing. In the event Sellers seek specific performance in accordance with the preceding sentence and specific performance is not granted, Sellers shall have the right to terminate this Agreement and receive the Termination Fee as liquidated damages. If Sellers terminate this Agreement as described in this Section 12.2(c), upon such termination, Sellers shall be free immediately to enjoy all rights of ownership of the Subject Securities and the Assets, and to sell, transfer, encumber or otherwise dispose of the Assets or the Subject Securities, as applicable, to any Person without any restriction under this Agreement. Sellers and Purchasers acknowledge and agree that (w) Sellers’ actual damages upon the event of such a termination are difficult to ascertain with any certainty, (x) the Termination Fee is a fair and reasonable estimate by the Parties of such aggregate actual damages of Sellers, (y) the Termination Fee does not constitute a penalty and (z) the Termination Fee shall be Sellers sole and exclusive remedy and shall constitute full and final settlement of liabilities, costs, expenses and obligations associated with such a breach of this Agreement. In the event that Sellers are entitled to receive the Termination Fee from Purchasers under this Section 12.2(c), Purchasers shall promptly (but in no event later than ten (10) Business Days) after the Termination Date pay the Termination Fee to Sellers.

(d)                                 Each Party acknowledges that as express consideration for the Parties entering into this Agreement and such Party’s representations, warranties and covenants set forth herein, each Party covenants and agrees that (i) each Party would be irreparably harmed by any breaches by the other Party of its obligations to consummate the transactions hereunder as and when required by such Party hereunder, (ii) monetary damages would not be a sufficient remedy for any violation of the terms of this Agreement with respect to a Party’s rights under this Section 12.2, (iii) each Party shall be entitled to equitable relief, including injunction (without the posting of any bond and without proof of actual damages) and specific performance, in the event of any breach of the provisions of this Agreement with respect to a Party’s rights under Section 12.2 and (iv) neither a Party, nor its representatives shall oppose the granting of specific performance or any such relief as a remedy with respect to another Party’s rights under Section 12.2.

ARTICLE 13

INDEMNIFICATION; LIMITATIONS

Section 13.1                             Sellers’ Indemnification Rights. Subject to the terms hereof, from and after the Closing Date, Purchasers shall be responsible for, shall pay and shall indemnify, defend and hold harmless each Seller, each Affiliate of each Seller, and each of such Person’s respective shareholders, members, officers, directors, employees, agents, advisors, representatives, accountants, attorneys and consultants (“Seller Group”) from and against all obligations, liabilities, claims, causes of action and Damages caused by, arising out of, attributable to or resulting from:

(a)                                 any failure or breach of any of Purchasers’ covenants or agreements contained in this Agreement;

(b)                                 any inaccuracy or breach of any representation or warranty made by Purchasers contained in Article 6 of this Agreement, or in the certificate delivered by Purchasers at Closing pursuant to Section 10.3(d); and/or

(c)                                  Fortis’ operation and management of the Subject Company Group and/or the Assets prior to the Closing Date excepting and excluding those Damages resulting from the gross negligence or willful misconduct of any member of the Fortis Group.

EXCEPT AS OTHERWISE STATED TO THE CONTRARY IN THIS SECTION 13.1, EVEN IF ANY SUCH DAMAGES ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER GROSS, SOLE, JOINT, ACTIVE, PASSIVE, COMPARATIVE, OR CONCURRENT), STRICT LIABILITY, OR OTHER LEGAL FAULT OF ANY INDEMNIFIED PERSON, INVITEE, OR THIRD PARTY.

Section 13.2                             Purchasers’ Indemnification Rights. Subject to the terms hereof, from and after the Closing Date, each Seller shall severally and not jointly be responsible for, shall pay, and shall indemnify, defend and hold harmless each Purchaser, the Affiliates of Purchasers (including the Subject Company Group), and each of their respective unitholders, members, officers, directors, employees, agents, advisors, representatives, accountants, attorneys, and consultants (“Purchaser Group”) from and against all obligations, liabilities, claims, causes of action and Damages caused by, arising out of, attributable to or resulting from:

(a)                                 any failure or breach of such Seller’s covenants or agreements contained in this Agreement;

(b)           any inaccuracy or breach of any representation or warranty made by such Seller contained in Article 4 or Article 5 of this Agreement, in the certificate delivered by such Seller at Closing pursuant to Section 10.2(e);

(c)           any inaccuracy or breach of the Special Warranty of Title;

(d)           any and all Seller Taxes;

(e)           the ownership, use or operation of such Seller’s Excluded Assets; and

(f)            the gross negligence or willful misconduct of any member of the Fortis Group relating to Fortis’ operation and management of the Subject Company Group and/or the Assets prior to Closing.

EXCEPT AS OTHERWISE STATED TO THE CONTRARY IN THIS SECTION 13.2, EVEN IF ANY SUCH DAMAGES ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER GROSS, SOLE, JOINT, ACTIVE, PASSIVE, COMPARATIVE OR CONCURRENT), STRICT LIABILITY, OR OTHER LEGAL FAULT OF ANY INDEMNIFIED PERSON, INVITEE OR THIRD PARTY.

Section 13.3          Survival; Limitation on Actions.

(a)           Subject to Section 13.3(b) and Section 13.3(c): (i) the Non-Fundamental Representations (other than the Tax Representations) of each Seller shall survive Closing and terminate on the date twelve (12) months after the Closing Date; (ii) the Non-Fundamental Representations (other than the Tax Representations) of Purchasers shall survive Closing and terminate on the date twelve (12) months after the Closing Date; (iii) the Fundamental Representations of each Seller and the Special Warranty of Title shall survive the Closing and terminate on the date twenty-four (24) months after the Closing Date; (iv) the Tax Representations of each Party shall survive the Closing and terminate on the date of the applicable statute of limitations with respect thereto; (v) the covenants and agreements of each Party to be performed on or prior to Closing shall each survive the Closing and terminate on the date twelve (12) months after the Closing Date; (vi) the covenants and agreements of each Party to be performed after Closing shall survive the Closing and terminate on the date twenty-four (24) months after the Closing Date (except for the covenants and agreements set forth in Section 8.10 which shall survive for seven (7) years after the Closing Date), (vii) the Fundamental Representations of Purchasers shall survive the Closing and terminate on the date twenty-four (24) months after the Closing Date, (viii) the indemnification rights of Purchaser Group in Section 13.2(a), Section 13.2(b) and Section 13.2(c) shall survive the Closing and terminate on the termination date of each respective representation, warranty, covenant, or agreement of each Seller that is subject to indemnification thereunder, (ix) the indemnification rights of Seller Group in Section 13.1(a) and Section 13.1(b) shall survive the Closing and terminate on the termination date of each respective representation, warranty, covenant or agreement of Purchasers that is subject to indemnification thereunder, (x) the covenants and agreements of Purchasers in Section 13.1(c) and the covenants and agreements of the Sellers in Section 13.2(d) shall survive the Closing and terminate on the date of the applicable statute of limitations with respect thereto and (xi) the covenants and agreements of the Sellers in Section 13.2(e) and Section 13.2(f) shall survive the

Closing indefinitely; provided, however, there shall be no expiration or termination of any bona fide claim validly asserted pursuant to a valid Claim Notice pursuant to this Agreement with respect to such a representation, warranty, covenant or agreement prior to the expiration or termination date of the applicable survival period thereof. Notwithstanding the foregoing, any claim for Damages based on Fraud of a Seller or Purchaser, as applicable, in connection with the making of the representations and warranties contained in this Agreement shall survive until the expiration of the applicable statute of limitation.

(b)           As a condition to making any claims for indemnification, defense or to be held harmless under this Article 13, Purchasers or Sellers, as applicable, must deliver a valid Claim Notice pursuant to this Agreement prior to the expiration or termination date of the applicable survival period (if any) thereof or the date otherwise required to be delivered hereunder.

(c)           Subject to Section 14.11 and notwithstanding anything to the contrary contained elsewhere in this Agreement, no Seller shall be required to indemnify any member of the Purchaser Group (i) under Section 13.2(b) for Damages relating to or arising out of any individual event, matter or occurrence for which a Claim Notice is delivered by Purchasers and for which such Seller admits (or it is otherwise finally determined) that such Seller has an obligation to indemnify Purchasers pursuant to Section 13.2(b) unless and until the amount of such Damages exceeds the Individual Threshold (it being agreed that the Individual Threshold represents a threshold and not a deductible), (ii) under Section 13.2(b) for Damages that exceed the Individual Threshold for which Claim Notices are delivered by Purchasers and for which such Seller admits (or it is otherwise finally determined) that such Seller has an obligation to indemnify Purchasers pursuant to Section 13.2(b) unless the aggregate amount of all such Damages exceeds one percent (1.0%) of the Unadjusted Purchase Price allocated to such Seller pursuant to Section 2.2 and then only to the extent such Damages exceed one percent (1.0%) of the Unadjusted Purchase Price allocated to such Seller pursuant to Section 2.2 (it being agreed that such amount represents a deductible and not a threshold), (iii) under Section 13.2(b) for aggregate Damages in excess of ten percent (10.0%) of the Unadjusted Purchase Price allocated to such Seller; provided, however, that the foregoing limitations in Section 13.3(c)(i), Section 13.3(c)(ii) and Section 13.3(c)(iii) shall not apply to Damages with respect to any inaccuracy or breach (or deemed inaccuracy or breach) of the Fundamental Representations, the applicable Tax Representations or the Special Warranty of Title, (iv) notwithstanding anything in subsection (iii) of this Section 13.3 to the contrary, under Section 13.2(c) as such inaccuracy or breach of the Special Warranty of Title relates to the Mineral Interests listed on Exhibit A-1 (other than those attributable to the Wells set forth on Exhibit A-2), for aggregate Damages in excess of ten percent (10.0%) of the Unadjusted Purchase Price allocated to such Seller and (v) under this Agreement for aggregate Damages in excess of the Unadjusted Purchase Price.

(d)           Subject to Section 14.11 and notwithstanding anything to the contrary contained elsewhere in this Agreement, Purchasers shall not be required to indemnify (i) any member of the Seller Group under Section 13.1(b) for Damages relating to or arising out of any individual event, matter or occurrence for which a Claim Notice is delivered by a Seller and for which Purchasers admit (or it is otherwise finally determined) that any Purchaser has an obligation to indemnify the Seller Group pursuant to Section 13.1(b) unless and until the amount of such Damages exceeds the Individual Threshold (it being agreed that the Individual Threshold represents a threshold and not a deductible), (ii) under Section 13.1(b) for Damages that exceed the Individual Threshold for which a Claim Notice is delivered by such Seller and for which Purchasers admit (or it is otherwise finally determined) that any Purchaser has an obligation to indemnify the Seller Group pursuant to Section 13.1(b) unless the aggregate amount of all such Damages exceeds on percent (1.0%) of the Unadjusted Purchase Price and then only to the extent such Damages exceed one percent (1.0%) of the Unadjusted Purchase Price (it being agreed that such amount represents a deductible and not a threshold), and (iii) under Section 13.1(b) for aggregate Damages in excess of ten percent (10.0%) of the Unadjusted Purchase Price; provided, however, that the foregoing limitation shall not apply to Damages with respect to any inaccuracy or breach (or deemed inaccuracy or breach) of the Fundamental Representations of Purchasers or the applicable Tax Representations of Purchasers.

(e)           Except as set forth in this Agreement, Purchasers and Sellers hereby waive any and all rights to rescind, reform, cancel, terminate, revoke, or void this Agreement or any of the transactions contemplated hereby.

(f)            Notwithstanding anything in this Agreement to the contrary, for purposes of calculating the amount of Damages in respect of (but not for purposes of determining if there has been a breach of any representations and warranties contained in Article 4, Article 5 or Article 6) any breach of such representation or warranty, such calculation shall be made without regard to any limitation or qualification as to materiality, Seller Material Adverse Effect or Purchaser Material Adverse Effect (each of which instead will be read as any adverse effect or change) set forth in such representation or warranty.

(g)           (i) The representations and warranties of each of the Parties set forth in this Agreement (subject, in all respects, to any exceptions thereto, and the waivers, restrictions or limitations on such representations or warranties contained herein) shall not be affected by any information furnished to, or any investigation or audit conducted before the Closing Date by, any Person in connection with the transactions contemplated hereby; (ii) in order to preserve the benefit of the bargain otherwise represented by this Agreement, each Party shall be entitled to rely upon the representations and warranties of the other Party set forth herein, (subject, in all respects, to any exceptions thereto, and the waivers, restrictions or limitations on such representations or warranties contained herein) notwithstanding any investigation or audit conducted or any knowledge acquired (or capable of being acquired) before the Closing Date; and (iii) the right to indemnification set forth in this Agreement shall not be affected by any investigation or audit conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, before the Closing Date (including, for the avoidance of doubt, as a result of any addition, supplement or amendment pursuant to Section 8.6), with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement; provided, however, (A) that this Section 13.3(g) shall not extend a survival period beyond the relevant survival period expressly provided elsewhere in this Agreement, (B) to the extent that Purchasers waived in writing the failure of the condition to Closing set forth in Section 9.2(a) related to a breach or failure of a representation or warranty in Article 4 or Article 5 and the Closing occurs, in no event shall any member of the Purchaser Group be entitled to assert the breach or failure of any representation or warranty of any member of the Seller Group in this Agreement or any certificate delivered pursuant hereto as a basis for a claim for indemnification or defense hereunder, to the extent that Purchasers had Knowledge of such breach or failure prior to the Closing Date and the members of the Purchaser Group shall be deemed to have waived any claim for such breaches hereunder related thereto, and (C) to the extent that Sellers waived in writing the failure of the condition to Closing set forth in Section 9.1(a) related to a breach or failure of a representation or warranty in Article 6 and the Closing occurs, in no event shall any member of the Sellers Group be entitled to assert the breach or failure of any representation or warranty of any member of the Seller Group in this Agreement or any certificate delivered pursuant hereto as a basis for a claim for indemnification or defense hereunder, to the extent that Sellers had Knowledge of such breach or failure prior to the Closing Date and the members of the Seller Group shall be deemed to have waived any claim for such breaches hereunder related thereto.

Section 13.4          Exclusive Remedy and Certain Limitations.

(a)           Notwithstanding anything to the contrary contained in this Agreement, from and after Closing, except with respect to claims or causes of action arising from Fraud, the Purchaser Group’s sole exclusive remedy against any member of the Seller Group with respect to any breach of the representations, warranties, covenants and agreements contained herein, and the affirmations of such representations, warranties, covenants and agreements of each Seller contained in the certificates delivered by any member of the Seller Group at Closing pursuant to Section 10.2(e) are (i) the rights set forth in Section 13.2, as limited by the terms of this Article 13; (ii) the right to seek specific performance for the breach or failure of each Seller to perform any covenants required to be performed after Closing; (iii) the rights and remedies expressly available post-Closing as set forth in Article 3; and (iv) the remedies available post-Closing expressly set forth in Article 7. Notwithstanding anything to the contrary contained in this Agreement, from and after Closing, except with respect to claims or causes of action arising from Fraud, the Seller Group’s sole exclusive remedy against any member of the Purchaser Group with respect to any breach of the representations, warranties, covenants and agreements contained herein, and the affirmations of such representations, warranties, covenants and agreements of Purchasers contained in the certificates delivered by a Purchaser at Closing pursuant to Section 10.2(e) are (i) the rights set forth in Section 13.1, as limited by the terms of this Article 13; (ii) the right to seek specific performance for the breach or failure of Purchaser to perform any covenants required to be performed after Closing; (iii) the rights and remedies expressly available post-Closing as set forth in Article 3; (iv) the remedies available post-Closing expressly set forth in Article 7 and (v) any rights of a Seller with respect to any rights or remedies under applicable Laws to the extent arising out of such Person’s ownership of Opco Common Units, Class B Units and/or Common Units (as applicable). Except for the rights and remedies described above and with respect to claims or causes of action arising from Fraud (it being understood that nothing in this Agreement shall limit any claim based on the Fraud of a Party hereto), upon Closing, each Purchaser, on the one hand, and each Seller, on the other hand, waives, releases, remises and forever discharges, and shall cause each member of the Purchaser Group or Seller Group, as applicable, to waive, release, remise and forever discharge, each member of the Seller Group or Purchaser Group, as applicable, from any and all Damages, suits, legal or administrative proceedings, claims, demands, losses, costs, obligations, liabilities, interest, charges or causes of action whatsoever, in law or in equity, known or unknown, which any member of the Purchaser Group or Seller Group, as applicable, might now or subsequently may have, based on, relating to or arising out of the negotiation, performance and consummation of this Agreement or the transactions contemplated hereunder or the ownership or operation of the Assets, or the ownership of the Subject Companies or the Subject Securities, INCLUDING RIGHTS TO CONTRIBUTION UNDER CERCLA OR ANY OTHER ENVIRONMENTAL LAW, BREACHES OF STATUTORY AND IMPLIED

WARRANTIES, NUISANCE OR OTHER TORT ACTIONS, RIGHTS TO PUNITIVE DAMAGES, COMMON LAW RIGHTS OF CONTRIBUTION, ANY RIGHTS UNDER INSURANCE POLICIES ISSUED OR UNDERWRITTEN BY ANY MEMBER OF THE PURCHASER GROUP, EVEN IF CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER GROSS, SOLE, JOINT, ACTIVE, PASSIVE, COMPARATIVE OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY RELEASED PERSON, INVITEE OR THIRD PARTY.

(b)           Any claim for indemnity under this Article 13 by any current or former Affiliate, stockholder, member, officer, director, employee, agent, lender, advisor, representative, accountant, attorney, and consultant of any Party must be brought and administered by the applicable Party to this Agreement. No Indemnified Person other than Sellers and Purchasers shall have any rights against Sellers or Purchasers under the terms of this Article 13 except as may be exercised on its behalf by Purchasers or Sellers, as applicable, pursuant to this Article 13. Sellers and Purchasers may elect to exercise or not exercise indemnification rights under this Article 13 on behalf of the other Indemnified Persons affiliated with them in their sole discretion and shall have no liability to any such other Indemnified Person for any action or inaction under this Section.

(c)           The amount of any Damages for which a Party or any member of the Purchaser Group or Seller Group, as applicable, is entitled to indemnity under this Article 13 shall be reduced by the amount of insurance or other Third Party proceeds, reimbursements or claims actually received by such Party or applicable members of the Purchaser Group or Seller Group (less the amount of any deductible paid or costs incurred by such indemnified Party in connection therewith). Purchasers shall use commercially reasonable efforts to recover under insurance policies or other rights of recovery for which Purchasers or any member of the Purchaser Group is entitled to indemnity from any Seller under this Article 13. In the event that any member of the Purchaser Group receives funds or proceeds from any insurance carrier or any other Third Party with respect to any Damages, Purchasers shall, regardless of when received by such member of the Purchaser Group, promptly pay to the applicable Seller such funds or proceeds to the extent of any funds previously paid by such Seller or any of its Affiliates with respect to such Damages.

(d)           Subject to the terms hereof, each Indemnified Person shall make reasonable efforts to mitigate or minimize all Damages upon and after becoming aware of any event or condition which would reasonably be expected to give rise to any Damages that are indemnifiable hereunder; provided, that such Indemnified Person shall not be obligated to expend any material costs or expenses in order to comply with its mitigation covenant hereunder and any costs or expenses incurred in furtherance of such mitigation covenant shall be considered Damages hereunder.

(e)           The Parties shall treat, for U.S. federal and applicable state and local income Tax purposes, any amounts paid or received under this Article 13 as an adjustment to the Adjusted Purchase Price, unless otherwise required by applicable Laws.

(f)            To the extent of the indemnification obligations in this Agreement, Purchasers and Sellers hereby waive for themselves and the members of the Purchaser Group and Seller Group, as applicable, including any insurers, any rights to subrogation for Damages for which such Party is liable or against which such Party indemnifies any other Person under this

Agreement. If required by applicable insurance policies, each Party shall obtain a waiver of such subrogation from its insurers.

(g)           Notwithstanding anything to the contrary contained in this Agreement, under no circumstances shall any Party be entitled to double recovery under this Agreement, and to the extent a Party is compensated for a matter through an adjustment to the Unadjusted Purchase Price, Third Party recovery or insurance recovery actually received, such Party shall not have a separate right to indemnification hereunder for such matter.

(h)           Notwithstanding anything herein to the contrary, the rights of each member of the Purchaser Group to indemnification (and Sellers’ obligations) under Section 13.2 (as limited by the terms hereof) shall be satisfied first (i) from the Indemnity Unit Balance of such Seller (rounded up to the nearest number of whole units) until there are no shares of Opco Common Units with respect to such Seller remaining with respect to such Indemnity Unit Balance, second (ii) by the applicable Seller.  The number of Opco Common Units and Class B Units owed by a Party pursuant to any indemnification claim made pursuant to this Article 13 shall be determined by dividing the aggregate Damage amount owed by such Party upon resolution of such dispute by the Per Unit Value (rounded up to the nearest number of whole units); provided, however, an Opco Common Unit may not be transferred without also transferring a Class B Unit.

Section 13.5          Indemnification Actions. All claims for indemnification under Article 13 shall be asserted and resolved as follows:

(a)           The term “Indemnifying Party” when used in connection with particular Damages means (i) the applicable Seller in the event any member of the Purchaser Group is entitled to indemnity from a Seller under this Agreement and (ii) Purchasers in the event any member of the Seller Group is entitled to indemnity from a Purchaser under this Agreement. The term “Indemnified Person” when used in connection with particular Damages means (A) Purchasers in the event any member of the Purchaser Group is entitled to indemnity from a Seller under this Agreement and (B) Sellers in the event any member of the Seller Group is entitled to indemnity under this Agreement.

(b)           To make a claim for indemnification, defense, or reimbursement under this Article 13, an Indemnified Person shall notify the Indemnifying Party of its claim, including the specifics thereof in reasonable detail (including supporting documentation of the alleged Damages in such Indemnified Person’s possession and control and such Indemnified Person’s good faith estimate of the applicable claim) of and specific basis under this Agreement for its claim (the “Claim Notice”).

(c)           In the event that any claim for indemnification set forth in any Claim Notice is based upon a claim by a Third Party against the Indemnified Person (a “Third Party Claim”), the Indemnified Person shall provide its Claim Notice promptly after the Indemnified Person has actual knowledge of the Third Party Claim and shall enclose a copy of all papers (if any) served with respect to the Third Party Claim in such Indemnified Person’s possession and control; provided, that the failure of any Indemnified Person to give notice of any Third Party Claim as provided in this Section 13.5 shall not relieve the Indemnifying Party of its obligations under this Article 13 except to the extent such failure materially prejudices the Indemnifying Party’s ability to defend against the Third Party Claim. In the event that the claim for indemnification is based upon an alleged inaccuracy or breach of a representation, warranty, covenant, or agreement, the Claim Notice shall specify the representation, warranty, covenant, or agreement that was allegedly inaccurate or breached.

(d)           In the case of a claim for indemnification based upon any Third Party Claim, the Indemnifying Party shall have thirty (30) days from its receipt of the Claim Notice to notify the Indemnified Person whether it admits or denies its obligation to indemnify and defend the Indemnified Person against such Third Party Claim under this Article 13. The Indemnified Person is authorized, prior to and during such thirty (30) day period, to file any motion, answer, or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party. If the Indemnifying Party fails to notify the Indemnified Person within such thirty (30) day period regarding whether the Indemnifying Party admits or denies its obligation to indemnify and defend the Indemnified Person against such Third Party Claim under this Article 13, then until such date as the Indemnifying Party admits or it is finally determined by a non-appealable judgment that such obligation exists, the Indemnified Person may file any motion, answer, or other pleading, settle any Third Party Claim or take any other action that the Indemnified Person deems necessary or appropriate to protect its interest, regardless of whether the Indemnifying Party is prejudiced or adversely impacted by any such actions.

(e)           If the Indemnifying Party admits its obligation to indemnify and defend the Indemnified Person against such Third Party Claim under this Article 13, as applicable, then the applicable Indemnifying Party shall have (x) the right and obligation to diligently prosecute and control the defense of such Third Party Claim, if Purchasers are the Indemnifying Party, at the sole cost and expense of Purchaser, and if a Seller is the Indemnifying Party, at the sole cost and expense of such Seller, and (y) full control of such defense and proceedings, including any compromise or settlement thereof unless the compromise or settlement includes the payment of any amount by, the performance of any obligation by, or the limitation of any right or benefit of, the Indemnifying Party, in which event such settlement or compromise shall not be effective without the written consent of the Indemnified Person, which shall not be unreasonably withheld or delayed. If requested by the Indemnifying Party, the Indemnified Person agrees at the cost and expense of the Indemnifying Party to cooperate in contesting any Third Party Claim which the Indemnifying Party elects to contest; provided, however, that the Indemnified Person shall not be required to bring any counterclaim or cross-complaint against any Person. The Indemnified Person may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 13.5(e), provided, that the Indemnified Person may file initial pleadings as described in the last sentence of Section 13.5(d) if required by court or procedural rules to do so within the thirty (30) day period in Section 13.5(d). An Indemnifying Party shall not, without the prior written consent of the Indemnified Person, settle or compromise any Third Party Claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder that (A) does not result in a final, non-appealable, resolution of the Indemnified Person’s liability with respect to the Third Party Claim (including, in the case of a settlement, an unconditional written release of the Indemnified Person from all further liability in respect of such Third Party Claim), (B) requires the Indemnified Person or any of its Affiliates to perform any covenant (other than payment of money damages covered by the Indemnifying Party’s indemnity hereunder) or refrain from engaging in any activity or (C) may materially and adversely affect the Indemnified Person (other than as a result of money damages covered by the indemnity).

(f)            If an Indemnifying Party does not admit its obligation to indemnify and defend the Indemnified Person against such Third Party Claim under this Article 13 or admits its obligation but thereafter fails to diligently defend or settle the Third Party Claim, the Indemnified Person shall have the right, but not the obligation, to defend and control the defense against the Third Party Claim (if Purchasers are the Indemnifying Party, at the sole cost and expense of Purchaser, and if a Seller is the Indemnifying Party, at the sole cost and expense of such Seller, and in either case if the Indemnified Person is entitled to indemnification hereunder), with counsel of the Indemnified Person’s choosing, subject to the right of the Indemnifying Party to admit its obligation to indemnify and defend the Indemnified Person against such Third Party Claim under this Article 13, as applicable, at any time prior to settlement or final determination thereof. If the Indemnifying Party has not yet admitted its obligation to indemnify and defend the Indemnified Person against such Third Party Claim under this Article 13, the Indemnified Person shall send written notice to the Indemnifying Party of any proposed settlement and the Indemnifying Party shall have the option for ten (10) days following receipt of such notice to (i) admit its obligation to indemnify and defend the Indemnified Person against such Third Party Claim under this Article 13 and (ii) if such right or obligation is so admitted, assume the defense of the Third Party Claim, including the power to reject the proposed settlement. If the Indemnified Person settles any Third Party Claim over the objection of the Indemnifying Party after the Indemnifying Party has timely admitted such right or obligation for indemnification in writing and assumed the defense of the Third Party Claim, the Indemnified Person shall be deemed to have waived any right to indemnity with respect to the Third Party Claim.

(g)           In the case of a claim for indemnification not based upon a Third Party Claim (a “Direct Claim”), such Direct Claim shall be asserted by giving the Indemnifying Party a reasonably prompt Claim Notice thereof, but in any event not later than thirty (30) days after the Indemnified Person becomes aware of the events that gave rise to such Direct Claim. Such Claim Notice by the Indemnified Person shall describe the Direct Claim in reasonable detail, shall include copies of all available material written evidence in such Indemnified Person’s possession or control thereof and shall indicate the estimated amount, if reasonably practicable, of Damages that have been or may be sustained by the Indemnified Person. The Indemnifying Party shall have sixty (60) days from its receipt of the Claim Notice to (i) cure the Damages complained of, (ii) admit its obligation to indemnify and defend the Indemnified Person under this Article 13 or (iii) dispute the claim for such Damages. If the Indemnifying Party does not notify the Indemnified Person within such sixty (60) day period that it has cured the Damages or that it disputes the claim for such Damages, the Indemnifying Party shall be conclusively deemed to have admitted its obligation to indemnify the Indemnified Person against such Direct Claim under this Article 13. If the Indemnifying Party notifies the Indemnified Person within such thirty (30) day period that it disputes the claim for such Damages, then the Indemnified Person may continue to seek remedies available to it on the terms and subject to the provisions of this Agreement.

Section 13.6          Express Negligence/Conspicuous Manner. WITH RESPECT TO THIS AGREEMENT, THE PARTIES AGREE THAT THE PROVISIONS SET OUT IN THIS ARTICLE 13 AND ELSEWHERE IN THIS AGREEMENT COMPLY WITH THE REQUIREMENT, KNOWN AS THE EXPRESS NEGLIGENCE RULE, TO EXPRESSLY

STATE IN A CONSPICUOUS MANNER TO AFFORD FAIR AND ADEQUATE NOTICE THAT THIS AGREEMENT HAS PROVISIONS REQUIRING A PARTY TO BE RESPONSIBLE FOR THE NEGLIGENCE (WHETHER GROSS, SOLE, JOINT, ACTIVE, PASSIVE, COMPARATIVE OR CONCURRENT), STRICT LIABILITY OR OTHER FAULT OF MEMBERS OF THE SELLER GROUP OR PURCHASER GROUP, AS APPLICABLE.

Section 13.7          Indemnity Units.

(a)           If at any time prior to the First Release Date, any Seller and Purchasers reach final agreement or other final non-appealable resolution as to the Damages alleged by Purchasers against such Seller in one or more Purchaser’s Claim Notices and Purchasers are entitled in connection therewith to Indemnity Units included in the Indemnity Unit Balance, (i) such Seller shall provide the Transfer Agent with the applicable Transfer Agent Documentation and (ii) such Purchasers shall deliver to the Transfer Agent written instructions instructing the Transfer Agent to (A) transfer to Purchasers from the Indemnity Unit Balance a number of Indemnity Units (calculated at the Per Unit Value) equal to the Damages to which Purchasers are entitled upon resolution of such dispute and (B) remove the Contract Legend and the Lock-Up Legend on such transferred Indemnity Units;

(b)           Promptly after the six (6) month anniversary of the Closing Date (such date, the “First Release Date”) (but in no event more than three Business Days thereafter), the applicable Purchasers shall cause written instructions to be delivered to the Transfer Agent instructing the Transfer Agent to remove the Contract Legend from the number (but only to the extent that such number is positive) of Indemnity Units equal to (i) 50% of the initial Indemnity Units included in the Indemnity Unit Balance at Closing, minus (ii) all Indemnity Units, if any, previously disbursed from the Indemnity Unit Balance pursuant to Section 13.7(a), minus (iii) a number of Indemnity Units (calculated at the Per Unit Value) equal to all undisbursed or unpaid Damages alleged by Purchasers in one or more Purchaser’s Claim Notices.

(c)           If following the First Release Date but prior to the Second Release Date, any Seller and Purchasers reach final agreement or other final non-appealable resolution as to the Damages alleged by Purchasers against such Seller, whether in one or more Purchaser’s Claim Notices that remained unresolved as of the First Release Date or otherwise, within three (3) Business Days of such agreement or resolution, (i) such Seller shall provide the Transfer Agent with the applicable Transfer Agent Documentation and (ii) such Purchasers shall deliver to the Transfer Agent written instructions instructing the Transfer Agent to (A) transfer to Purchasers from the Indemnity Unit Balance a number of Indemnity Units (calculated at the Per Unit Value) equal to any Damages to which Purchasers are entitled upon resolution of such dispute and remove the Contract Legend and the Lock-Up Legend on such Indemnity Units and (B) if applicable, remove the Contract Legend on the remaining Indemnity Units, if any, that were held back in respect of the applicable claim pursuant to Section 13.7(b)(iii) with respect to such dispute.

(d)           Promptly after the one year anniversary of the Closing Date (such date, the “Second Release Date”) (but in no event more than three Business Days thereafter), the applicable Purchasers shall cause written instructions to be delivered to the Transfer Agent instructing the Transfer Agent to remove the Contract Legend from the number of (but only to the extent that such number is positive) Indemnity Units equal to (i) the number of Indemnity Units remaining in the Indemnity Unit Balance at the Second Release Date, minus (ii) a number of Indemnity Units (calculated at the Per Unit Value) equal to all undisbursed or unpaid Damages alleged by Purchasers in one or more Purchaser’s Claim Notices.

(e)           If following the Second Release Date, any Seller and Purchasers reach final agreement or other final non-appealable resolution as to the Damages alleged by Purchasers against such Sellers in one or more Purchaser’s Claim Notices that remained unresolved as of the Second Release Date, such Purchasers shall deliver to the Transfer Agent written instructions instructing the Transfer Agent to (A) transfer to Purchasers from the Indemnity Unit Balance a number of Indemnity Units (calculated at the Per Unit Value) equal to any Damages to which Purchasers are entitled upon resolution of such dispute and remove the Contract Legend and the Lock-Up Legend on such transferred Indemnity Units and (B) to remove the Contract Legend on the remaining Indemnity Units, if any, that were held back in respect of the applicable claim pursuant to Section 13.7(d)(ii) with respect to such dispute.

(f)            Notwithstanding anything to the contrary herein, in the event that either Purchasers or Sellers are entitled to any disbursements from the Indemnity Unit Balance pursuant to this Agreement, such disbursement shall be satisfied by surrendering from the Indemnity Unit Balance to Purchasers or Sellers, as applicable, an aggregate number of Opco Common Units and Class B Units (rounded up to the nearest number of whole units) calculated by dividing (x) the amount of such disbursement obligation by (y) the applicable Per Unit Value.

(g)           Notwithstanding anything to the contrary herein, (i) each Seller holding Indemnity Units shall be entitled to all dividends or distributions declared by Opco with respect to the Indemnity Units to the extent the record date with respect to such dividend or distribution occurs prior to the release, if any, of such Indemnity Units to Purchasers under this Section 13.7 and (ii) Purchasers shall be entitled to all dividends or distributions as to all Indemnity Units released to Purchasers under this Section 13.7 to the extent the record date with respect to such dividend or distribution occurs after such release of such Indemnity Units to Purchasers.

(h)           The Per Unit Value and the number of Opco Common Units and Class B Units recoverable by or released to the Purchasers and Sellers under this Section 13.7shall be adjusted equitably in the event of any stock dividend, stock split, subdivision or reclassification with respect to the Opco Common Units or Class B Units.

Section 13.8          Litigation Holdback Units.

(a)           Within five (5) Business Days following any final non-appealable determination (including a compromise or settlement) of either Litigation in favor of the Subject Companies, (i) Sellers shall provide the Transfer Agent with the applicable Transfer Agent Documentation and (ii) Purchasers shall deliver to the Transfer Agent written instructions instructing the Transfer Agent to (A) transfer to Sellers from the Litigation Holdback Unit Balance a number of Litigation Holdback Units (calculated at the Per Unit Value) equal to the quotient of (1) the aggregate Allocated Value of all Assets that were subject to such Litigation and (2) the Per Unit Value (rounded up to the nearest number of whole units) and (B) remove the Contract Legend on such transferred Litigation Holdback Units; and

(b)           Within five (5) Business Days following any final non-appealable determination (including a compromise or settlement) of either Litigation in favor of the Third Party to such Litigation, (i) such applicable Sellers shall provide the Transfer Agent with the applicable Transfer Agent Documentation and (ii) Purchasers shall deliver to the Transfer Agent written instructions instructing the Transfer Agent to (A) transfer to Purchasers from the Litigation Holdback Unit Balance a number of Litigation Holdback Units (calculated at the Per Unit Value) equal to the quotient of (1) the aggregate Allocated Value of all Assets that were subject to such Litigation and (2) the Per Unit Value (rounded up to the nearest number of whole units) and (B) remove the Contract Legend on such transferred Litigation Holdback Units;

(c)           Notwithstanding anything to the contrary herein, in the event that either Purchasers or Sellers are entitled to any disbursements from the Litigation Holdback Unit Balance pursuant to this Agreement, such disbursement shall be satisfied by surrendering from the Litigation Holdback Unit Balance to Purchasers or Sellers, as applicable, an aggregate number of Opco Common Units and Class B Units (rounded up to the nearest number of whole units) calculated as specified in Section 13.8(a) and Section 13.8(b).

(d)           Notwithstanding anything to the contrary herein, (i) each Seller holding Litigation Holdback Units shall be entitled to all dividends or distributions declared by Opco with respect to the Litigation Holdback Units to the extent the record date with respect to such dividend or distribution occurs prior to the date of the required release of such Litigation Holdback Units to such Seller under Section 13.8(a) and (ii) Purchasers shall be entitled to all dividends or distributions as to all Litigation Holdback Units released to Purchasers under this Section 13.8(b) to the extent the record date with respect to such dividend or distribution occurs prior to the date of the required release of such Litigation Holdback Units to Purchasers. All dividends or distributions declared by Opco with respect to the Litigation Holdback Units prior to the release thereof shall be deposited and transferred to the escrow account governed by the Escrow Agreement and upon the transfer of any Litigation Holdback Units to Sellers or Purchasers pursuant to Section 13.8(a) or Section 13.8(b), as applicable, shall be released from the escrow account by the Parties delivering to the escrow agent of the escrow account joint written instructions authorizing the escrow agent to disburse such amounts to the applicable Party. The escrow agent shall disburse such amounts to such Party in a manner consistent with the Escrow Agreement.

(e)           The Per Unit Value and the number of Opco Common Units and Class B Units recoverable by or released to the Purchasers and Sellers under this Section 13.8 shall be adjusted equitably in the event of any stock dividend, stock split, subdivision or reclassification with respect to the Opco Common Units or Class B Units.

Section 13.9          Litigation Amount.  Within five (5) Business Days following the final non-appealable determination (including a compromise or settlement) of the Litigation matter identified as item 1 on Schedule 5.7, the Parties shall deliver to the escrow agent of the escrow account joint written instructions authorizing the escrow agent to disburse the Litigation Amount to (a) Sellers, if the final determination of such Litigation is found in favor of the Subject Companies or (b) Purchasers, if the final determination of such Litigation is found in favor of the Third Party to such litigation. The escrow agent shall disburse the Litigation Amount to such Party in a manner consistent with the Escrow Agreement.

ARTICLE 14

MISCELLANEOUS

Section 14.1          Notices. Any notice, request, instruction, correspondence or other document to be given hereunder by any Party to another (herein collectively called “Notice”) shall be in writing and delivered in person or by courier service requiring acknowledgement of receipt, mailed by certified mail, postage prepaid and return receipt requested or sent by email, in each case as follows:

To any Seller:	Ashley Yates
1111 Bagby Street
Suite 2150
Houston, Texas 77002
Email: ashleyy@fortisminerals.com

with a copy (that shall not constitute Notice) to:	Vinson & Elkins LLP
1001 Fannin, Suite 2500
Houston, Texas 77002-6760
Attn: Bryan Edward Loocke
Email: bloocke@velaw.com

To Purchasers:	Kimbell Royalty Partners, LP
777 Taylor Street, Suite 810
Fort Worth, Texas 76102
Attn: Robert D. Ravnaas
Email: Robert@kimbellrp.com

with a copy (that shall not constitute Notice) to:	Baker Botts L.L.P.
910 Louisiana St.
Houston, Texas 77002
Attn: Jason A. Rocha
Erin Hopkins
Email: jason.rocha@bakerbotts.com
erin.hopkins@bakerbotts.com

Notice given by personal delivery or courier shall be effective upon actual receipt. Notice given by mail shall be effective upon actual receipt. Notice given by email shall be effective upon a reply by the intended recipient; provided, that such intended recipient shall have an affirmative duty to reply promptly upon receipt if received during business hours; and provided further, that an automated response from the email account or server of the intended recipient shall not constitute an affirmative reply. Any Party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.

Section 14.2          Governing Law. This Agreement and the documents delivered pursuant hereto and the legal relations between the Parties shall be governed by, construed, and enforced in accordance with the Laws of the State of Delaware, without regard to principles of conflicts of

Laws that would direct the application of the Laws of another jurisdiction; provided, however, in connection with the determination of the existence of any breach of the Special Warranty of Title, Title Defect or Title Benefit, the Laws of the state where such Mineral Interest is located shall control.

Section 14.3          Venue and Waiver of Jury Trial.

(a)           Except as to any dispute, controversy, matters or claim arising out of or in relation to or in connection with the calculation or determination of the Adjusted Purchase Price pursuant to Section 2.3, Section 2.4, Section 2.5 or Section 2.6 (which shall be resolved exclusively in accordance with Section 2.5(b)), or the scope, interpretation, and effect of Article 3 or the validity, existence, cure or amount of any Title Benefits, Title Benefit Amounts, Title Defects or Defect Amounts, the Allocated Value of any Assets or any other matter regarding title to any Assets (which shall resolved exclusively in accordance with Section 3.5), any dispute, controversy, matter or claim between the Parties (each, subject to such exceptions, a “Dispute”), that cannot be resolved solely among the Parties, will be instituted exclusively in the Court of Chancery of the State of Delaware or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over such matter, any state or federal court within the State of Delaware, and each Party hereby irrevocably consents to the exclusive personal jurisdiction in connection with any Dispute, litigation or proceeding arising out of this Agreement or any of the transactions contemplated thereby. Each Party waives any objection which it may have pertaining to improper venue or forum non-conveniens to the conduct of any litigation or proceeding in the foregoing courts. Each Party agrees that any and all process directed to it in any such proceeding or litigation may be served upon it outside of the State of Delaware in and for the above-specified courts with the same force and effect as if such service had been made within the State of Delaware. The Parties further agree that the Parties shall not bring suit with respect to any disputes arising out of this Agreement or the transactions contemplated hereby in any court or jurisdiction other than the above-specified courts. The Parties further agree, to the extent permitted by Law, that a final and non-appealable judgment against a Party in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment.

(b)           EACH OF THE PARTIES HEREBY VOLUNTARILY AND IRREVOCABLY WAIVES TRIAL BY JURY IN ANY LITIGATION, ACTION OR OTHER PROCEEDING BROUGHT IN CONNECTION WITH THIS AGREEMENT.

Section 14.4          Headings and Construction. The headings and captions herein are inserted for convenience of reference only and are not intended to govern, limit, or aid in the construction of any term or provision hereof. The rights and obligations of each Party shall be determined pursuant to this Agreement. Sellers and Purchasers have each had the opportunity to exercise business discretion in relation to the negotiation of the details and terms of the transaction contemplated hereby. This Agreement is the result of arm’s length negotiations from equal bargaining positions. It is the intention of the Parties that every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Party (notwithstanding any rule of law requiring an agreement to be strictly construed against the drafting Party), and no consideration shall be given or presumption made, on the basis of who drafted this Agreement or any particular provision thereof, it being understood that the Parties to this Agreement are sophisticated and have had adequate opportunity and means to exercise business discretion in relation to the negotiation of the details of the transaction contemplated hereby and to retain counsel to represent their interests and to otherwise negotiate the provisions of this Agreement.

Section 14.5          Waivers. Any failure by any Party to comply with any of its obligations, agreements or conditions herein contained may be waived by the Party to whom such compliance is owed by the application of the express terms hereof by an instrument signed by the Party to whom compliance is owed and expressly identified as a waiver, but not in any other manner. No course of dealing on the part of any Party or its respective officers, employees, agents or representatives and no failure by any Party to exercise any of its rights under this Agreement shall, in each case, operate as a waiver thereof or affect in any way the right of such Party at a later time to enforce the performance of such provision. Except as otherwise expressly provided herein, no waiver of, or consent to a change in or modification of, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in or modification of, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided herein. The rights of each Party under this Agreement shall be cumulative and the exercise or partial exercise of any such right shall not preclude the exercise by such Party of any other right.

Section 14.6          Severability. It is the intent of the Parties that the provisions contained in this Agreement shall be severable and should any terms or provisions, in whole or in part, be held invalid, illegal or incapable of being enforced as a matter of law, such holding shall not affect the other portions of this Agreement, and such portions that are not invalid shall be given effect without the invalid portion. Upon such determination that any term or provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 14.7          Assignment. No Party shall assign or otherwise transfer all or any part of this Agreement, nor shall any Party delegate any of its rights or duties hereunder, without the prior written consent of the other Parties and any transfer or delegation made without such consent shall be null and void. Unless expressly agreed to in writing by the Parties, no permitted assignment of any Party’s rights or duties that is subject to the consent of the other Party shall relieve or release the assigning Party from the performance of such Party’s rights or obligations hereunder and such assigning Party shall be fully liable to the other Party for the performance of all such rights and duties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns.

Section 14.8          Entire Agreement. This Agreement and the other Transaction Documents constitute the entire agreement among the Parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations, and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof. IN THE EVENT OF A CONFLICT BETWEEN THE TERMS AND PROVISIONS OF THIS AGREEMENT AND THE TERMS AND PROVISIONS OF ANY SCHEDULE OR EXHIBIT HERETO, THE TERMS AND PROVISIONS OF THIS AGREEMENT SHALL GOVERN AND CONTROL; PROVIDED,

HOWEVER, THAT THE INCLUSION IN ANY OF THE SCHEDULES AND EXHIBITS HERETO OF TERMS AND PROVISIONS NOT ADDRESSED IN THIS AGREEMENT SHALL NOT BE DEEMED A CONFLICT, AND ALL SUCH ADDITIONAL PROVISIONS SHALL BE GIVEN FULL FORCE AND EFFECT, SUBJECT TO THE PROVISIONS OF THIS SECTION 14.8.

Section 14.9          Amendment. This Agreement may be amended or modified only by an agreement in writing signed by Purchasers and Sellers and expressly identified as an amendment or modification.

Section 14.10       No Third-Person Beneficiaries. Nothing in this Agreement shall entitle any Person other than Purchasers and Sellers to any claim, cause of action, remedy or right of any kind, except the rights expressly provided to the Persons described in Section 8.1 and Section 13.4(b), in each case, only to the extent such rights are exercised or pursued, if at all, by Sellers or Purchasers acting on behalf of such Person (which rights may be exercised in the sole discretion of the applicable Party hereunder). Notwithstanding the foregoing: (a) the Parties reserve the right to amend, modify, terminate, supplement or waive any provision of this Agreement or this entire Agreement without the consent or approval of any other Person (including any Indemnified Person) and (b) no Party hereunder shall have any direct liability to any permitted Third Party beneficiary, nor shall any permitted Third Party beneficiary have any right to exercise any rights hereunder for such Third Party beneficiary’s benefit except to the extent such rights are brought, exercised, and administered by a Party hereto in accordance with Section 13.4(b).

Section 14.11       Limitation on Damages. Notwithstanding anything to the contrary contained herein, NO PERSON SHALL BE ENTITLED TO LOST PROFITS, INDIRECT, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND EACH PURCHASER AND EACH SELLER, FOR ITSELF AND ON BEHALF OF THE MEMBERS OF THE PURCHASER GROUP AND SELLER GROUP, RESPECTIVELY, HEREBY EXPRESSLY WAIVES ANY RIGHT TO LOST PROFITS, INDIRECT, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, OTHER THAN (A) LOSS OF PROFITS, CONSEQUENTIAL DAMAGES OR PUNITIVE DAMAGES SUFFERED BY ANY THIRD PARTY FOR WHICH RESPONSIBILITY IS ALLOCATED AMONG THE PARTIES UNDER THE TERMS HEREOF AND (B) ANY LOSS, COST, COST OF SETTLEMENT, DAMAGE, EXPENSE, CLAIM, AWARD OR JUDGMENT OF A SELLER ARISING FROM THE DIMINUTION OF VALUE OF THE PRICE OF THE COMMON UNITS ISSUABLE UPON EXCHANGE OF SUCH OPCO COMMON UNITS AND CLASS B UNITS THAT IS PROXIMATELY CAUSED BY OR ARISING OUT OF A BREACH OF A REPRESENTATION OR WARRANTY OF PURCHASERS IN ARTICLE 6 OR THE CERTIFICATE DELIVERED BY PURCHASERS AT CLOSING PURSUANT TO SECTION 10.3(d).

Section 14.12       Time of the Essence; Calculation of Time. Time is of the essence in this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date that is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day that is a Business Day.

Section 14.13       Non-Recourse Person. The Parties acknowledge and agree that no past, present or future director, manager, officer, employee, incorporator, member, partner, stockholder, agent, attorney, representative, Affiliate or financing source (including, without limitation, EnCap Investment L.P., any investment fund managed by EnCap Investment L.P., any of their respective Affiliates or Fortis Minerals, LLC), and any of the foregoing Person’s respective past, present or future directors, managers, officers, employees, incorporators, members, partners, stockholders, agents, attorneys, representatives, Affiliates or financing sources of any Seller (excluding, in each case, Seller, and subject to such exclusion, a “Non-Recourse Person”), in such capacity, shall have any liability or responsibility (in contract, tort or otherwise) for, and each Purchaser hereby waives, releases, remises and forever discharges, and shall cause each member of the Purchaser Group to waive, release, remise and forever discharge, any Damages, suits, legal or administrative proceedings, claims, demands, losses, costs, obligations, liabilities, interests, charges or causes of action whatsoever, in law or in equity, known or unknown, against each Non-Recourse Person which are based on, related to or arise out of the ownership or operation of the Assets, the ownership of the Subject Securities, the Excluded Assets or negotiation, performance and consummation of this Agreement or the other Transaction Documents or the transactions contemplated hereunder or thereunder. Each Non-Recourse Person is expressly intended as a third-party beneficiary of this Section 14.13.

Section 14.14       Certain Waivers. Purchasers agree, and after Closing shall cause each member of the Subject Company Group to agree, on their own behalf and on behalf of the other members of the Purchaser Group (including each member of the Subject Company Group following Closing), that, following the Closing, Vinson & Elkins LLP may serve as counsel to any Seller and its Affiliates in connection with any matters related to this Agreement and the transactions contemplated hereby, including any dispute arising out of or relating to this Agreement and the transactions contemplated hereby, notwithstanding any representation by Vinson & Elkins LLP of any member of the Subject Company Group prior to the Closing Date. Each Purchaser, on behalf of itself and the other members of the Purchaser Group (including any member of the Subject Company Group after the Closing) hereby, and shall cause each member of the Subject Company Group to, (a) consents to Vinson & Elkins LLP’s representation of any Seller or its Affiliates in connection with any matters related to this Agreement and the transactions contemplated hereby, (b) waives any claim it has or may have that Vinson & Elkins LLP has a conflict of interest or is otherwise prohibited from engaging in such representation based on its representation of any member of the Subject Company Group prior to the Closing and (c) agrees that, in the event that a dispute arises between Purchasers, any member of the Subject Company Group or any of their respective Affiliates, on the one hand, and any Seller and/or its Affiliates, on the other hand, none of Purchasers, any member of the Subject Company Group or any of their respective Affiliates will object to Vinson & Elkins LLP representing of any Seller and/or its Affiliates in such dispute due to the interests of such Seller and its Affiliates being directly adverse to Purchasers, any member of the Subject Company Group or any of their respective Affiliates or due to Vinson & Elkins LLP having represented any member of the Subject Company Group in a matter substantially related to such dispute. Each Purchaser further agrees that, as to all communications among Vinson & Elkins LLP, any member of the Subject Company Group, Sellers or their respective Affiliates and representatives prior to the Closing that relate in any way to this Agreement or the transactions contemplated hereby, the attorney-client privilege belongs, to the extent such privilege exists, to Sellers and their Affiliates and may be controlled by a Seller and each of its Affiliates and will not, with respect to such privileged communications, pass to or be claimed by Purchasers, any member of the Subject Company Group or any of their respective Affiliates. To the extent that Purchasers, any member of the Subject Company Group or any of their respective Affiliates has or maintains any ownership of the privilege with respect to these communications, they agree, except as may be required by applicable Law, not to waive or to attempt to waive the privilege without the express written approval of Sellers. Notwithstanding the foregoing, in the event that a dispute arises between Purchasers or any member of the Subject Company Group and a Third Party (other than Sellers and their Affiliates) or any Governmental Authority after the Closing, any member of the Subject Company Group may assert the attorney-client privilege against such Third Party to prevent disclosure of confidential communications by or with Vinson & Elkins LLP.

Section 14.15       Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile, .pdf or other electronic transmission of copies of signatures shall constitute original signatures for all purposes of this Agreement and any enforcement hereof.

Section 14.16       Specific Performance. Subject to the terms of Article 11, each Party shall have the non-exclusive right to specific performance and other equitable remedies available at law or equity (including injunctive relief) for the breach or failure of the other Parties to perform their respective obligations under this Agreement. The Parties acknowledge and agree (a) that each Party would be irreparably harmed by a breach by the other Party of any of such other Party’s obligations under this Agreement and that the Parties would not have any adequate remedy at law if any such obligations were not performed in accordance with their specific terms or were otherwise breached and (b) that the non-breaching Party shall be entitled to injunctive relief, specific performance and other equitable remedies against the breaching Party to enforce the specific performance by the breaching Party of its obligations under this Agreement (this being in addition to any other remedy, if any, to which the non-breaching Party may be entitled at law or in equity). Accordingly, each Party waives (x) any defense in any action for specific performance pursuant to this Agreement that a remedy at law would be adequate and (y) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief.

[Remainder of Page Intentionally Left Blank. Signature Pages Follow.]

IN WITNESS WHEREOF, this Agreement has been signed by each of the Parties as of the Execution Date.

PHILLIPS I:

PEP I HOLDINGS, LLC

By:	EnCap Energy Capital Fund VI, L.P.,
its Managing Member

By:	EnCap Equity Fund VI GP, L.P.,
its General Partner

By:	EnCap Investments L.P.,
its General Partner

By:	EnCap Investments GP, L.L.C.,
its General Partner

Name:	/s/ D. Martin Phillips
By:	D. Martin Phillips
Title:	Managing Partner

PHILLIPS II:

PEP II HOLDINGS, LLC

By:	EnCap Energy Capital Fund VII, L.P.,
its Managing Member

By:	EnCap Equity Fund VII GP, L.P.,
its General Partner

By:	EnCap Investments L.P.,
its General Partner

By:	EnCap Investments GP, L.L.C.,
its General Partner

Name:	/s/ D. Martin Phillips
By:	D. Martin Phillips
Title:	Managing Partner

Signature Page to Securities Purchase Agreement

PHILLIPS III:

PEP III HOLDINGS, LLC

By:	EnCap Energy Capital Fund VIII, L.P.,
its Managing Member

By:	EnCap Equity Fund VIII GP, L.P.,
its General Partner

By:	EnCap Investments L.P.,
its General Partner

By:	EnCap Investments GP, L.L.C.,
its General Partner

Name:	/s/ D. Martin Phillips
By:	D. Martin Phillips
Title:	Managing Partner

Signature Page to Securities Purchase Agreement

PURCHASERS:

KIMBELL ROYALTY PARTNERS, LP

By:	Kimbell Royalty GP, LLC, its general partner

By:	/s/ R. Davis Ravnaas
Name:	R. Davis Ravnaas
Title:	President and Chief Financial Officer

KIMBELL ROYALTY OPERATING, LLC

By:	/s/ R. Davis Ravnaas
Name:	R. Davis Ravnaas
Title:	President and Chief Financial Officer

Signature Page to Securities Purchase Agreement

EXHIBIT B

FORM OF ASSIGNMENT

SUBJECT SECURITIES ASSIGNMENT

This SUBJECT SECURITIES ASSIGNMENT (this “Assignment”) is made and entered into as of [      ], 2019, by and among PEP I Holdings, LLC, a Delaware limited liability company (“Phillips I Seller”), PEP II Holdings, LLC, a Delaware limited liability company (“Phillips II Seller”), and PEP III Holdings, LLC, a Delaware limited liability company, (“Phillips III Seller” and together with Phillips I Seller and Phillips II Seller, “Assignor”) and Kimbell Intermediate Holdings, LLC, a Delaware limited liability company (“Assignee” and together with Assignor, each a “Party” and, collectively, the “Parties”).

RECITALS

WHEREAS, Phillips I Seller owns one hundred percent (100%) of the issued and outstanding securities of Phillips Energy Partners, LLC, a Delaware limited liability company (“Phillips I”);

WHEREAS, Phillips II Seller owns one hundred percent (100%) of the issued and outstanding securities of Phillips Energy Partners II, LLC, a Delaware limited liability company (“Phillips II”);

WHEREAS, Phillips III Seller owns one hundred percent (100%) of the issued and outstanding securities of Phillips Energy Partners III, LLC, a Delaware limited liability company (“Phillips III” and, together with Phillips I, and Phillips II, each individually a “Subject Company” and collectively, the “Subject Companies”);

WHEREAS, pursuant to that certain Securities Purchase Agreement, dated as of February 6, 2019 (the “Purchase Agreement”), by and among Assignor, Kimbell Royalty Partners, LP, a Delaware limited partnership (“KRP”), and Kimbell Royalty Operating, LLC, a Delaware limited liability company (“Opco” and, together with KRP, “Purchasers”), Assignor agreed to sell to Purchasers, and Purchasers agreed to purchase from Assignor, one hundred percent (100%) of the issued and outstanding Securities (the “Subject Securities”) of the Subject Companies;

WHEREAS, Assignor desires to convey, transfer and assign the Subject Securities to Assignee, as the designee of Purchasers, and Assignee desires to accept such conveyance, transfer and assignment, each in accordance with the terms and conditions of this Assignment and the Purchase Agreement; and

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WHEREAS, capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Purchase Agreement.

NOW, THEREFORE, in consideration of the foregoing, and for such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee hereby agree as follows:

AGREEMENTS

1.             Assignment.  Effective as of the date hereof and subject to the terms and conditions of this Assignment and the Purchase Agreement, Assignor does hereby SELL, ASSIGN, CONVEY, TRANSFER AND DELIVER to Assignee, free and clear of any Liens (other than restrictions on transfer pursuant to applicable securities Laws), and Assignee hereby accepts, all right, title and interest in and to the Subject Securities, including, without limitation, all income, gain, loss, deductions, distributions and other rights, duties, benefits and interests attributable thereto.

2.             Successors and Assigns.  The provisions of this Assignment shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

3.             Consent to Assignment.  By its signature hereon, Assignor hereby acknowledges and confirms its express consent to the transfer of the Subject Securities to Assignee.

4.             Entire Agreement.  This Assignment, the Purchase Agreement and the other Transaction Documents, constitute the entire agreement between the parties pertaining to the assignment of the Subject Securities, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties pertaining to the assignment of the Subject Securities. In the event of a conflict between the terms and conditions of this Assignment and the Purchase Agreement, the terms and conditions of the Purchase Agreement shall control.

5.             Governing Law.  This Assignment and the documents delivered pursuant hereto and the legal relations between the parties shall be governed by, construed and enforced in accordance with the Laws of the State of Delaware, without regard to principles of conflicts of Laws that would direct the application of the Laws of another jurisdiction.

6.             Amendment.  This Assignment may be amended or modified in whole or in part, and the terms and conditions may be waived, only by an agreement in writing signed by Assignor and Assignee and expressly identified as an amendment or modification.

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7.             Further Assurances.  Each party hereto agrees to take such further actions and to execute, acknowledge and deliver all such further instruments or documents as are reasonably requested by the other party to evidence or better effect the purposes of this Assignment.

8.             Headings.  Headings have been provided for the sections of this Assignment for convenience of reference only and shall not affect in any way the meaning or interpretation of this Assignment.

9.             Counterparts.  This Assignment may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile, .pdf, or other electronic transmission of copies of signatures shall constitute original signatures for all purposes of this Assignment and any enforcement hereof.

10.          Severability.  If any term or provision of this Assignment is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties hereto shall negotiate in good faith to modify this Assignment so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in or der that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

[SIGNATURE PAGE FOLLOWS.]

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IN WITNESS WHEREOF, Assignor and Assignee have caused their duly authorized representatives to execute this Assignment as of the date first set forth above.

ASSIGNOR:

PEP I Holdings, LLC

Name:
By:
Title:

PEP II Holdings, LLC

Name:
By:
Title:

PEP III Holdings, LLC

Name:
By:
Title:

[Signature Page Continues]

[Signature Page to Subject Securities Assignment]

ASSIGNEE:

Kimbell Intermediate Holdings, LLC

Name:
By:
Title:

[Signature Page to Subject Securities Assignment]

EXHIBIT C

FORM OF CERTIFICATE OF NON-FOREIGN STATUS

[     ], 2019

Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”), provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person.  For U.S. tax purposes (including Section 1445 of the Code), the owner of a disregarded entity (which has legal title to a U.S. real property interest under local law) will be the transferor of the property and not the disregarded entity.  To inform Kimbell Royalty Partners, LP, a Delaware limited partnership, and Kimbell Royalty Operating, LLC, a Delaware limited liability company (collectively, “Transferee”), that withholding of tax is not required upon the disposition of a U.S. real property interest by PEP [I/II/III] Holdings, LLC, a Delaware limited liability company (“Transferor”), the undersigned hereby certifies the following on behalf of Transferor:

1.                                      Transferor is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Code and Treasury Regulations);

2.                                      Transferor is not a disregarded entity as defined in Treasury Regulations Section 1.1445-2(b)(2)(iii);

3.                                      Transferor’s U.S. employer identification number is [     ]; and

4.                                      Transferor’s office address is:

[     ]

Transferor understands that this certification may be disclosed to the Internal Revenue Service by Transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

[Remainder of Page Intentionally Left Blank.  Signature Page to Follow.]

Under penalties of perjury I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct, and complete, and I further declare that I have authority to sign this document on behalf of Transferor.

IN WITNESS WHEREOF, this certification is executed as of the date first set forth above.

PEP [I/II/III] Holdings, LLC

By:
Printed Name:
Title:

EXHIBIT D

FORM OF
MASTER TERMINATION AND RELEASE

This Master Termination and Release (this “Release”), dated as of [•], 2019 (the “Effective Date”), is made and entered into by and between [•], a [•] (“Releasor”), and [•], a [•] (“Phillips [•]”)(1).  Each of Releasor and Phillips [•] may be referred to individually as a “Party” and collectively as the “Parties.” Capitalized terms used but not herein defined will have the meanings given to them in the Securities Purchase Agreement (defined below).

RECITALS

WHEREAS, PEP I Holdings, LLC, a Delaware limited liability company, (“Phillips I Seller”), PEP II Holdings, LLC, a Delaware limited liability company, (“Phillips II Seller”), and PEP III Holdings, LLC, a Delaware limited liability company, (“Phillips III Seller” and together with Phillips I Seller and Phillips II Seller, the “Sellers”), Kimbell Royalty Operating, LLC, a Delaware limited liability company (“Opco”), and Kimbell Royalty Partner, LP, a Delaware limited partnership (“KRP” and together with Opco, the “Purchasers”) entered into a Securities Purchase Agreement, dated as of February 6, 2019 (the “Securities Purchase Agreement”), pursuant to which the Purchasers agreed to purchase from the Sellers, and the Sellers agreed to sell to Purchasers, all of the Subject Securities; and

WHEREAS, this Release is being delivered in accordance with Section 10.2(f) of the Securities Purchase Agreement.

AGREEMENT

Now, therefore, in consideration of the premises and the mutual covenants contained herein and in the Securities Purchase Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.             Releasing Seller Affiliate Agreements.  Notwithstanding anything to the contrary contained therein, Releasor and Phillips [•] hereby agree that (i) each of the contracts listed on Schedule 1 attached hereto (such contracts, collectively, the “Releasing Seller Affiliate Agreements”) is terminated effective as of the Effective Date and (ii) after the Effective Date, no party to any of the Releasing Seller Affiliate Agreements shall have any liabilities, rights, duties or obligations to any other party (or such other party’s successors or assigns) under or in connection with such Releasing Seller Affiliate Agreements.

2.             Release. Each Party, on behalf of itself, its Affiliates and its and their directors, officers, employees, agents, representatives, heirs, successors and assigns, and on behalf of any Person claiming a right or action that is derivative of, or obtained in any way from, such Party’s claims, if any, against any other Party, effective as of the Closing Date, hereby generally, irrevocably, unconditionally, voluntarily, knowingly, fully, finally and completely forever releases and discharges the Releasees from, and waives and relinquishes, the Released Claims against any Releasee; provided, however, that nothing in this Release will release any Releasee from any

(1)  Note to Draft: Applicable Subject Company.

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obligation of such Releasee under any provision of this Release, the Securities Purchase Agreement, any Transaction Document or securities Laws.

For purposes of this Release, the following terms have the following definitions.

“Releasees” means (a) Releasor or Phillips [•] (as the case may be) and (b) each of the predecessors, successors and past, present and future directors, officers, employees, agents, representatives, heirs, successors and assigns of each Person identified in this definition.

“Released Claims” means each and all past, present and future disputes, claims, controversies, demands, rights, obligations, liabilities, damages, fines, penalties, losses, costs, expenses, awards, judgments, actions and causes of action of every kind and nature in law or in equity, including, but not limited to, any unknown, unsuspected or undisclosed claim that a releasing Party ever had, now has or may have against any Releasee that has arisen or arises, directly or indirectly, out of, or relates, directly or indirectly, to, any circumstance, agreement, activity, action, omission, event or matter occurring or existing on or prior to the Closing Date.

The Parties agree that the release set forth in this Release will be and remain in effect in all respects as a complete general release as to the matters released.  This release does not extend to any obligations incurred under this Release, the Securities Purchase Agreement, any Transaction Document or securities laws.  The releasing Party shall be responsible to the Releasees for all costs, attorneys’ fees and any and all damages incurred by the Releasees in enforcing the obligations set forth in this Release, including the bringing of any suit to recover the monetary and other consideration, and/or defending against a claim or suit brought or pursued by such releasing Party in violation of this provision.

3.             Acknowledgment of Consideration.  Each Party acknowledges and agrees that but for the execution and delivery of this Release, the Purchasers and the Sellers would not have entered into the Securities Purchase Agreement, and as a material inducement for the Purchasers and the Sellers to enter into the Securities Purchase Agreement, each Party has executed and delivered this Release in favor of the Releasees.

4.             Expenses. Each of the Parties hereby shall be responsible for its own fees and expenses incurred in connection with the completion of the transactions contemplated by this Release, including fees and expenses of its respective accounting, financial, legal and other advisors.

5.             Entire Agreement.  Along with the Securities Purchase Agreement and the other Transaction Documents, this Release supersedes all prior discussions, representations and agreements among or between the Parties and/or their respective Affiliates with respect to the subject matter hereof, and contains the sole and entire agreement among the Parties and their respective Affiliates with respect to the subject matter hereof.

6.             Amendment.  This Release may be amended, supplemented or modified only by a written instrument duly executed by each Party hereto.

7.             Invalid Provision.  If any term or other provision of this Release is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Release shall nevertheless remain in full force and effect so long as the economic

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and legal substance of the releases contemplated hereby are not affected in any adverse manner to any of the Parties. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Release so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the releases contemplated hereby are fulfilled to the extent possible.

8.             Waiver.  Any term or condition of this Release may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition.  No waiver by any Party of any term or condition of this Release, in any one or more instances, shall be deemed to be, or construed as, a waiver of the same or any other term or condition of this Release on any future occasion.

9.             Governing Law.  THIS RELEASE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF DELAWARE, WITHOUT REGARD TO CONFLICTS OF LAWS. Any dispute, controversy or claim arising out of or relating to this Release, or the breach hereof, shall be resolved in accordance with the procedures set forth in Section 14.3 of the Securities Purchase Agreement.

10.          Assignment. Neither Party shall assign this Release or any part hereof without the prior written consent of the other Party. Subject to the foregoing, this Release shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.

11.          Counterparts; Facsimile.  This Release may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.  Any facsimile or pdf copies hereof or signature hereon shall, for all purposes, be deemed originals.

12.          Further Assurances. Subject to the terms and conditions of this Release, each Party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all actions reasonably necessary, proper or advisable, under applicable Law, to consummate the transactions contemplated by this Release.

13.          Specific Performance. The Parties acknowledge and agree (a) that each Party would be irreparably harmed by a breach by the other Party of any of such other Party’s obligations under this Release and that the Parties would not have any adequate remedy at law if any of the provisions of this Release were not performed in accordance with their specific terms or were otherwise breached and (b) that the non-breaching Party shall be entitled to injunctive relief, specific performance and other equitable remedies against the breaching Party to enforce the performance by the breaching Party of its obligations under this Release (this being in addition to any other remedy to which the non-breaching Party may be entitled at law or in equity), and the Parties hereby consent and agree to such injunctive relief, specific performance and other equitable remedies. Accordingly, each Party waives (i) any defenses in any action for specific performance pursuant to this Release that a remedy at law would be adequate and (ii) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief.

14.          Representations. Each Party hereby represents and warrants to the other Party that: (a) it is a limited liability company, duly organized, validly existing and in good standing under

3

the Laws of the jurisdiction of its organization and has the requisite organizational power and authority to execute, deliver and perform this Release; (b) the execution, delivery and performance of this Release by it has been duly and validly authorized and approved by all necessary action by it and no other proceeding is necessary to authorize such execution, delivery and performance of this Release; (c) this Release has been duly and validly executed and delivered by it and, upon execution by the other Party, this Release will be in full force and effect and will constitute a valid and binding agreement of such Party, enforceable against such Party in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity; and (d) all consents, waivers, approvals, orders or authorizations of, and declarations, filings and registrations with, and notices to any Governmental Authority necessary for the due execution, delivery and performance of this Release by it have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Authority is required in connection with the execution, delivery or performance of this Release.

[Signatures on following pages]

4

The Parties have executed and delivered this Release as of the date first written above.

PHILLIPS [•]

By:
Name:
Title:

RELEASOR

[ ]

By:
Name:
Title:

SIGNATURE PAGE TO

RELEASE

SCHEDULE 1

1.              [Management Services Agreement, by and between Phillips Energy Partners, LLC and Fortis Administrative Services, LLC, dated as of July 1, 2016.

2.              Management Services Agreement, by and between Phillips Energy Partners II, LLC and Fortis Administrative Services, LLC, dated as of July 1, 2016.

3.              Management Services Agreement, by and between Phillips Energy Partners III, LLC and Fortis Administrative Services, LLC, dated as of July 1, 2016.]

EXHIBIT E

FORM OF

EXCLUDED ASSETS ASSIGNMENT

This Excluded Assets Assignment (this “Assignment”) is entered into as of [       ], 2019, but is effective for all purposes as of January 1, 2019 (the “Effective Time”), by and among [      ], a [      ] (“Assignor”) and [      ], a [      ] (“Assignee” and together with Assignor, each a “Party” and, collectively, the “Parties”).

WHEREAS, pursuant to that certain Securities Purchase Agreement by and among PEP I Holdings, LLC, a Delaware limited liability company (“Phillips I Seller”), PEP II Holdings, LLC, a Delaware limited liability company (“Phillips II Seller”), and PEP III Holdings, LLC, a Delaware limited liability company (“Phillips III Seller” and together with Phillips I Seller and Phillips II Seller, the “Sellers”), Kimbell Royalty Operating, LLC, a Delaware limited liability company (“Opco”), and Kimbell Royalty Partners, LP, a Delaware limited partnership (“KRP” and together with Opco, the “Purchasers”), dated February 6, 2019 (the “SPA”), the Parties have agreed to enter into this Assignment, subject to the terms and conditions set forth herein.

NOW, THEREFORE in exchange for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereto agree as follows:

1.             Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings given such terms in the SPA.

2.             Assignment.  Assignor hereby assigns, transfers, and conveys to Assignee as of the Effective Time all of Assignor’s right, title and interests in and to the Excluded Assets set forth on Exhibit A attached hereto, and Assignee hereby accepts such assignment, transfer and conveyance as of the Effective Time.

TO HAVE AND TO HOLD, the Excluded Assets, as of the Effective Time, together with all and singular the rights and appurtenances thereto belonging unto Assignee, and its successors and assigns, forever.

3.             Effect of Assignment.  With respect to the Excluded Assets, from and after the Effective Time: (i) Assignee shall be the sole and exclusive owner of such Excluded Assets and shall have the sole and exclusive right to access, use, maintain, copy, share, transfer, dispose of, assert privileges with respect to, or otherwise take actions with respect to the Excluded Assets, (ii) Assignor shall cease to have any right, title or interest in or to such Excluded Assets, (iii) Assignor shall not have any right to retain any copies of the Excluded Assets, and (iv) Assignee shall (and hereby agrees to) assume, bear, fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid or discharged) all of the duties, liabilities and obligations of Assignor or its affiliates, known or unknown, with respect to the Excluded Assets, regardless of whether such duties, liabilities or obligations arose prior to, on or after the Effective Time.

4.             Disclaimers. ASSIGNOR DOES NOT WARRANT TITLE TO THE EXCLUDED ASSETS. THE EXCLUDED ASSETS ARE BEING CONVEYED BY

ASSIGNOR TO ASSIGNEE WITHOUT WARRANTY OF ANY KIND, EXPRESS, IMPLIED, STATUTORY, AT COMMON LAW OR OTHERWISE, AND ASSIGNEE HEREBY EXPRESSLY DISCLAIMS, WAIVES AND RELEASES ANY WARRANTY OF TITLE, MERCHANTABILITY, CONDITION, SAFETY OR FITNESS FOR A PARTICULAR PURPOSE, AND ASSIGNEE ACCEPTS THE EXCLUDED ASSETS “AS IS, WHERE IS, WITH ALL FAULTS, WITHOUT RECOURSE.” THIS DISCLAIMER SHALL BE DEEMED CONSPICUOUS FOR PURPOSES OF APPLICABLE LAW.

5.             Severability.  It is the intent of the Parties that the provisions contained in this Assignment shall be severable and should any terms or provisions, in whole or in part, be held invalid, illegal, or incapable of being enforced as a matter of law, such holding shall not affect the other portions of this Assignment, and such portions that are not invalid shall be given effect without the invalid portion. Upon such determination that any term or provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Assignment so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

6.             Entire Agreement. This Assignment and the other Transaction Documents constitute the entire agreement between the Parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof.

7.             Amendment. This Assignment may be amended or modified only by an agreement in writing signed by the Parties and expressly identified as an amendment or modification.

8.             No Third Party Beneficiaries. Nothing in this Assignment shall entitle any Person other than Assignor and Assignee to any claim, cause of action, remedy, or right of any kind.

9.             Counterparts.  This Assignment may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile, .pdf or other electronic transmission of copies of signatures shall constitute original signatures for all purposes of this Assignment and any enforcement hereof.

10.          Governing Law; Disputes.  This Assignment and the documents delivered pursuant hereto and the legal relations between the Parties shall be governed by, construed and enforced in accordance with the Laws of the State of Delaware, without regard to principles of conflicts of Laws that would direct the application of the Laws of another jurisdiction.  Any dispute among the Parties with respect to this Assignment shall be resolved in accordance with the terms of Section 14.3 of the SPA, which is incorporated into this Assignment by reference mutatis mutandis.

11.          SPA; Conflict. This Assignment is entered into in connection with the transactions contemplated by the SPA. In the event of any conflict between a term or provision of this Assignment and a term or provision of the SPA, the term or provision of the SPA shall control. This Assignment is made subject to the terms and conditions of the SPA, and shall not

2

affect, enlarge, diminish or otherwise impair any of the rights, obligations or remedies of the Parties under the SPA.

12.          Headings and Construction. The headings and captions herein are inserted for convenience of reference only and are not intended to govern, limit, or aid in the construction of any term or provision hereof. The rights and obligations of each Party shall be determined pursuant to this Assignment. Each Party has had the opportunity to exercise business discretion in relation to the negotiation of the details and terms of the transaction contemplated hereby. This Agreement is the result of arm’s length negotiations from equal bargaining positions. It is the intention of the Parties that every covenant, term, and provision of this Assignment shall be construed simply according to its fair meaning and not strictly for or against any Party (notwithstanding any rule of law requiring an agreement to be strictly construed against the drafting Party) and no consideration shall be given or presumption made, on the basis of who drafted this Assignment or any particular provision thereof, it being understood that the Parties to this Assignment are sophisticated and have had adequate opportunity and means to exercise business discretion in relation to the negotiation of the details of the transaction contemplated hereby and retain counsel to represent their interests and to otherwise negotiate the provisions of this Assignment.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

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IN WITNESS WHEREOF, this Assignment has been executed by each of the Parties effective as of the date hereof.

ASSIGNOR:

[ ]

Name:
By:
Title:

SIGNATURE PAGE TO

EXCLUDED ASSETS ASSIGNMENT

ASSIGNEE:

[ ]

Name:
By:
Title:

SIGNATURE PAGE TO

EXCLUDED ASSETS ASSIGNMENT

EXHIBIT A

EXCLUDED ASSETS

EXHIBIT A TO

EXCLUDED ASSETS ASSIGNMENT

EXHIBIT F

FORM OF LICENSE TO SUBJECT MARKS

This License to Subject Marks (the “Agreement”) is made and entered into as of [•], 2019 (“Effective Date”) by and among PEP I Holdings, LLC, a Delaware limited liability company (“Phillips I Seller”), PEP II Holdings, LLC, a Delaware limited liability company (“Phillips II Seller”) and PEP III Holdings, LLC, a Delaware limited liability company (“Phillips III Seller” and together with Phillips I Seller and Phillips II Seller collectively, “Licensor”) and Phillips Energy Partners, LLC, a Delaware limited liability company (“Phillips I”), Phillips Energy Partners II, LLC, a Delaware limited liability company (“Phillips II”) and Phillips Energy Partners III, LLC, a Delaware limited liability company (“Phillips III” and together with Phillips I and Phillips II collectively, “Licensee”).

RECITALS

WHEREAS, Licensor may have certain rights to those subject marks listed on Exhibit A (the “Subject Marks”);

WHEREAS, pursuant to that certain Securities Purchase Agreement by and among Licensor, Kimbell Royalty Operating, LLC and Kimbell Royalty Partners, LP, dated February 6, 2019 (the “SPA”; capitalized terms used but not otherwise defined herein shall have the meanings given such terms in the SPA), Licensor and Licensee have agreed to enter into this Agreement, subject to the terms and conditions set forth herein; and

WHEREAS, Licensor wishes to grant to Licensee a license to use the Subject Marks in connection with Licensee’s business of owning, acquiring, and selling interests in Hydrocarbons and mineral interests (the “Business”) on the terms and conditions described in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and obligations contained herein and certain other good and valuable consideration, the sufficiency of which is acknowledged by the parties, the parties agree as follows:

1.                                      Grant and Scope of License.

1.1       Grant of License. Subject to the terms and conditions of this Agreement, Licensor grants to Licensee and Licensee accepts a non-exclusive, fully paid up, royalty free, non-transferable, non-sublicenseable, worldwide license to Licensor’s rights in and to the Subject Marks, solely in connection with the Business (“Licensed Use”).

1.2       Limited Purpose. Licensee shall not use the Subject Marks in connection with any activities other than the Licensed Use without prior written approval of Licensor.

2.                                      Form of Use.  Licensee shall use the Subject Marks only in the forms set forth on Exhibit A hereto or in forms otherwise approved in writing by Licensor.  Licensee shall include where appropriate the designations ® or ™ and a statement that the Subject Marks are used under license from Licensor.  Licensee shall comply with all applicable laws and regulations pertaining to the proper use of the Subject Marks in each country in which Licensee uses the Subject Marks.

3.              Quality Control and Use of Subject Marks

3.1       Compliance with Law.  Licensee shall comply with all applicable laws and regulations and obtain all appropriate government approvals pertaining to its use of the Subject Marks.

3.2       No Mutilation of Subject Marks.  Unless Licensee obtains Licensor’s prior written approval, Licensee shall not use any of the Subject Marks in a form different from those depicted in Exhibit A, nor shall it combine any of the Subject Marks with any other trademark, word, symbol, letter, design or mark.

3.3       No Disparagement of Licensor or Subject Marks.  Licensee shall not use any of the Subject Marks in connection with any activity that disparages Licensor or its products or services, or that damages the reputation for quality inherent in the Subject Marks.

4.              Ownership

4.1       Ownership of Subject Marks.  Licensee acknowledges that it has no interest in the Subject Marks other than the license granted under this Agreement and that, as between Licensor and Licensee, Licensor will remain the sole and exclusive owner of all right, title and interest in the Subject Marks.  Licensee agrees that Licensee’s use of the Subject Marks and any good will in the marks resulting from Licensee’s use will inure solely to the benefit of Licensor and will not create any right, title or interest for Licensee in the Subject Marks.  If Licensee uses, registers or applies to register any mark in violation of its obligations under this Agreement, Licensee agrees, at Licensor’s request, immediately to cease the use of that mark and to assign to Licensor all its rights in that mark, including any application or registration for that mark.

4.2                               No Contest.  Licensee shall not contest, oppose or challenge Licensor’s ownership of the Subject Marks.  Licensee agrees that it will do nothing to impair Licensor’s ownership or rights in the Subject Marks.  In particular, Licensee shall not register or attempt to register the Subject Marks in any jurisdiction and will not oppose Licensor’s registration or use of the Subject Marks, alone or with other words or designs, in any jurisdiction.

5.              Term and Termination.

5.1       Term.  The term of this Agreement will begin on the Effective Date and continue until terminated in accordance with the provisions of this Agreement.

5.2       Termination by Licensor.  In the event Licensee breaches any of its obligations under this Agreement, Licensor may terminate this Agreement and the license granted in it by giving notice in writing to Licensee of the breach.  In the event Licensee does not correct or eliminate the breach within 30 days from the date of receipt of such notice, this Agreement, including the license to use the Subject Marks, shall terminate at the end of the 30 day period.

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5.3       Automatic Termination.

(a)         In the event that Licensee dissolves or liquidates or ceases to engage in its business, files a petition in bankruptcy, is adjudicated a bankrupt or files a petition or otherwise seeks relief under or pursuant to any bankruptcy, insolvency or reorganization statute or proceeding, or if a petition in bankruptcy is filed against it and is not discharged within 60 days thereafter or if Licensee makes an assignment for the benefit of its creditors or if a custodian, receiver or trustee is appointed for it or for a substantial portion of its business or assets and such appointment is not discharged within 60 days thereafter, then this Agreement will terminate automatically.

(b)         In the event Licensee ceases use the Subject Marks with an intent not to resume, the licenses granted under this Agreement will terminate automatically.

5.4       Effect of Termination.  In the event of any termination of this Agreement, Licensee shall discontinue immediately all use of the Subject Marks.  In the event of such termination, Licensee shall cease use of any corporate name incorporating any of the Subject Marks and will transfer to Licensor the right to use any Internet domain names that incorporate any of the Subject Marks.

5.5       Survival.  The provisions of Sections 3, 4, 5, and 6 shall survive termination of this Agreement.

6.                                      Miscellaneous

6.1       Nonassignment/Binding Agreement.  Neither this Agreement nor any rights under this Agreement may be assigned or otherwise transferred by Licensee, in whole or in part, whether voluntarily or by operation of law, including by way of sale of assets, merger or consolidation or change of control without the prior written consent of Licensor, which consent may be withheld in the sole discretion of Licensor.  Licensor expressly reserves its unilateral right to assign or transfer its interest in this Agreement.  Subject to the foregoing, this Agreement will be binding upon and will inure to the benefit of the parties and their respective successors and assigns. Any assignment in violation of the foregoing will be null and void.

6.2       Independent Contractors.  The relationship of the parties under this Agreement is that of independent contractors.  Neither party will be deemed to be an employee, agent, partner or legal representative of the other for any purpose and neither will have any right, power or authority to create any obligation or responsibility on behalf of the other.

6.3                               Disclaimer. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, NO WARRANTY IS BEING MADE BY LICENSOR IN THIS AGREEMENT, WHETHER EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT TO LICENSOR’S RIGHTS, TITLE TO, OR OWNERSHIP OF THE SUBJECT MARKS.  IN ADDITION, EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS PARAGRAPH OR IN THE SPA OR ANY OTHER TRANSACTION DOCUMENT, LICENSOR MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER AND DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO LICENSEE WITH RESPECT TO THE SUBJECT MARKS. LICENSEE

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ACKNOWLEDGES THAT ITS ACCEPTANCE OF THIS AGREEMENT EVIDENCES THAT IT HAS MADE, OR HAS HAD THE OPPORTUNITY TO MAKE, ITS OWN INDEPENDENT INVESTIGATION, ANALYSIS AND EVALUATION OF (I) THE SUBJECT MARKS AND (II) RIGHTS IN AND TITLE TO THE SUBJECT MARKS, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY LICENSEE THAT, WITHOUT LIMITING LICENSEE’S RIGHTS OR REMEDIES PURSUANT TO THIS AGREEMENT, THE SPA, OR ANY OTHER TRANSACTION DOCUMENT, GRANTEE SHALL BE DEEMED TO BE OBTAINING THE RIGHTS TO USE THE SUBJECT MARKS, “AS IS” WITH ALL FAULTS OR DEFECTS.  LICENSOR AND LICENSEE AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS CONTAINED IN THIS PARAGRAPH ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSE OF ANY APPLICABLE LAW.

6.4                               Notices.  Any notice, request, instruction, correspondence or other document to be given hereunder by any Party to another (herein collectively called “Notice”) shall be in writing and delivered in person or by courier service requiring acknowledgement of receipt, mailed by certified mail, postage prepaid and return receipt requested or sent by email, in each case as follows:

To Licensee:

Phillips Energy Partners, LLC,
Phillips Energy Partners II, LLC,
Phillips Energy Partners III, LLC,
777 Taylor Street, Suite 810
Fort Worth, Texas 76102
Attn: Robert D. Ravnaas
Email: Robert@kimbellrp.com

with a copy (that shall not constitute Notice) to:	Baker Botts L.L.P. 910 Louisiana St. Houston, Texas 77002 Attn: Jason A. Rocha Erin Hopkins Email: jason.rocha@bakerbotts.com erin.hopkins@bakerbotts.com

To Licensor:	PEP I Holdings, LLC, PEP II Holdings, LLC, PEP III Holdings, LLC, c/o Fortis Minerals, LLC 1111 Bagby Street Suite 2150 Houston, Texas 77002 Attn : Ashley Yates Email : ashleyy@fortisminerals.com

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with a copy (that shall not constitute Notice) to:	Vinson & Elkins LLP 1001 Fannin, Suite 2500 Houston, Texas 77002-6760 Attn: Bryan Edward Loocke Email: bloocke@velaw.com

6.5       Waiver.  Any waiver of the provisions of this Agreement or of a party’s rights or remedies under this Agreement must be in writing to be effective.  Failure, neglect, or delay by a party to enforce the provisions of this Agreement or its rights or remedies at any time, will not be construed as a waiver of such party’s rights under this Agreement and will not in any way affect the validity of the whole or any part of this Agreement or prejudice such party’s right to take subsequent action. No exercise or enforcement by either party of any right or remedy under this Agreement will preclude the enforcement by such party of any other right or remedy under this Agreement or that such party is entitled by law to enforce.

6.6       Severability.  If any term, condition, or provision in this Agreement is found to be invalid, unlawful or unenforceable to any extent, the parties shall endeavor in good faith to agree to such amendments that will preserve, as far as possible, the intentions expressed in this Agreement.  If the parties fail to agree on such an amendment, such invalid term, condition or provision will be severed from the remaining terms, conditions and provisions, which will continue to be valid and enforceable to the fullest extent permitted by law.

6.7       Integration.  This Assignment and the other Transaction Documents constitute the entire agreement between the Parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof.  This Agreement may not be amended, except by a writing signed by both parties.

6.8       Governing Law.  This Agreement will be interpreted and construed in accordance with the laws of the State of Texas and the United States of America, without regard to conflict of law principles.  All disputes arising out of this Agreement will be subject to the exclusive jurisdiction of the state and federal courts located in Harris County, Texas, and each party hereby consents to the personal jurisdiction thereof.

6.9       Interpretation.  For purposes of interpreting this Agreement, whenever the context requires, the singular number will include the plural, and vice versa; the masculine gender will include the feminine and neuter genders; the feminine gender will include the masculine and neuter genders; and the neuter gender will include the masculine and feminine genders.  Any rule of construction to the effect that ambiguities are to be resolved against the drafting party will not be applied in the construction or interpretation of this Agreement.  As used in this Agreement, the words “include” and “including” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.”  Any reference herein to “the parties” means the entities that are parties to this agreement; any reference to a “third party” means a person or an entity that is not a party to this Agreement.

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6.10                        Counterparts.  This Agreement may be executed in counterparts, each of which so executed will be deemed to be an original and such counterparts together will constitute one and the same agreement.

6.11                        Equitable Relief. Licensee acknowledges and agrees that (i) any breach of Licensee’s obligations under this Agreement with respect to limitations upon its use of the Subject Marks will result in irreparable harm to Licensor which cannot be reasonably or adequately compensated in damages and (ii) Licensor will be entitled to injunctive and/or equitable relief to prevent a breach and to secure enforcement thereof, in addition to any other relief or award to which Licensor may be entitled.

[Signature Page Follows.]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

LICENSOR:

PEP I HOLDINGS, LLC

Name:
By:
Title:

PEP II HOLDINGS, LLC

Name:
By:
Title:

PEP III HOLDINGS, LLC

Name:
By:
Title:

LICENSE TO SUBJECT MARKS

LICENSEE:

PHILLIPS ENERGY PARTNERS, LLC

Name:
By:
Title:

PHILLIPS ENERGY PARTNERS II, LLC

Name:
By:
Title:

PHILLIPS ENERGY PARTNERS III, LLC

Name:
By:
Title:

LICENSE TO SUBJECT MARKS

EXHIBIT A

Subject Marks

The right to use the names “Phillips”, “Phillips Energy”, “Phillips Energy Partners” and/or any other similar name related thereto.

Exhibit G

TRANSITION SERVICES AGREEMENT

by and among

FORTIS ADMINISTRATIVE SERVICES, LLC,

KIMBELL ROYALTY PARTNERS, LP

AND

KIMBELL ROYALTY OPERATING, LLC

[•], 2019

TRANSITION SERVICES AGREEMENT

This Transition Services Agreement (this “Agreement”), dated as of [•], 2019 but made effective as of [April 1], 2019 (the “Effective Date”), is by and among Fortis Administrative Services, LLC, a Delaware limited liability company (the “Service Provider”), Kimbell Royalty Partners, LP, a Delaware limited partnership (“KRP”), and Kimbell Royalty Operating, LLC, a Delaware limited liability company (“Opco” and, together with KRP, “Purchasers”). The above-named entities are sometimes referred to in this Agreement each as a “Party” and collectively as the “Parties”.

WHEREAS, in order to ensure an orderly transition of the businesses of the Subject Companies (as defined below) to Purchasers and as a condition to consummating the transactions contemplated by the Purchase Agreement (as defined below), Purchasers and Service Provider have agreed to enter into this Agreement, pursuant to which Service Provider shall provide, or cause its Affiliates (as defined below) to provide, Purchasers and the Subject Companies with certain administrative and accounting services, in each case on a transitional basis and subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above and the respective covenants, agreements and conditions contained in this Agreement, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I
DEFINITIONS

Capitalized terms used but not otherwise defined in this Agreement shall have the respective meanings assigned to such terms in the Purchase Agreement. The following terms, when used in this Agreement, shall have the following meanings assigned to them:

“Accounting Referee” is defined in Section 3.5.

“Affiliate” means with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such specified Person through one or more intermediaries or otherwise. For the purposes of this definition, “control” means, where used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Agreement” is defined in the Preamble.

“Confidential Information” means information regarded by the disclosing Party as proprietary or confidential, including, information relating to its business affairs, financial information and prospects; future projects or purchases; proprietary products, materials or methodologies; data; customer lists; system or network configurations; passwords and access rights; and any other information marked as confidential or, in the case of information verbally disclosed, verbally designated as confidential; provided, that “Confidential Information” shall not include information that (i) becomes generally known to and available for use by the public other than as a result of a receiving Party’s (or any of its Affiliates’ or any of their respective officers’, directors’ or employees’) acts or omissions, (ii) is already demonstrably known to such receiving Party and is not subject to a legal, contractual or fiduciary obligation of confidentiality, including the obligation set forth in Section 8.11 of the Purchase Agreement, (iii) is acquired independently on a non-confidential basis from a third party other than the disclosing Party (or any of its Affiliates’ or any of their respective officers’, directors’ or employees’), (iv) has been independently developed by such receiving Party (or any of its Affiliates’ or any of their respective officers’, directors’ or employees’) without violation of this Agreement or the use of Confidential Information or (v) is required to be disclosed pursuant to applicable Law or a court order or decree (in which case, to the extent permitted by Law, a receiving Party shall use commercially reasonable efforts to give prior written notice to the disclosing Party of such disclosure such that the disclosing Party may seek an appropriate protective order and/or waive in writing compliance with the confidentiality provisions of this Agreement).

“Effective Date” is defined in the Preamble.

“End Date” is defined in Section 5.1.

“Fees” is defined in Section 3.3.

“Force Majeure Events” is defined in Section 7.11.

“Governmental Authority” means any (a) multinational, federal, national, provincial, territorial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, administrative agency, board, bureau or agency, domestic or foreign, (b) subdivision, agent, commission, board or authority of any of the foregoing or (c) quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under, or for the account of, any of the foregoing, in each case, that has jurisdiction or authority with respect to the applicable Party.

“Invoice” is defined in Section 3.3.

“KRP” is defined in the Preamble.

“Law” means all statutes, regulations, statutory rules, orders, judgments, decrees and terms and conditions of any grant of approval, permission, authority, permit or license of any court, Governmental Authority, statutory body or self-regulatory authority (including a national stock exchange).

“Losses” means all costs, expenses (including reasonable attorneys’, experts’ and consultants’ fees and expenses, court costs and other costs of suit and reasonable costs of investigation, sampling and defense), demands, damages, suits, judgments, orders, fines, penalties, liabilities, causes of action, claims and other losses, including in connection with seeking indemnification, whether joint or several.

“Notice” is defined in Section 7.3.

“Opco” is defined in the Preamble.

“Party” and “Parties” are defined in the Preamble.

“Person” means any individual, firm, partnership, joint venture, limited liability company, association, trust, estate, group, body corporate, corporation, unincorporated association or organization, Governmental Authority, syndicate or other entity.

“Purchase Agreement” means that certain Securities Purchase Agreement by and among PEP I Holdings, LLC, a Delaware limited liability company, PEP II Holdings, LLC, a Delaware limited liability company, PEP III Holdings, LLC, a Delaware limited liability company, KRP and Opco, dated as of February 6, 2019.

“Purchasers” is defined in the Preamble.

“Service Coordinator” is defined in Section 2.4.

“Service Provider” is defined in the Preamble.

“Service Provider Indemnified Parties” is defined in Section 4.1(a).

“Serviced Properties” means those properties owned by the Subject Companies as of the Effective Date.

“Services” is defined in Section 2.1.

“Services Fee” and “Services Fees” are defined in Section 3.1.

“Services Term” is defined in Section 2.7.

“Standard of Care” is defined in Section 2.3(a).

“Subject Companies” means Phillips Energy Partners, LLC, a Delaware limited liability company, Phillips Energy Partners II, LLC, a Delaware limited liability company, and Phillips Energy Partners III, LLC, a Delaware limited liability company.

“Tax” is defined in Section 3.7.

“Third Party” means any Person or Persons, other than any Party and its Affiliates.

“Third Party Expenses” is defined in Section 3.2.

ARTICLE II
SERVICES

2.1.                            Services. Subject to the terms and conditions of this Agreement, in exchange for the Services Fees, Purchasers hereby engage Service Provider, acting directly or through its Affiliates and their respective employees, agents, consultants, contractors or Third Parties, to provide or cause to be provided, solely with respect to the Serviced Properties, the services set forth on Schedule A (the “Services”) in accordance with the terms of this Agreement, and Service Provider hereby accepts such engagement and agrees to perform or cause to be performed the Services consistent with the terms and conditions of this Agreement. For avoidance of doubt, nothing herein shall require Service Provider to perform any services or operations of any kind other than as set forth herein.

2.2.                            Scope of Services.

(a)                                 Except as expressly provided in Schedule A, (i) Service Provider shall have no authority with respect to the Serviced Properties and (ii) Service Provider shall be required to provide the Services only with respect to the Serviced Properties. Except as expressly provided in Schedule A and subject to Section 2.3, in providing, or causing to be provided, the Services, in no event shall Service Provider be obligated to do any of the following: (i) maintain the employment of any specific employee or hire additional employees; (ii) purchase, lease or license any additional equipment (including computer equipment, furniture, furnishings, fixtures, machinery, vehicles, tools and other tangible personal property) or software; (iii) make modifications to its existing systems or software; or (iv) pay any costs related to the transfer or conversion of data of Purchasers; provided, however, that unless Service Provider can reasonably continue to maintain the Standard of Care, if any employees that are engaged in the provision of Services cease working for Service Provider or are reassigned to other work by Service Provider, Service Provider shall take commercially reasonable efforts to replace such employees or otherwise to have the duties performed by such employees in connection with the Services continue to be provided, and that Service Provider shall use commercially reasonable efforts to make or cause to be made such repairs or modifications as are reasonably necessary to keep the equipment, systems or software owned by or otherwise in the control of the Service Provider and used in providing the Services in working order. Service Provider shall not be required to perform Services hereunder, and shall be excused from any non-performance of such Services, that conflict with any applicable Law, contract, permit, lease, order, security instrument or policy of Service Provider or to which Service Provider is subject relating to business conduct and ethical practices.

(b)                                 Purchasers acknowledge and agree, on their behalf and on behalf of the Subject Companies, that Service Provider and those providing such Services on its behalf have, and will have, responsibilities with respect to the other businesses of Service Provider and its Affiliates and may not be dedicated full time to providing the Services.

(c)                                  At all times during the performance of the Services, all Persons performing such Services (including agents, temporary employees, Third Parties and consultants) shall be construed as being independent from Purchasers, and such Persons shall not be considered or deemed to be employees of Purchasers or any of their Affiliates nor entitled to any employee benefits of Purchasers or any of their Affiliates as a result of this Agreement.

2.3.                            Standard of Care.

(a)                                 Service Provider shall use its reasonable best efforts to ensure that the Services to be provided hereunder (including any Services provided by a Third Party) shall be performed with the degree of care, diligence and skill that a reasonably prudent Person involved in the acquisition, development and management of mineral and royalty interests in oil and natural gas properties comparable to those of the Serviced Properties would exercise (the “Standard of Care”).

(b)                                 Notwithstanding anything to the contrary set forth in this Agreement, Service Provider does not represent or warrant the outcome or result with respect to the Services, except as expressly set forth herein.

(c)                                  PURCHASERS ACKNOWLEDGE THAT SERVICE PROVIDER IS NOT IN THE BUSINESS OF PROVIDING THE SERVICES AND THAT SERVICE PROVIDER IS PROVIDING THE SERVICES AS AN ACCOMMODATION TO PURCHASERS FOLLOWING THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED IN THE PURCHASE AGREEMENT. THE SERVICES TO BE PROVIDED UNDER THIS AGREEMENT ARE FURNISHED WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE.

2.4.                            Service Coordinator. Purchasers and Service Provider shall nominate in writing a representative to act as the primary contact with respect to the provision of the Services and the resolution of disputes under this Agreement (each such person, a “Service Coordinator”). The initial Service Coordinators shall be Blayne Rhynsburger for Purchasers and Ashley Yates for Service Provider (or their designated delegates). Unless Service Provider and Purchasers otherwise agree in writing, Service Provider and Purchasers agree that all notices and communications relating to this Agreement other than those day-to-day communications and billings relating to the actual provision of the Services shall be delivered to the Service Coordinators in accordance with Section 7.3 hereof. The Service Coordinators shall use their commercially reasonable efforts to meet as expeditiously as possible to resolve any dispute hereunder.

2.5.                            Cooperation. The Parties shall cooperate with one another and provide such further assistance as any other Party may reasonably request in connection with the provision of Services hereunder. During the term of this Agreement and for so long as any Services are being provided with respect to the Serviced Properties by Service Provider, Service Provider and Purchasers shall provide the other Parties and their authorized representatives reasonable access, during regular business hours upon reasonable notice, to such Party and such Party’s employees, representatives, facilities and books and records to the extent reasonably necessary in order to perform the Services. Purchasers hereby acknowledge that the cooperation of Purchasers and the Subject Companies is essential to Service Provider’s provision of the Services hereunder and agrees that, to the extent that Service Provider’s failure to perform the Services in accordance with the terms of this Agreement, including the Standard of Care, is caused by the failure of Purchasers and the Subject Companies to cooperate in provision of the Services, such failure shall be deemed waived by Purchasers.

2.6.                            Remittance of Amounts Collected. To the extent Service Provider shall have charge or possession of any of Purchasers’ assets in connection with the provision of the Services pursuant to this Agreement, Service Provider shall (a) hold such assets in the name and for the benefit of Purchasers (or their designated Affiliates) and (b) separately maintain, and not commingle, such assets with any assets of Service Provider, Sellers or any other Person. Within five (5) Business Days of the Effective Date, Service Provider shall use its reasonable best efforts to transfer access and title to all lockbox accounts and other bank or deposit accounts used in connection with the

Serviced Properties to Purchasers, such that Purchasers have exclusive control over and access to all such accounts; provided, that, to the extent that IberiaBank does not permit the transfer of access or title of such accounts, Service Provider shall use its reasonable best efforts to work with IberiaBank to attempt to find a solution. For the avoidance of doubt, the accounts described in the preceding sentence shall include, but shall not be limited to, the accounts described on Schedule B to this Agreement.

2.7.                            Termination of Services. The obligations of Service Provider under this Agreement to provide the Services shall commence on the Effective Date and shall terminate on the End Date (the period beginning on the Effective Date and ending on the End Date, the “Services Term”).

ARTICLE III
FEES AND EXPENSES

3.1.                            Services Fees. During the Services Term, Purchasers shall pay to Service Provider a monthly fee with respect to the Services equal to the amount set forth on Schedule A (each such monthly fee, a “Services Fee” and, collectively, the “Services Fees”). Purchasers shall remit payment to Service Provider for the applicable Services Fees for such month within five (5) days of the beginning of each month; provided, however, that if the Effective Date is other than the first day of a calendar month, then the applicable Services Fees for such month shall be remitted to Service Provider within five (5) days of the Effective Date. If the Effective Date is other than the first day of a calendar month, or if the term of this Agreement ends on any day other than the last day of a calendar month, the amount of the Services Fees that Purchasers shall owe for any such month shall be prorated on a daily basis.

3.2.                            Third Party Expenses. Purchasers shall reimburse Service Provider for documented out-of-pocket costs and expenses reasonably incurred by Service Provider and paid to any Third Party solely as a result of providing the Services hereunder (and not otherwise reimbursed to Service Provider, including under the Services Fees) (the “Third Party Expenses”); provided, however, that Service Provider shall not incur Third Party Expenses in excess of $25,000 during any month without the prior written consent of Purchasers, and Purchasers shall have no obligation to reimburse Service Provider for any such Third Party Expenses for which Purchasers did not provide their prior written consent.

3.3.                            Invoicing for Third Party Fees. As soon as reasonably practicable after the end of each month, Service Provider shall provide Purchasers with an invoice (each, an “Invoice”) for the preceding month reflecting (a) the Third Party Expenses incurred during such month and (b) the amount due for Taxes pursuant to Section 3.7 (collectively, the “Fees”). Purchasers shall remit to Service Provider the Fees billed to it within fifteen (15) days of receipt of the applicable Invoice. By way of example, the first such Fees shall be due and payable on or before the fifteenth (15th) day after the first Invoice is received by Purchasers and (ii) the last Invoice shall be due and payable on or before the fifteenth (15th) day after the last Invoice is received by Purchasers. Each Invoice shall be directed to Purchasers’ Service Coordinator or such other person designated in writing from time to time by such Service Coordinator. The Invoice shall set forth the Fees due in reasonable detail for the period covered by such Invoice. Upon written request, Service Provider shall promptly provide to Purchasers reasonable support documentation to permit Purchasers to verify the accuracy of an Invoice.

3.4.                            Objection. Except to the extent such expense or cost was previously approved by Purchasers in writing (including via email), Purchasers may object to any expense or cost included on an Invoice, including on the ground that the same was not a reasonable or appropriate cost incurred by Service Provider in connection with the Services; provided that such objection is made in writing to Service Provider within fifteen (15) days following the date of Purchasers’ receipt of the disputed Invoice.

3.5.                            Dispute Resolution. In the event of an invoicing or payment dispute not otherwise resolved between the Service Coordinators, Purchasers shall promptly notify Service Provider in writing of such disputed item and the reasons for the dispute. The Parties shall, during the fifteen (15) days after such notice, use their commercially reasonable efforts to reach agreement on the disputed items or amounts. If the Parties are unable to reach agreement within such period, they shall promptly thereafter cause a nationally recognized accounting firm agreeable to the Parties (the “Accounting Referee”) to review this Agreement and the disputed items or amounts. The Accounting Referee shall deliver to the Parties as promptly as practicable (but in any event no later than thirty (30) days from the date of engagement of the Accounting Referee), a report setting forth the Accounting Referee’s determination of the appropriate resolution of the disputed items or amounts. Such determination shall be final and binding upon the Parties absent manifest error. The cost of such review and report shall be borne equally by each Party involved in the dispute.

3.6.                            Error Correction. Each Party shall make adjustments to charges as required to reflect the discovery of undisputed errors or omissions in charges; provided, however, that any errors or omissions the correction of which would result in additional or increased charges or fees for Services must be corrected within three (3) months after the date of payment of the applicable Services Fee or the related Invoice, as applicable.

3.7.                            Taxes. All transfer taxes, excises, fees or other charges (including value added, sales, use or receipts taxes, but not including a tax on or measured by the income, net or gross revenues, business activity or capital of Service Provider), or any increase therein, now or hereafter imposed directly or indirectly by Law, which Service Provider is required to pay or incur in connection with the provision of Services hereunder (“Tax”), shall be passed on to Purchasers as an explicit surcharge and shall be paid by Purchasers in addition to any payment to cover expenses and costs related to the Services provided. If Purchasers submit to Service Provider a timely and valid resale or other exemption certificate reasonably acceptable to Service Provider and sufficient to support the exemption from any applicable Tax, then such Tax shall not be added to the Fees pursuant to Section 3.3, provided, however, that if Service Provider is ever required to pay such Tax, Purchasers shall promptly reimburse Service Provider for such Tax, including any interest, penalties and attorney’s fees related thereto. The Parties shall cooperate to minimize the imposition of any Taxes.

ARTICLE IV
INDEMNIFICATION

4.1.                            Indemnification.

(a)                                 PURCHASERS SHALL ASSUME ALL LIABILITY FOR AND SHALL RELEASE, INDEMNIFY, DEFEND AND HOLD HARMLESS SERVICE PROVIDER, ITS AFFILIATES AND THEIR RESPECTIVE EMPLOYEES, MANAGERS, MEMBERS, PARTNERS, OFFICERS AND DIRECTORS (THE “SERVICE PROVIDER INDEMNIFIED PARTIES”) FROM AND AGAINST ANY AND ALL LOSSES, RELATED TO, ARISING OUT OF, OR IN CONNECTION WITH (i) ANY MATERIAL BREACH BY PURCHASERS OF THIS AGREEMENT OR (ii) THE PERSONAL INJURY, DEATH, DAMAGE TO PROPERTY OR LIABILITY OF PURCHASERS OR THEIR AFFILIATES (INCLUDING THE SUBJECT COMPANIES), ANY THIRD PARTY OR ANY OF THEIR RESPECTIVE EMPLOYEES, OFFICERS, DIRECTORS AND AGENTS AND ARISING FROM, CONNECTED WITH OR UNDER THIS AGREEMENT. FOR THE AVOIDANCE OF DOUBT, PURCHASERS’ ONLY REMEDY FOR BREACH OF THIS AGREEMENT OR GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR ANY OTHER FAULT OF SERVICE PROVIDER PURSUANT TO THIS AGREEMENT SHALL BE TERMINATION OF THIS AGREEMENT PURSUANT TO SECTION 5.2.

(b)                                 Purchasers will have the right to control the defense of any claim for which a Service Provider Indemnified Party has a right to indemnification hereunder and shall reimburse each Service Provider Indemnified Party for all reasonable costs and expenses (including reasonable attorneys’ fees and expenses of one counsel for all such Service Provider Indemnified Parties (and any required local counsel, each to be selected by Service Provider) and any other litigation-related expenses) as they are incurred in connection with investigating, preparing, pursuing, defending or assisting in the defense of any action, claim, suit, investigation or proceeding for which such Service Provider Indemnified Party would be entitled to indemnification under the terms of the previous sentence, whether or not such Service Provider Indemnified Party is a party thereto; provided that the payment of such costs and expenses shall be made only upon delivery to Purchasers of a written affirmation by such Service Provider Indemnified Party of such Person’s good faith belief that such Person has met the requirements necessary for indemnification under Section 4.1(a) and a written undertaking, by or on behalf of such Person, to repay all amounts so advanced if it shall ultimately be determined that such Service Provider Indemnified Party is not entitled to be indemnified under Section 4.1(a). Purchasers agree that they will not, without the prior written consent of the applicable Service Provider Indemnified Party (such consent not to be unreasonably withheld, conditioned or delayed), settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding subject to indemnification pursuant to Section 4.1(a) (and to which such Service Provider Indemnified Party is a party) unless such settlement, compromise or consent includes an unconditional release of such Service Provider Indemnified Party from all liability arising out of such claim, action or proceeding, and does not contain an admission of guilt or liability on the part of such Service Provider Indemnified Party.

(c)                                  The rights of indemnification hereunder will be in addition to any other rights and remedies any Person may have under any other agreement or instrument to which such Person is or becomes a party or is, or otherwise becomes, a beneficiary, or under any applicable Law.

(d)                                 THE FOREGOING INDEMNITIES ARE INTENDED TO BE ENFORCEABLE AGAINST PURCHASERS IN ACCORDANCE WITH THE EXPRESS TERMS AND SCOPE THEREOF NOTWITHSTANDING ANY EXPRESS NEGLIGENCE RULE OR ANY SIMILAR DIRECTIVE THAT WOULD PROHIBIT OR OTHERWISE LIMIT INDEMNITIES BECAUSE OF THE SOLE, CONCURRENT, ACTIVE OR PASSIVE NEGLIGENCE, STRICT LIABILITY OR FAULT OF ANY OF THE SERVICE PROVIDER INDEMNIFIED PARTIES.

ARTICLE V
TERM AND TERMINATION

5.1.                            Term. The initial term of this Agreement will be for a period of two (2) months, commencing on the Effective Date and ending on [June 1], 2019 (the “Initial Term”). This Agreement may be extended at the option of Purchasers, in their sole discretion, for a period of one (1) month upon Notice delivered by Purchasers to Service Provider at least ten (10) Business Days prior to the end of the Initial Term (as extended, the “Extended Term”). The last day of (a) the Initial Term or (b) the Extended Term (if the Purchasers have extended this Agreement pursuant to this Section 5.1) is referred to herein as the “End Date.”

5.2.                            Termination. This Agreement shall terminate on the End Date unless terminated by one or more of the Parties pursuant to any of the following:

(a)                                 termination by mutual written agreement of the Parties;

(b)                                 termination by Service Provider after twenty (20) Business Days following Notice by Service Provider that Purchasers are in breach of the reimbursement or payment obligations set forth in this Agreement;

(c)                                  termination by Service Provider if Purchasers are in material breach of the terms of this Agreement (other than as set forth in clause (b) above) to the extent such breach (i) does not involve a good faith dispute between the Parties and (ii) has not been cured by Purchasers within thirty (30) Business Days after Notice thereof by Service Provider;

(d)                                 termination by Purchasers upon the occurrence of any gross negligence or willful misconduct of Service Provider in performing the Services or its obligations under Section 2.6, resulting in material harm to Purchasers, following five (5) Business Days’ Notice from Purchasers to Service Provider;

(e)                                  termination by Purchasers if Service Provider is in material breach of the terms of this Agreement and such violation or breach is not capable of being cured or, if capable of being cured, shall not have been cured within fifteen (15) Business Days after Notice thereof or such longer period as is reasonably required to cure such breach, provided that Service Provider commences to cure such breach within such fifteen (15) Business Day period and uses its commercially reasonable efforts to cure such breach; or

(f)                                   termination by any Party if one of the other Parties: (i) makes a general assignment for the benefit of creditors; (ii) files a voluntary bankruptcy petition; (iii) becomes the subject of an order for relief or is declared insolvent in any federal or state bankruptcy or insolvency proceeding; (iv) files a petition or answer in a court of competent jurisdiction seeking a reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any Law; (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed in a proceeding of the type described in subclauses (i) through (iv) of this clause (f); (vi) seeks, consents or acquiesces to the appointment of a trustee, receiver or liquidator of all or any substantial part of its assets or properties; or (vii) is liquidated and dissolved.

5.3.                            Effect of Termination. Upon any termination of this Agreement under this Article V, all rights and obligations under this Agreement shall cease except for all rights and obligations under Article IV, Article VII or that are expressly stated to survive or extend beyond a termination of this Agreement. Service Provider shall, within ninety (90) days after discontinuation or termination, to the extent reasonably practicable, deliver to Purchasers all books and records in its possession arising under or relating to the Services, including copies of all books, records, contracts, receipts for deposits and all other papers or documents in its possession that pertain solely to the provision of such Services and the business of Purchasers.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES

6.1.                            Representations and Warranties of Service Provider. Service Provider represents and warrants that as of the Effective Date:

(a)                                 It is duly formed, validly existing and in good standing under the Laws of the state of its formation;

(b)                                 This Agreement constitutes a legal, valid and binding obligation enforceable against it in accordance with its terms, except as enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the rights of creditors generally and (ii) general principles of equity; and

(c)                                  The execution, delivery and performance of this Agreement have been duly authorized by all requisite action and do not and will not conflict with or result in the violation of: (i) any provisions of its organizational documents, (ii) any Law to which it is subject or (iii) any material agreement or instrument to which it is a party or by which it, its property or its assets are bound or affected.

6.2.                            Representations and Warranties of Purchasers. Each Purchaser represents and warrants that as of the Effective Date:

(a)                                 It is duly formed, validly existing and in good standing under the laws of the state of its formation;

(b)                                 This Agreement constitutes a legal, valid and binding obligation enforceable against it in accordance with its terms, except as enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the rights of creditors generally and (ii) general principles of equity; and

(c)                                  The execution, delivery and performance of this Agreement have been duly authorized by all requisite action and do not and will not conflict with or result in the violation of: (i) any provisions of its organizational documents, (ii) any Law to which it is subject or (iii) any material agreement or instrument to which it is a party or by which it, its property or its assets are bound or affected.

ARTICLE VII
OTHER PROVISIONS

7.1.                            Assignment and Binding Effect. No Party shall assign its rights or delegate its duties under this Agreement without the prior written consent of the other Parties. Subject to the foregoing, this Agreement shall be binding upon the Parties and their successors and assigns.

7.2.                            Amendments. This Agreement may be amended only in a writing signed by Purchasers and Service Provider.

7.3.                            Notices. All notices, offers, acceptances, consents, requests, demands, instructions and other communications hereunder (“Notice”) shall be in writing and shall be sufficient if delivered personally, by electronic mail, by commercial courier or if mailed by registered or certified mail, postage prepaid, return receipt requested, to the Parties at the addresses set forth below, or at such other addresses as a Party may designate to the other Parties in writing. All Notices shall be effective when actually received by the Party being notified, provided that, if by email, then notices shall be effective upon the earlier of (i) an affirmative reply by email by the intended recipient that such email was received (provided that, for the avoidance of doubt, an automated response from the email account or server of the intended recipient shall not constitute an affirmative reply) and (ii) two (2) Business Days after the time it was sent.

To the Purchasers:

Kimbell Royalty Partners, LP

777 Taylor Street, Suite 810

Fort Worth, TX 76102

Email: blayne@kimbellrp.com

Attention: Blayne Rhynsburger

with a copy to:

Baker Botts L.L.P.

910 Louisiana Street

Houston, TX 77002

Email: jason.rocha@bakerbotts.com and erin.hopkins@bakerbotts.com

Attention: Jason A. Rocha and Erin Hopkins

To the Service Provider:

Fortis Administrative Services, LLC

1111 Bagby St., Suite 2150

Houston, TX 77002

Email: ashleyy@fortisminerals.com

Attention: General Counsel

with a copy to:

Vinson & Elkins LLP

1001 Fannin, Suite 2500

Houston, TX 77002

Email: bloocke@velaw.com

Attention: Bryan Edward Loocke

7.4.                            Entire Agreement. This Agreement, together with the other agreements referenced herein, constitutes the entire agreement of the Parties with respect to the subject matter hereof.

7.5.                            Waivers. The waiver by a Party of a breach of any provision of this Agreement by any other Party shall not be construed as a waiver of any subsequent, or other, breach by any Party.

7.6.                            Invalidity. If any one or more of the provisions contained in this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the remaining provisions of this Agreement and this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein.

7.7.                            Applicable Law. THIS AGREEMENT HAS BEEN EXECUTED AND DELIVERED AND SHALL BE CONSTRUED, INTERPRETED AND GOVERNED PURSUANT TO AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO ANY CONFLICT OF LAWS PRINCIPLES WHICH, IF APPLIED, MIGHT PERMIT OR REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

7.8.                            Consent to Jurisdiction and Service of Process; Appointment of Agent for Service of Process; Limitation of Liability. EACH PARTY TO THIS AGREEMENT HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF TEXAS IN AND FOR TARRANT COUNTY OR THE UNITED STATES DISTRICT COURT OR THE TEXAS STATE DISTRICT COURT LOCATED IN FORT WORTH, TEXAS, AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER SUCH ACTIONS OR PROCEEDINGS ARE BASED IN STATUTE, TORT, CONTRACT OR OTHERWISE), SHALL BE LITIGATED IN SUCH COURTS. EACH PARTY HERETO (a) CONSENTS TO SUBMIT ITSELF TO THE PERSONAL JURISDICTION

OF SUCH COURTS FOR SUCH ACTIONS OR PROCEEDINGS, (b) AGREES THAT IT WILL NOT ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH COURTS AND (c) AGREES THAT IT WILL NOT BRING ANY SUCH ACTION OR PROCEEDING IN ANY COURT OTHER THAN SUCH COURTS. EACH PARTY HERETO ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE AND IRREVOCABLE JURISDICTION AND VENUE OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY NON-APPEALABLE JUDGMENT RENDERED THEREBY IN CONNECTION WITH SUCH ACTIONS OR PROCEEDINGS. A COPY OF ANY SERVICE OF PROCESS SERVED UPON THE PARTIES HERETO SHALL BE MAILED BY REGISTERED MAIL TO THE RESPECTIVE PARTY EXCEPT THAT, UNLESS OTHERWISE PROVIDED BY APPLICABLE LAW, ANY FAILURE TO MAIL SUCH COPY SHALL NOT AFFECT THE VALIDITY OF SERVICE OF PROCESS. IF ANY AGENT APPOINTED BY A PARTY HERETO REFUSES TO ACCEPT SERVICE, EACH PARTY HERETO AGREES THAT SERVICE UPON THE APPROPRIATE PARTY BY REGISTERED MAIL SHALL CONSTITUTE SUFFICIENT SERVICE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF A PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW. IN NO EVENT SHALL ANY PARTY OR ITS AFFILIATES BE LIABLE UNDER THIS AGREEMENT TO THE OTHER PARTY FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL OR PUNITIVE DAMAGES, INCLUDING ANY DAMAGES FOR BUSINESS INTERRUPTION, LOSS OF USE, DATA, REVENUE OR PROFIT, WHETHER ARISING OUT OF BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE AND WHETHER OR NOT THE OTHER PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED, HOWEVER, THAT A PARTY MAY RECOVER FROM ANY OTHER PARTY ALL COSTS, EXPENSES OR DAMAGES, INCLUDING LOST PROFITS, EXEMPLARY, PUNITIVE, INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, CONSEQUENTIAL, REMOTE OR SPECULATIVE DAMAGES PAID OR OWED TO ANY THIRD PERSON FOR WHICH SUCH PARTY HAS A RIGHT TO RECOVER FROM SUCH OTHER PARTY UNDER THE TERMS HEREOF.

7.9.                            Waiver of Jury Trial. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES TO THIS AGREEMENT HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT AND THE RELATIONSHIP THAT IS BEING ESTABLISHED. EACH PARTY HERETO ALSO WAIVES ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF ANY OF THE OTHER PARTIES HERETO. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH

PARTY HERETO HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH PARTY HERETO WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH PARTY HERETO KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TRANSACTION CONTEMPLATED HEREBY. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAYBE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

7.10.                     Relationship of Parties. In the performance of its services hereunder, Service Provider shall act as an independent contractor for Purchasers. The Parties do not intend to create, nor shall this Agreement be construed as creating, a partnership or association that might render the Parties liable as partners. Service Provider shall be responsible for the payment of federal income tax, social security tax, workers’ compensation insurance, unemployment tax and other similar payments, if any, relating to Service Provider’s and its Affiliates’ businesses and employees, and Purchasers shall not be responsible for any such amounts.

7.11.                     Force Majeure. To the extent any Party is prevented from or delayed in performing any of its obligations, other than any obligations to make payments, under this Agreement due to any act of God, fire, lightning, landslide, earthquake, flood or other adverse weather condition; strike, lockout or other industrial disturbance in respect of Service Provider’s employees; war, act of terrorism, military operation or national emergency; explosions, breakage or destruction of or accident or damage to, machinery, equipment or facilities and the repair, maintenance, improvement or replacement of equipment or facilities; and acts of any Governmental Authority or any similar material disruptive events outside the reasonable control of such Party (collectively, “Force Majeure Events”), if such affected Party gives notice and details of the Force Majeure Event to the other Parties promptly, then the affected Party will be excused from the performance with respect to any such obligations. The affected Party shall cure any such Force Majeure Event as soon as reasonably practicable and complete, as soon as reasonably practicable, performance of its obligations under this Agreement.

7.12.                     Construction of Agreement. In construing this Agreement:

(i)                                     no consideration shall be given to the captions of the articles, sections, subsections or clauses, which are inserted for convenience in locating the provisions of this Agreement and not as an aid in its construction;

(ii)                                  no consideration shall be given to the fact or presumption that one Party had a greater or lesser hand in drafting this Agreement;

(iii)                               examples shall not be construed to limit, expressly or by implication, the matter they illustrate;

(iv)                              the word “includes” and its derivatives means “includes, but is not limited to” and corresponding derivative expressions;

(v)                                 a defined term has its defined meaning throughout this Agreement and each exhibit to this Agreement, regardless of whether it appears before or after the place where it is defined;

(vi)                              the plural shall be deemed to include the singular, and vice versa;

(vii)                           each gender shall be deemed to include the other genders; and

(viii)                        each exhibit, schedule or annex to this Agreement is a part of this Agreement, but if there is any conflict or inconsistency between the main body of this Agreement and any exhibit, attachment or schedule, the provisions of the main body of this Agreement shall prevail.

7.13.                     Third Party Beneficiaries. Except for the rights to indemnification set forth in Section 4.1, this Agreement is solely for the benefit of the Parties and does not confer on any third parties any remedy, claim, reimbursement, claim of action or other right in addition to those existing without reference to this Agreement.

7.14.                     Counterparts. This Agreement may be executed in multiple counterparts and delivered by facsimile or portable document format, each of which, when executed, shall be deemed an original, and all of which shall constitute but one and the same instrument.

7.15.                     No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as Parties hereto and no Affiliates of any Party shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith.

7.16.                     Confidential Information.

(a)                                 Service Provider shall hold in strict confidence any Confidential Information it receives from Purchasers or on their behalf and may not disclose any Confidential Information to any Person, and Purchasers shall hold in strict confidence any Confidential Information they receive from Service Provider or on its behalf and may not disclose any Confidential Information to any Person, except in each case for disclosures (i) to comply with applicable Laws, (ii) to such Party’s Affiliates, officers, directors, employees, consultants, agents, advisers or representatives, but only if the recipients of such information have agreed to be bound by confidentiality provisions substantially similar to the provisions of this Section 7.16, (iii) by Service Provider (and its Affiliates and any of their respective officers, directors or employees), on a confidential basis, regarding the underlying investment with respect to the Subject Companies and the acquisition or disposition of the Subject Companies in connection with legitimate fundraising activities or fund performance reporting with current or prospective investors, lenders or partners or (d) to such Party’s existing and prospective lenders, existing and prospective investors, attorneys, accountants, consultants and other representatives with a need to know such information (including a need to know for such Party’s own purposes), provided, however, that such Party shall be responsible for such Person’s use and disclosure of any such information. Notwithstanding anything to the contrary, nothing shall prevent Service Provider (or any of its Affiliates or any of their respective officers, directors or employees) from using their knowledge or mental impressions of such information or their general knowledge of the industry or geographic area in the conduct of their respective businesses.

(b)                                 Upon termination of this Agreement for any reason, Service Provider shall, and shall cause its respective employees and representatives to, at Service Provider’s election in its sole discretion, (i) promptly return to Purchasers all Confidential Information, including all copies thereof, in its possession or control or (ii) destroy or purge its own system and files of any such Confidential Information (to the extent practicable); provided, however, that Service Provider may retain copies of such Confidential Information to the extent necessary to comply with its record retention policies with such retained copies remaining subject to the restrictions on Confidential Information contained herein for the duration of such retention.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by each of the Parties as of the date first above written.

PURCHASERS:

KIMBELL ROYALTY PARTNERS, LP

By: Kimbell Royalty GP, LLC
Its: General Partner

By:
Name:
Title:

KIMBELL ROYALTY OPERATING, LLC

By:
Name:
Title:

SERVICE PROVIDER:

FORTIS ADMINISTRATIVE SERVICES, LLC

By:
Name:
Title:

SCHEDULE A

Services & Services Fees

Services Fee: $150,000 per month.

Services:

1.              Provide a list of all wells, including the well name, purchaser well number, accounting well number, state, county, reservoir and accounting cost center.  Update this list monthly.

2.              Provide access to and control of Oildex accounts that contain the Serviced Properties.

3.              Provide digital list of division orders that contain interest types, ownership percentages and corresponding accounting well numbers from Service Provider’s accounting software.

4.              Provide list of login identification codes and passwords for the Serviced Properties’ payor websites.

5.              Provide a list of all current purchasers and owner numbers. Provide a monthly list of any new purchasers with owner numbers.  Indicate which purchasers are subject to summary booking as opposed line-by-line booking.

6.              Create (scanned PDFs) or provide digital copies of check stub detail for all checks received containing revenue attributable to the Serviced Properties.

7.              Provide Purchasers check stub line-by-line detail revenue that is identifiable by well and production date. This detail should include the following:

a.              Gross and net volumes,

b.              Gross and net value,

c.               Severance taxes,

d.              Other deductions, and

e.               Net revenue.

8.              Reconcile the net of all checks processed in the accounting sub-ledger to the total of corresponding month’s bank deposits.

9.              All revenue entry for a calendar month’s deposits shall be completed within 40 days after the end of a calendar month.

10.       Assistance and cooperation with transitioning check processing on a gradual basis to OGBS.

11.       Provide digital copies of division orders and all other land related documents, and support to familiarize Purchasers with the sources and organization of the underlying files.

EXHIBIT H

FORM OF

JOINDER TO EXCHANGE AGREEMENT

The undersigned is executing and delivering this joinder (this “Joinder”) to that certain Exchange Agreement, dated as of September 23, 2018 (as the same may be amended or supplemented from time to time hereafter, the “Exchange Agreement”), by and among Kimbell Royalty Partners, LP, a Delaware limited partnership (the “Partnership”), Kimbell Royalty GP, LLC, a Delaware limited liability company, Kimbell Royalty Operating, LLC, a Delaware limited liability company (the “Operating Company”), and the Kimbell Art Foundation, a Texas non-profit corporation, Haymaker Minerals & Royalties, LLC, a Delaware limited liability company, EIGF Aggregator III LLC, a Delaware limited liability company, TE Drilling Aggregator LLC, a Delaware limited liability company, and Haymaker Management, LLC, a Texas limited liability company.

By executing and delivering this Joinder to the Operating Company and the Partnership, the undersigned hereby agrees to become a party to the Exchange Agreement, and accepts, has the rights of and agrees to be bound by and subject to, and to comply with, the terms, conditions and provisions of the Exchange Agreement as a “Participating Holder” thereunder, as such term is defined therein, in the same manner as if the undersigned were an original signatory to the Exchange Agreement.

Accordingly, the undersigned has executed and delivered this Joinder to the Exchange Agreement effective as of [           ], 2019.

Accepted and Agreed:

By:
Name:

EXHIBIT I

FORM OF

ADOPTION AGREEMENT

This Adoption Agreement is executed by the undersigned pursuant to the First Amended and Restated Limited Liability Company Agreement of Kimbell Royalty Operating, LLC (the “Company”), dated as of September 23, 2018, as amended, restated or supplemented from time to time, a copy of which is attached hereto and is incorporated herein by reference (the “Agreement”). By the execution of this Adoption Agreement, the undersigned agrees as follows:

1.              Acknowledgment. The undersigned acknowledges that [    ] is acquiring [    ] Common Units of the Company as a Member, subject to the terms and conditions of the Agreement (including the Exhibits thereto), as amended from time to time. Capitalized terms used herein without definition are defined in the Agreement and are used herein with the same meanings set forth therein.

2.              Agreement. The undersigned hereby joins in, and agrees to be bound by, subject to and enjoy the benefit of the applicable rights set forth in, the Agreement (including the Exhibits thereto), as amended from time to time, with the same force and effect as if it were originally a party thereto.

3.              Notice. Any notice required or permitted by the Agreement shall be given to the undersigned at the address listed below.

EXECUTED AND DATED on this [   ] day of [    ], 2019.

[    ]

By:
Name:
Title:
Notice Address:
Facsimile: